Exhibit 4.11

Confidential	Execution version

Dated         17 March 2022

HAFNIA PTE. LTD.

as Borrower

guaranteed by

HAFNIA LIMITED

with

NORDEA BANK ABP, FILIAL I NORGE

as Bookrunner and Facility Co-ordinator

NORDEA BANK ABP, FILIAL I NORGE

as Agent

NORDEA BANK ABP, FILIAL I NORGE

as Security Agent

AMENDMENT AND RESTATEMENT AGREEMENT

RELATING TO AN ORIGINALLY $216,600,000 SENIOR SECURED TERM LOAN AND IN RESPECT OF THE INCLUSION OF A REVOLVING CREDIT FACILITY OF UP TO $70,000,000

Contents

Clause		Page

1	Interpretation	1

2	Amendment and restatement	2

3	Representations and warranties	3

4	Fees and Expenses	3

5	Confirmations	3

6	Effective Date	4

7	Consent to amendments to Original Agreement	5

8	Further assurance	5

9	Miscellaneous	5

10	Governing law and Enforcement	6

Schedule 1 Amended and restated facility agreement		7

Schedule 2 Effective Date Notice		8

THIS AGREEMENT is dated         17 March 2022 and made between:

(1)	HAFNIA PTE. LTD. (the Borrower);

(2)	HAFNIA LIMITED (the Parent);

(3)	NORDEA BANK ABP, FILIAL I NORGE as bookrunner and facility co-ordinator (the Facility Co-ordinator);

(4)	NORDEA BANK ABP, FILIAL I NORGE as agent of the other Finance Parties (the Agent);

(5)	NORDEA BANK ABP, FILIAL I NORGE as security agent of the Finance Parties (the Security Agent);

(6)	THE BANKS, FINANCIAL INSTITUTIONS & OTHER ENTITIES listed in Schedule 1 of the Facility Agreement as original lenders (the Original Lenders);

(7)	THE ORIGINAL LENDERS as mandated lead arrangers (whether acting individually or together the Arrangers); and

(8)	THE BANKS, FINANCIAL INSTITUTIONS & OTHER ENTITIES listed in Schedule 1 of the Facility Agreement as hedging providers (the Hedging Providers).

WHEREAS:

(A)	This Agreement is supplemental to the facility agreement dated 10 January 2019 between (i) the Borrower, (ii) the Parent, (iii) the Facility Co-ordinator, (iv) the Agent, (v) the Security Agent, (vi) the Original Lenders, (vii) the Arrangers and (viii) the Hedging Providers, as amended by a letter dated 28 September 2020 and as supplemented from time to time (the Original Agreement) in respect of a $216,000,000 secured loan facility.

(B)	The Parties are entering into this Agreement to document certain amendments to the Original Agreement in connection with the introduction of a revolving credit facility of up to $70,000,000.

(C)	In consideration of the amendments to the Original Agreement described herein and for other good, adequate and valuable consideration, the receipt and sufficiency of which is hereby confirmed and acknowledged by the parties, it is hereby agreed as follows.

1	Interpretation

1.1	Definitions in Original Agreement

Unless the context otherwise requires and save as mentioned below, words and expressions defined in the Original Agreement shall have the same meanings when used in this Agreement. In addition, in this Agreement, the following expressions shall have the following meanings:

Effective Date means the date specified in an Effective Date Notice which has been executed and delivered by the Agent.

Effective Date Notice means a notice executed by the Agent in the form set out in Schedule 2 (Effective Date Notice).

Facility Agreement means the Original Agreement as amended and restated pursuant to this Agreement.

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Relevant Documents means each of:

(a)	this Agreement;

(b)	the Supplemental Shipowner Guarantee;

(c)	the Second Mortgages over each of the Ships; and

(d)	the Second Deeds of Covenant in relation to each of the Ships.

Relevant Parties means the Borrower, the Parent and the Owner.

Second Deed of Covenant means, in relation to a Ship, a second deed of covenant in respect of such Ship containing a second assignment of the Owner’s interest in the Ship's Insurances, Earnings and Requisition Compensation and any charters with a fixed period in excess of 36 months by the Owner in favour of the Security Agent in the agreed form.

Second Mortgage means, in relation to a Ship, a second mortgage of the Ship in the agreed form by the Owner in favour of the Security Agent.

Supplemental Shipowner Guarantee means a supplemental letter to each Shipowner Guarantee for the Ships, from the Owner in favour of the Security Agent in the agreed form, confirming that each Shipowner Guarantee remains in full force and effect and extends to the Revolving Credit Facility (as defined in the Facility Agreement).

1.2	Interpretation

(a)	References in the Original Agreement to this Agreement shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Agreement as amended by this Agreement and words such as herein, hereof, hereunder, hereafter, hereby and hereto, where they appear in the Original Agreement, shall be construed accordingly.

(b)	This Agreement is a Finance Document.

1.3	Incorporation of certain references

Clauses 1.2 to 1.7 of the Original Agreement shall be deemed to be incorporated in this Agreement in full, mutatis mutandis.

2	Amendment and restatement

2.1	Amendment and restatement

From the Effective Date, the Original Agreement shall be amended and restated as set out Schedule 1 (Amended and restated facility agreement) to this Agreement.

2.2	Continuing obligations

Each of the Borrower and the Parent hereby agrees that, except as amended by this Agreement, the provisions of the Original Agreement and the Finance Documents to which it is a party and its obligations thereunder, shall remain and continue in full force and effect, and the Original Agreement and this Agreement shall be read and construed as one instrument.

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3	Representations and warranties

The Borrower and the Parent represents and warrants to each Finance Party on the date of this Agreement and on the Effective Date that the representations and warranties set out in clause 18 (Representations) of the Original Agreement by it are true and correct as if made at the date of this Agreement with reference to the facts and circumstances existing at such date(s) and as if (i) references therein to “Finance Documents” included reference to each of the Relevant Documents (and so that the representations and warranties set out in clauses 18.17 to 18.19 (Original Financial Statements) of the Original Agreement shall refer to the audited consolidated financial statements of the relevant Obligors and the Group in respect of the financial year ended 2020 as delivered to the Agent under clause 19.3 (Financial statements) of the Original Agreement) and (ii) references therein (and in the definition of ‘Legal Reservations’) to "Legal Opinions" also included the legal opinions delivered to the Agent in connection with any of the Relevant Documents.

4	Fees and Expenses

4.1	Expenses

The Borrower shall (without prejudice to clause 4.2) pay to the Agent and the Security Agent within six Business Days of demand all documented expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and registration of the Relevant Documents and any other documents referred to in this Agreement.

4.2	Stamp and other duties

The Borrower shall:

(a)	pay all stamp duty, registration or other similar Taxes payable in respect of the Relevant Documents; and

(b)	within six Business Days of demand, indemnify each Finance Party against any documented cost, loss or liability that Finance Party reasonably and properly incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of the Relevant Documents.

5       Confirmations

Each of the Borrower and the Parent acknowledges, confirms and agrees that:

(a)	notwithstanding the amendments made to the Original Agreement by this Agreement:

(i)	in the case of the Parent, its guarantee and indemnity (and related obligations and liabilities) under clause 17 (Guarantee and indemnity) of the Original Agreement remains in full force and effect and shall further extend to the Revolving Credit Facility (as defined in the Facility Agreement);

(ii)	each of the Finance Documents to which it is a party, and its obligations and liabilities thereunder remain in full force and effect and each of the Security Documents (as supplemented by the Relevant Documents) remain effective to secure the Secured Obligations (as defined in those Security Documents and as amended by this Agreement) in favour of the Finance Parties;

(iii)	it shall procure that each of the Security Documents (as supplemented by the Relevant Documents) to which any other Obligor is a party and their respective obligations thereunder remain in full force and effect and continue to secure the Secured Obligations (as defined in those Security Documents and as amended by this Agreement) in favour of the Finance Parties; and

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(b)	with effect from the Effective Date, references to “the Agreement” (where referring to the Original Agreement) or the “Facility Agreement” in any of the Finance Documents to which it is a party shall henceforth be a reference to the Facility Agreement.

6	Effective Date

6.1	The amendments to be made to the Original Agreement by this Agreement shall take effect on and from the Effective Date. On or prior to the Effective Date, the Agent shall have received the following documents or evidence in form and substance satisfactory to it (and the Agent shall notify the Borrower accordingly):

(a)	in respect of each Relevant Party:

(i)	a copy, certified as a true copy by a director or an authorised person of such company, of resolutions of the board of directors, board of commissioners or governors (or of a committee of the board of directors or governors) evidencing approval of each Relevant Document to which it is a party and authorising its appropriate officers to execute and deliver each Relevant Document to which it is a party and to give all notices and take all other action required under each Relevant Document to which it is a party;

(ii)	specimen signatures of the persons authorised in the certificate of resolutions referred to in clause 6.1(a)(i), if different from those delivered in relation to the Original Agreement; and

(iii)	a copy, certified as a true copy, and as being in full force and effect and not revoked or withdrawn, by a director or an authorised person of such company, of any power of attorney issued by that company pursuant to the said resolutions;

(b)	the Fee Letters duly executed and evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) of the Facility Agreement have been or will be paid by the Effective Date or such later date as agreed with the Agent;

(c)	such documentation and information as any Finance Party may reasonably request through the Agent to satisfy and “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party;

(d)	an original of each of the Relevant Documents duly executed by each of the parties thereto, other than the Finance Parties;

(e)	evidence that each of the Second Mortgages and each of the Second Deeds of Covenant has been or will be duly registered as may be required under the laws of the Flag State for the applicable Ship and under other applicable laws and that all fees in connection therewith have been or will be paid in full;

(f)	agreed form legal opinions as approved by the Agent from:

(i)	Norton Rose Fulbright (Asia) LLP on matters of English law;

(ii)	Norton Rose Fulbright (Asia) LLP on matters of Singapore law; and

(iii)	a legal opinion of Conyers Dill & Pearman Limited on matters of Bermuda law;

(g)	evidence that the Parent has appointed the Borrower as its process agent (and that the Borrower has accepted its appointment) in respect of this Agreement;

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(h)	a copy of the Compliance Certificate from the Parent evidencing that the Parent has complied with clause 20 (Financial covenants) of the Facility Agreement in respect to the period ending 30 June 2021;

(i)	in relation to each Ship’s Insurances, evidence that such Insurances are placed in accordance with clause 24 (Insurance) of the Facility Agreement; and

(j)	valuations for each of the Ships obtained not more than forty five (45) days before the Effective Date and prepared in accordance with clause 25 (Minimum security value).

6.2	If the Effective Date falls before the last day of an Interest Period of a Loan advanced prior to the Effective Date (which shall, for the avoidance of doubt, coincide with a Quarter Date):

(a)	the interest calculation (including, without limitation, the relevant LIBOR rate) relating to that Loan under the Original Agreement shall continue to apply to that Loan for that Interest Period;

(b)	the terms of the Original Agreement in respect to the calculation, accrual and payment of interest shall continue to apply for that Loan for that Interest Period; and

(c)	on and from the first day of the next Interest Period for that Loan:

(i)	that Loan shall be one on Compounded Rate Terms; and

(ii)	the full terms of Facility Agreement shall apply to that Loan.

7	Consent to amendments to Original Agreement

Pursuant to clause 41.3 (All Lender matters) of the Original Agreement, the Lenders hereby consent to the amendments to be made to the Original Agreement by this Agreement.

8	Further assurance

8.1	Clause 21.15 (Further assurance) of the Original Agreement, as amended and restated by this Deed, applies to this Deed as if it were expressly incorporated in it with any necessary modifications.

9	Miscellaneous

9.1	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9.2	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

9.3	Notices

The provisions of clause 37 (Notices) of the Original Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

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10	Governing law and Enforcement

10.1	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

10.2	Enforcement

Clause 47 (Enforcement) of the Original Agreement shall apply mutatis mutandis to this Agreement.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

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Schedule 1

Amended and restated facility agreement

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Execution version

Dated 10 January 2019 as amended by a letter
dated 28 September 2020 and as further
amended and restated by an amendment and
restatement agreement dated

March 2022

HAFNIA PTE. LTD.

as Borrower

guaranteed by

HAFNIA LIMITED

with

NORDEA BANK ABP, FILIAL I NORGE

as Bookrunner and Facility Co-ordinator

NORDEA BANK ABP, FILIAL I NORGE

as Agent

NORDEA BANK ABP, FILIAL I NORGE

as Security Agent

BNP PARIBAS, NORDEA BANK ABP, FILIAL I NORGE,

OVERSEA-CHINESE BANKING CORPORATION LIMITED,

SG CORPORATE FINANCE (HONG KONG) LIMITED,

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

and

UNITED OVERSEAS BANK LIMITED

as mandated lead arrangers

THE BANKS, FINANCIAL INSTITUTIONS

AND OTHER ENTITIES LISTED HEREIN

as Lenders

and

THE BANKS, FINANCIAL INSTITUTIONS

AND OTHER ENTITIES LISTED HEREIN

as Hedging Providers

FACILITY AGREEMENT

$286,600,000 senior secured term loans and revolving credit facility

	Contents

Clause		Page

1	Interpretation	1

2	Amendment and restatement	2

3	Representations and warranties	3

4	Fees and Expenses	3

5	Confirmations	3

6	Effective Date	4

7	Consent to amendments to Original Agreement	5

8	Further assurance	5

9	Miscellaneous	5

10	Governing law and Enforcement	6

Section 1 - Interpretation		1

1	Definitions and interpretation	1

Section 2 - The Facility		29

2	The Facilities	29

3	Purpose	29

4	Conditions of Utilisation	30

Section 3 - Utilisation		32

5	Utilisation	32

Section 4 - Repayment, Prepayment and Cancellation		37

6	Repayment	37

7	Illegality, prepayment and cancellation	40

Section 5 - Costs of Utilisation		46

8	Interest	46

9	Interest Periods	47

10	Changes to the calculation of interest	48

11	Fees	50

Section 6 - Additional Payment Obligations		51

12	Tax gross-up and indemnities	51

13	Increased Costs	56

14	Other indemnities	57

15	Mitigation by the Lenders	60

16	Costs and expenses	60

Section 7 - Guarantee		62

17	Guarantee and indemnity	62

Section 8 - Representations, Undertakings and Events of Default		65

18	Representations	65

19	Information undertakings	70

20	Financial covenants	74

21	General undertakings	76

22	Dealings with Ship	80

23	Condition and operation of Ship	82

24	Insurance	85

25	Minimum security value	90

26	Hedging Contracts	93

27	Business restrictions	94

28	Events of Default	95

Section 9 - Changes to Parties		101

29	Changes to the Lenders	101

30	Changes to the Obligors	105

Section 10 - The Finance Parties		106

31	Roles of Agent, Security Agent and Arranger	106

32	Conduct of business by the Finance Parties	120

33	Sharing among the Finance Parties	121

34	Position of Hedging Providers	123

Section 11 - Administration		124

35	Payment mechanics	124

36	Set-off	127

37	Notices	127

38	Calculations and certificates	129

39	Partial invalidity	130

40	Remedies and waivers	130

41	Amendments and waivers	130

42	Confidentiality	135

43	Confidentiality of Funding Rates	139

44	Counterparts	140

45	Contractual recognition of bail-in	141

Section 12 - Governing Law and Enforcement		142

46	Governing law	142

47	Enforcement	142

Schedule 1 The original parties		143

Schedule 2 Ship information		153

Schedule 3 Conditions precedent		159

Schedule 4 Utilisation Request		167

Schedule 5 Form of Transfer Certificate		168

Schedule 6 Form of Compliance Certificate		171

Schedule 7 Compounded Rate Terms		173

Schedule 8 Daily Non-Cumulative Compounded RFR Rate		177

Schedule 9 Cumulative Compounded RFR Rate		179

THIS AGREEMENT was dated 10 January 2019 as amended by a letter dated 28 September 2020 and as further amended and restated pursuant to an amendment and restatement agreement dated      March 2022 and is made between:

(A)	HAFNIA PTE. LTD. (the Borrower);

(B)	HAFNIA LIMITED (the Parent);

(C)	NORDEA BANK ABP, FILIAL I NORGE as bookrunner and facility co-ordinator (the Facility Co-ordinator);

(D)	NORDEA BANK ABP, FILIAL I NORGE as agent of the other Finance Parties (the Agent);

(E)	NORDEA BANK ABP, FILIAL I NORGE as security agent of the Finance Parties (the Security Agent);

(F)	THE BANKS, FINANCIAL INSTITUTIONS & OTHER ENTITIES listed in Schedule 1 as original lenders (the Original Lenders);

(G)	THE ORIGINAL LENDERS as mandated lead arrangers (whether acting individually or together the Arrangers); and

(H)	THE BANKS, FINANCIAL INSTITUTIONS & OTHER ENTITIES listed in Schedule 1 as hedging providers (the Hedging Providers).

IT IS AGREED as follows:

Section 1 - Interpretation

1	Definitions and interpretation

Definitions

1.1	In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Accounting Reference Date means 31 December or such other date as may be informed by the Borrower.

Advance means a Tranche A Advance or a Tranche B Advance or an advance under the Revolving Credit Facility.

Affiliate means, in relation to any person, a branch or Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents.

Amendment and Restatement Agreement means the agreement dated March 2022 and made between the Parties relating to the amendment and restatement of this Agreement.

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Anti-Terrorism Law means the US Patriot Act, the US Money Laundering Control Act of 1986 (18 USC sect. 1956), the US Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, issued 23 September 2001, as amended by Order No. 13268 (the Executive Order) or any similar laws enacted in or by the United States, the European Union or a country whose laws are applicable to an Obligor.

Approved Brokers means Fearnleys Shipbrokers, Simpson Spence & Young, Lorentzen & Stemoco, Clarksons Valuations, Drewry Maritime Advisors and such other independent reputable brokers nominated by the Borrower and approved in writing by the Agent (acting on the instructions of the Majority Lenders).

Approved Classification Society means DNV GL, American Bureau of Shipping, Lloyds Register, Bureau Veritas and Nippon Kaiji Kyokai or such other classification society nominated by the Borrower and approved in writing by the Agent (acting on the instructions of the Majority Lenders) and, in relation to each Ship on their respective Delivery Dates, the Approved Classification Society specified in respect of such Ship in Schedule 2 (Ship information).

Approved Flag State means Hong Kong, Singapore, Norway (NIS), Marshall Islands, the Bahamas, Panama, Bermuda, Isle of Man and the United Kingdom or such other jurisdiction as may be requested by the Borrower and approved in writing by the Agent (acting on the instructions of all Term Lenders with such consent not to be unreasonably withheld or delayed) from time to time.

Approved Manager means:

(a)	Hafnia Pte. Ltd., Straits Tankers Pte. Ltd., Hafnia Management A/S (or any of its subsidiaries) or such other internationally recognised management company nominated by the Borrower involved in the commercial management of LR2, LR1, MR or handy tankers as commercial managers; and

(b)	BW Fleet Management Pte. Ltd., V. Ships Asia Group Pte. Ltd., Synergy Marine Pte. Ltd., Donnelly Tanker Management Limited, Thome Ship Management Pte. Ltd., MMS Co., Ltd., Norden Synergy Ship Management A/S and Wallem GmbH & Co. KG as technical managers, or, in either case, any other Subsidiary of BW Group or the Parent or any other management company nominated by the Borrower and approved in writing by the Agent (acting on the instructions of the Majority Lenders) as the technical and/or commercial manager of each Ship.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another reputable firm of international chartered accountants selected by the Borrower.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel II Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel II Regulation means:

(a)	any law or regulation implementing the Basel II Accord (including the relevant provisions of directive 2013/36/EU (CRD IV) and regulation 575/2013 (CRR) of the European Union) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

Break Costs means any amount specified as such in the Compounded Rate Terms.

Builder means, in relation to a Ship, the person specified as such in Schedule 2 (Ship information).

Building Contract means, in relation to a Ship, the shipbuilding contract specified in Schedule 2 (Ship information) relating to the construction of such Ship.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, London, Oslo and Singapore and, with respect to any payments to be made hereunder, New York and which is a RFR Banking Day.

BW Group means BW Group Limited, an exempted limited liability corporation incorporated under the laws of Bermuda with registered number 39869 and registered address at Washington Mall Phase 2, 4th floor, Suite 400, 22 Church Street, HM 1189, Hamilton HM EX, Bermuda.

Central Bank Rate has the meaning given to that term in the Compounded Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the Compounded Rate Terms.

Change of Control Event means that:

(a)	the interests of Mr Andreas Sohmen-Pao, his immediate family and their respective heirs and successors, including trusts or similar arrangements of which they are individual or collective beneficiaries (together, the Sohmen Family Interests) cease to beneficially hold more than 50% of the issued share capital of BW Group or such number of shares in the BW Group as carry more than 50% of the voting rights normally exercisable at a general meeting of BW Group; or

(b)	BW Group ceases to beneficially and legally hold (directly or indirectly) 20% or more of the issued share capital of the Parent or such number of shares in the Parent as carry 20% or more of the voting rights normally exercisable at a general meeting of the Parent.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Classification means, in relation to a Ship, the classification specified in respect of such Ship in the classification certificate relevant to that Ship and to be provided pursuant to Schedule 3, Part 3, paragraph 1(b) with an Approved Classification Society as its classification or such other equivalent classification of another Approved Classification Society if the Approved Classification Society for such Ship changes in accordance with the terms of this Agreement.

Code means the US Internal Revenue Code of 1986.

Commitment means, in relation to a Lender, its Tranche A Commitment or Tranche B Commitment or Revolving Credit Facility Commitment and Commitments means all of them.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) or otherwise approved.

Compounded Rate Supplement means a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c)	has been made available to the Borrower and each Finance Party.

Compounded Rate Terms means the terms set out in Schedule 7 (Compounded Rate Terms) or in any Compounded Rate Supplement.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Credit Adjustment Spread.

Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Banks);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to Borrower and each Finance Party.

Confidential Information means all information relating to an Obligor, the Group, the shareholders of the Parent, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers;

(b)	any shareholders of the Parent; or

(c)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 42 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers or any shareholder of the Parent or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.

Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Credit Adjustment Spread means, in respect of a Loan, any rate which is either:

(a)	specified as such for that Loan in the Compounded Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology (if any) specified in the Compounded Rate Terms for that Loan.

Contract Price means, in relation to a Ship, the price of the Ship paid or payable under the Building Contract for such Ship.

Contribution in relation to a Lender, means the principal amount of the Loans owing to such Lender at any relevant time.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 9 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 8 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the Compounded Rate Terms.

Deed of Covenant means, in relation to a Ship, each of (a) the first deed of covenant in respect of such Ship containing a first assignment of its interest in the Ship's Insurances, Earnings and Requisition Compensation and any charters with a fixed period in excess of thirty-six (36) months executed by the Owner in favour of the Security Agent and (b) a second deed of covenant in respect of such Ship containing a second assignment of its interest in the Ship's Insurances, Earnings and Requisition Compensation and any charters with a fixed period in excess of thirty-six (36) months granted or to be granted by the Owner in favour of the Security Agent.

Default means an Event of Default or any event or circumstance specified in clause 28 (Events of Default) which would (with the expiry of a grace period or lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

Delivery means, in relation to a Ship, the delivery and acceptance of that Ship by the Builder to the Owner under the relevant Building Contract.

Delivery Date means, in relation to a Ship, the date on which its Delivery occurs.

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; and

(b)	a sale of a Mortgaged Ship by the Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Effective Date means the date so designated under the Amendment and Restatement Agreement.

Environmental Approval means any and all consents, authorisations, licenses or approval of any Government Entity required under any Environmental Laws applicable to any Ship or any part thereof or to the operation of, or the carriage of cargo and/or passengers on, or the provision of goods and/or services from any Ship or any part thereof.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)	any Mortgaged Ship or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Mortgaged Ship may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means any event or circumstance specified as such in clause 28 (Events of Default).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

Facilities means all of (i) Tranche A, (ii) Tranche B and (iii) the Revolving Credit Facility, in each case made available under this Agreement as described in clause 2 (The Facilities) and Facility means any of them.

Fair Market Value means, in respect of any Ship, the average of the valuations (free of charter and on a willing buyer and seller basis), determined in accordance with clause 25 (Minimum security value).

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "pass thru payment" described in section 1471(d)(7) of the Code not falling within (a) above, the first date from which a payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter between the Arrangers or the relevant Lenders and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in clauses 11.5 to 11.8 (Fees).

Final Repayment Date means, subject to clauses 35.12 and 35.13 (Business Days), (a) in relation to Tranche A, seven (7) years from the relevant Utilisation Date in relation to each Tranche A Advance, (b) in relation to Tranche B, five (5) years from the relevant Utilisation Date in relation to each Tranche B Advance (provided that such date shall not be later than the Final Repayment Date in relation to the relevant Tranche A Advance) and (c) in relation to the Revolving Credit Facility, the second anniversary of the Effective Date.

Finance Documents means this Agreement, the Amendment and Restatement Agreement, any Fee Letter, the Security Documents, the Hedging Contracts, any Hedging Master Agreement, any Transfer Certificate, any Compounded Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, any Arranger, any Hedging Provider or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which are classified as borrowings or debt under GAAP;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP;

(i)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (b) the agreement is in respect of the supply of assets or services and payment is due more than one hundred and eighty (180) days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

First Repayment Date means, subject to clauses 35.12 and 35.13 (Business Days), (a) in relation to each Tranche A Advance under the Tranche A Loan, (i) the first Quarter Date falling after the Utilisation Date for that Tranche A Advance or (ii) if there is less than forty five (45) days between the Utilisation Date for that Tranche A Advance and such first Quarter Date, the next Quarter Date thereafter and (b) in relation to each Tranche B Advance under the Tranche B Loan, (i) the first Quarter Date falling after the Utilisation Date for that Tranche B Advance or (ii) if there is less than forty five (45) days between the Utilisation Date for that Tranche B Advance and such first Quarter Date, the next Quarter Date thereafter.

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), being an Approved Flag State, or such other state or territory as may be approved by the Term Lenders or as permitted by the terms of clause 22.3 (Ship's name and registration), at the request of the Owner, as being the "Flag State" of such Ship for the purposes of the Finance Documents.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to clause 10.3(a)(ii) (Cost of funds).

GAAP means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

Government Entity means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

Group means the Parent and its Subsidiaries (including the Borrower and the Owner) and, for the purposes of clauses 19.3 to 19.5 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Hazardous Materials means any material or substance which is liable to create hazards to human health and/or the environment.

Hedging Contract means any Hedging Transaction in connection with the Facilities between the Borrower and any Hedging Provider pursuant to any Hedging Master Agreement and includes the Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Master Agreements means the agreements made or (as the context may require) to be made between the Borrower and a Hedging Provider each comprising a 2002 ISDA Master Agreement and Schedule thereto in the agreed form and Hedging Master Agreement means any of them.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term “Transaction” in that Hedging Master Agreement.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Hong Kong Convention means The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009.

Increased Costs has the meaning given to it in clause 13.2 (Increased costs).

Indemnified Person means:

(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to the Ship’s Deed of Covenant or in another approved form.

Insurance Undertakings means, in relation to a Ship, any undertaking to be provided by an approved person in favour of the Security Agent in the agreed form in respect of such person’s interest in the Ship’s Insurances, as required in accordance with clause 24.4 (Placing of cover).

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association or other approved war risks insurers,

in the name of the Owner or the joint names of the Owner and any other person in respect of or in connection with such Ship and/or the Owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interest Payment means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Loan.

Interest Period means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clauses 8.4 to 8.6 (Default interest).

IPO Event means the listing of the shares of the Parent on the Oslo Stock Exchange or any other equivalent stock exchange following an initial public offering.

Last Availability Date means:

(a)	in relation to a Ship Commitment, the earlier of the date specified as such in respect of the relevant Ship in Schedule 2 (Ship information) and the Utilisation Date for the relevant Ship Commitment;

(b)	in relation to a Ship Scrubber Commitment,

(i)	in respect of Ship 1 to Ship 3, the earlier of the date which is two (2) years from the Delivery Date in respect of the relevant Ship and the Utilisation Date of the relevant Ship Scrubber Commitment; and

(ii)	in respect of Ship 4 to Ship 6, the earlier of the date which is one (1) year from the Delivery Date in respect of the relevant Ship and the Utilisation Date of the relevant Ship Scrubber Commitment; and

(c)	in relation to the Revolving Credit Facility Commitment, the date falling 3 months prior to the Final Repayment Date for the Revolving Credit Facility,

or such later dates as may be requested by the Borrower and approved by the relevant Lenders.

Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

Lender means:

(a)	the Original Lenders; and

(b)	any lender which has become a Party as a lender in accordance with clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement, and Lenders means all of them and all references to "Lender" or "Lenders" in this Agreement shall, unless otherwise specified in any particular case, include references to both Term Lenders and RCF Lenders.

Loan Period means the period from the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents (excluding the Hedging Contracts) has been fully paid and discharged.

Loans mean the Tranche A Loan, the Tranche B Loan and each Revolving Credit Facility Loan and Loan means any of them.

Lookback Period means the number of days specified as such in the Compounded Rate Terms.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to the Ship’s Deed of Covenant or in another approved form.

Major Casualty means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate claims against insurers, before adjustment for any recovery against a third party or any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to each Ship or any ‘Substitute Ship’ for a Ship in accordance with clause 25.16 (Substitution of a Mortgaged Ship) three million five hundred thousand dollars ($3,500,000) (or the equivalent in any other currency).

Majority Lenders means:

(a)	if no Loans are then outstanding, a Term Lender or Term Lenders whose Commitments aggregate equal or more than 66⅔% of the Total Term Loan Facility Commitments (or, if the Total Term Loan Facility Commitments have been reduced to zero, aggregated equal or more than 66⅔% of the Total Term Loan Facility Commitments immediately prior to the reduction);

(b)	at any other time when the Term Loans remain outstanding, a Term Lender or Term Lenders whose participations in the Term Loans aggregate equal or more than 66⅔% of the aggregate Term Loans; or

(c)	at any other time when only the Revolving Credit Facility remains outstanding, a RCF Lender or RCF Lenders whose participations in the Revolving Credit Facility aggregate equal or more than 66⅔% of the aggregate Revolving Credit Facility.

Manager's Undertaking means, in relation to a Ship, an undertaking by any manager of the Ship to the Security Agent in the agreed form pursuant to clause 22.6 (Manager).

Margin means:

(a)	in relation to Tranche A, 1.50% per annum;

(b)	in relation to Tranche B, 1.50% per annum; and

(c)	in relation to the Revolving Credit Facility, 2.36% per annum (in respect of the period of 12 months from the Effective Date) and 2.86% per annum (in respect of the remaining period (and starting on the 1 year anniversary of the Effective Date) until the Final Repayment Date in relation to the Revolving Credit Facility).

Market Disruption Rate means the rate (if any) specified as such in the Compounded Rate Terms.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its payment or other material obligations under the Finance Documents; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Merger means any merger or consolidation between Hafnia Tankers Ltd (or the surviving entity following any merger or consolidation between Hafnia Tankers Ltd and any of the Parent’s wholly-owned subsidiaries) and the Parent with the Parent being the surviving entity.

Minimum Value means, at any time, the amount in dollars which is at that time equal to one hundred and twenty five per cent (125%) of the aggregate of the Loans (excluding each Revolving Credit Facility Loan) outstanding minus:

(a)	the amount of the mandatory prepayment applied or to be applied to the Term Loan Facility under clause 7.15 (Sale or Total Loss) as a result of any Mortgaged Ship being sold or which has become a Total Loss but whose Disposal Repayment Date has not then occurred; and

(b)	in the context of clause 25.12 (Security shortfall) only, the amount of any cash security then provided and accepted under clause 25.12 (Security shortfall).

Mortgage means, in relation to a Ship, each of (i) the first mortgage of such Ship granted by the Owner in favour of the Security Agent prior to the Effective Date and (ii) a second priority mortgage of such Ship in the agreed form and granted or to be granted by the Owner in favour of the Security Agent.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

New Lender has the meaning given to that term in clause 29 (Changes to the Lenders).

Non-obligor Security Documents means:

(a)	any Manager's Undertaking in relation to a Ship if required under clause 22.6 (Manager); and

(b)	if applicable, any Insurance Undertaking in relation to a Ship if required under clause 24.4 (Placing of cover).

Obligors means the Borrower, the Parent and the Owner (and any other person specified as an

‘Obligor’ in any Finance Document) and Obligor means any one of them.

Original Financial Statements means:

(a)	the audited consolidated financial statements of the Parent for its financial year ended 2017; and

(b)	the audited consolidated financial statements of the Borrower for its financial year ended 2017.

Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Original Security Documents means:

(a)	the Shipowner Guarantees from the Owner;

(b)	the Mortgages over each of the Ships; and

(c)	the Deeds of Covenant in relation to each of the Ships.

Owner means BW Aldrich Pte. Ltd., a company incorporated in Singapore with UEN no. 201412465W and registered address at 10 Pasir Panjang Road #18-01 Mapletree Business City Singapore 117438.

Parent means the company described as such in Schedule 1 (The original parties).

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents (other than the Hedging Contracts and the Hedging Master Agreements) to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents (other than the Hedging Contracts and the Hedging Master Agreements); or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents (other than the Hedging Contracts and the Hedging Master Agreements),

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Maritime Liens means, in relation to any Mortgaged Ship:

(a)	any ship repairer's or outfitter's possessory lien in respect of the Ship permitted under clause 23.17 (Repairer’s Lien);

(b)	any lien on the Ship for master's, officer's or crew's wages and masters disbursements outstanding in the ordinary course of its trading; and

(c)	any lien on the Ship for salvage,

provided that in the case of the liens referred to above, such liens secure obligations which are not more than sixty (60) days overdue (unless the overdue amount is being contested (or, in the case of salvage, negotiated) in good faith by appropriate steps and, for the payment of which, adequate reserves have been made) and so long as the existence of any such proceedings or the continued existence of any such lien does not involve any likelihood of the sale, forfeiture or loss of, or any interest in, any Mortgaged Ship.

Permitted Security Interests means, in relation to any Charged Property, any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	a Permitted Maritime Lien; or

(c)	is approved by the Majority Lenders.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization) from time to time.

Quarter Date means, subject to clauses 35.12 and 35.13 (Business Days), each of 31 March, 30 June, 30 September and 31 December of each calendar year.

RCF Fraction means, at any time following the sale or Total Loss of a Ship, a fraction of which the numerator is a number equal to the most recently obtained in accordance with this Agreement Fair Market Value in dollars of that Ship and the denominator is a number equal to the aggregate of the most recently obtained in accordance with this Agreement Fair Market Values in dollars of all the Ships which were Mortgaged Ships immediately prior to that sale or Total Loss.

RCF Lender means each Lender that has a Revolving Credit Facility Commitment and/or a participation in any Revolving Credit Facility Loan (together the RCF Lenders).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the Owner's title to such Ship and the relevant Mortgage under the laws of its Flag State.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Market means the market specified as such in the Compounded Rate Terms.

Relevant Period has the meaning given to that term in clause 20.2 (Financial definitions).

Relevant Person means the Obligors and each of its Subsidiaries and each of their respective directors and officers, employees, agents and representatives.

Repayment Date means:

(a)	in relation to each Tranche A Advance:

(i)	the First Repayment Date in respect of such Tranche A Advance;

(ii)	each of the Quarter Dates falling thereafter up to but not including the Final Repayment Date; and

(iii)	the Final Repayment Date in respect of such Tranche A Advance;

(b)	in relation to each Tranche B Advance:

(i)	the First Repayment Date in respect of such Tranche B Advance;

(ii)	each of the Quarter Dates falling thereafter up to but not including the Final Repayment Date; and

(iii)	the Final Repayment Date in respect of such Tranche B Advance; and

(c)	in relation to the Revolving Credit Facility, the Final Repayment Date only.

Repeating Representations means each of the representations and warranties set out in clauses 18.2 to 18.3, 18.5 to 18.7, 18.10 to 18.18, 18.23, 18.25, 18.26, 18.29 to 18.33, 18.36 to 18.37, 18.40, 18.42(a) and (b) and 18.44.

Reporting Day means the day (if any) specified as such in the Compounded Rate Terms.

Reporting Time means the relevant time (if any) specified as such in the Compounded Rate Terms.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Party means a person that is:

(a)	listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); or

(b)	located in or incorporated under the laws of any country or territory that is, or whose government is, the target of comprehensive, country- or territory-wide Sanctions; or

(c)	50% or more owned, or otherwise controlled, by a person or persons referred to in (a) and/or (b) above,

in each case, only to the extent that any Finance Party would be prohibited or restricted by Sanctions from transacting or dealing with (including but not limited to being a Party) or otherwise exercising any rights in respect of, or fulfilling any duties or obligations owed to, such a person.

Revolving Credit Facility means the revolving credit facility made available by the RCF Lenders under this Agreement as described in clause 2 (The Facilities).

Revolving Credit Facility Commitment means:

(a)	in relation to an Original Lender named in Schedule 1 (The original parties), the amount set out opposite the heading “Revolving Credit Facility Commitment” in the part of Schedule 1 (The original parties) relating to that Original Lender and the amount of any other Revolving Credit Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other RCF Lender, the amount of any Revolving Credit Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Revolving Credit Facility Loan means a loan made or to be made under the Revolving Credit Facility or the principal amount outstanding for the time being of that loan (and, at any time, all of them, together the Revolving Credit Facility Loans).

RFR means the rate specified as such in the Compounded Rate Terms.

RFR Banking Day means any day specified as such in the Compounded Rate Terms.

Rollover Loan means a Revolving Credit Facility Loan:

(a)	made or to be made on the same day that a maturing Revolving Credit Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Credit Facility Loan; and

(c)	made or to be made for the purpose of refinancing a maturing Revolving Credit Facility Loan.

Sanctions means any trade, economic or financial sanctions or embargoes or other similar measures enacted, administered or enforced by a Sanctions Authority from time to time.

Sanctions Authority means the United Nations, the European Union, the United States of America, the United Kingdom, the Republic of Singapore, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty's Treasury, the Monetary Authority of Singapore and any authority acting on behalf of any of them in connection with Sanctions.

Sanctions List means any list of persons or entities published in connection with Sanctions by or on behalf of any Sanctions Authority or any public announcement of a Sanctions designation made by any Sanctions Authority, in each case as the same may be amended, supplemented or substituted from time to time.

Scrubber means the open loop, hybrid ready scrubber systems to be installed on each Ship under the relevant Scrubber Contract.

Scrubber Contractor means, in respect of each Ship, each contractor under any relevant Scrubber Contract.

Scrubber Contract means, in respect of each Ship, one or more contracts for, amongst other things, the engineering, design, procurement and installation of the Scrubber on the relevant Ship and Scrubber Contracts means all of them.

Security Agent includes any person as may be appointed as such under the Finance Documents.

Security Documents means:

(a)	the Original Security Documents; and

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document (and, for the avoidance of doubt, not to include any Non-obligor Security Document).

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the aggregate of the Fair Market Values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent provided under clause 25 (Minimum security value) excluding any cash security which is provided and accepted under clause 25.12 (Security shortfall) and counted to reduce the Minimum Value, in each case as most recently determined in accordance with this Agreement.

Ship 1 means the ship described as such in Schedule 2 (Ship information).

Ship 1 Advance means the borrowing of the whole or a portion of the Ship 1 Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 1 Commitment means $33,600,000 and to the extent not cancelled or reduced under this Agreement.

Ship 1 Scrubber Advance means the borrowing of the whole or a portion of the Ship 1 Scrubber Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 1 Scrubber Commitment means $2,500,000 and to the extent not cancelled or reduced under this Agreement.

Ship 2 means the ship described as such in Schedule 2 (Ship information).

Ship 2 Advance means the borrowing of the whole or a portion of the Ship 2 Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 2 Commitment means $33,600,000 and to the extent not cancelled or reduced under this Agreement.

Ship 2 Scrubber Advance means the borrowing of the whole or a portion of the Ship 2 Scrubber Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 2 Scrubber Commitment means $2,500,000 and to the extent not cancelled or reduced under this Agreement.

Ship 3 means the ship described as such in Schedule 2 (Ship information).

Ship 3 Advance means the borrowing of the whole or a portion of the Ship 3 Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 3 Commitment means $33,600,000 and to the extent not cancelled or reduced under this Agreement.

Ship 3 Scrubber Advance means the borrowing of the whole or a portion of the Ship 3 Scrubber Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 3 Scrubber Commitment means $2,500,000 and to the extent not cancelled or reduced under this Agreement.

Ship 4 means the ship described as such in Schedule 2 (Ship information).

Ship 4 Advance means the borrowing of the whole or a portion of the Ship 4 Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 4 Commitment means $33,600,000 and to the extent not cancelled or reduced under this Agreement.

Ship 4 Scrubber Advance means the borrowing of the whole or a portion of the Ship 4 Scrubber Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 4 Scrubber Commitment means $2,500,000 and to the extent not cancelled or reduced under this Agreement.

Ship 5 means the ship described as such in Schedule 2 (Ship information).

Ship 5 Advance means the borrowing of the whole or a portion of the Ship 5 Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 5 Commitment means $33,600,000 and to the extent not cancelled or reduced under this Agreement.

Ship 5 Scrubber Advance means the borrowing of the whole or a portion of the Ship 5 Scrubber Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 5 Scrubber Commitment means $2,500,000 and to the extent not cancelled or reduced under this Agreement.

Ship 6 means the ship described as such in Schedule 2 (Ship information).

Ship 6 Advance means the borrowing of the whole or a portion of the Ship 6 Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 6 Commitment means $33,600,000 and to the extent not cancelled or reduced under this Agreement.

Ship 6 Scrubber Advance means the borrowing of the whole or a portion of the Ship 6 Scrubber Commitment by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Ship 6 Scrubber Commitment means $2,500,000 and to the extent not cancelled or reduced under this Agreement.

Ship Commitments means the Ship 1 Commitment, Ship 2 Commitment, Ship 3 Commitment, Ship 4 Commitment, Ship 5 Commitment and Ship 6 Commitment and Ship Commitment means any of them.

Ship Recycling Regulations means the Ship Recycling Regulation adopted by the EU Parliament and the Council of the European Union on 20 November 2013.

Ship Representations means the representations and warranties set out in clause 18.41 (Ship status).

Ship Scrubber Commitments means the Ship 1 Scrubber Commitment, Ship 2 Scrubber Commitment, Ship 3 Scrubber Commitment, Ship 4 Scrubber Commitment, Ship 5 Scrubber Commitment and Ship 6 Scrubber Commitment and Ship Scrubber Commitment means any of them.

Shipowner Guarantee means, in relation to the Owner, (a) a limited recourse guarantee by the Owner in favour of the Security Agent in the agreed form and (b) the Supplemental Shipowner Guarantee.

Ships means Ship 1, Ship 2, Ship 3, Ship 4, Ship 5 and Ship 6 described in Schedule 2 (Ship information) and Ship means any of them.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than fifty per cent (50%).

Supplemental Shipowner Guarantee means, in relation to the Owner, a supplemental letter to the Shipowner Guarantee in favour of the Security Agent in the agreed form, confirming that the Shipowner Guarantee remains in full force and effect and extends to the Revolving Credit Facility.

Suspended Undrawn Revolving Credit Facility means, for any quarter period, the aggregate amount of the undrawn Revolving Credit Facility Commitments which are subject to a suspension pursuant to the terms of clauses 5.10 and 5.11 of this Agreement for that quarter period.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Term Lender means each Lender that has a Term Loan Facility Commitment and/or a participation in any Term Loan (together the Term Lenders).

Term Loan means the loan made or to be made under the Term Loan Facility or the principal amount outstanding for the time being of that loan.

Term Loan Facility means the term loan facility made available by the Term Lenders under this Agreement as described in clause 2 (The Facilities) being the aggregate of Tranche A and Tranche B.

Term Loan Facility Commitment means:

(a)	in relation to an Original Lender named in Schedule 1 (The original parties), the amount set opposite the heading “Term Loan Facility Commitment” in the part of Schedule 1 (The original parties) relating to that Original Lender and the amount of any other Term Loan Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Term Lender, the amount of any Term Loan Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Total Commitments means the aggregate of the Total Tranche A Commitments, the Total Tranche B Commitments and the Total Revolving Credit Facility Commitments, being two hundred and eighty-six million six hundred thousand dollars ($286,600,000), save as may be reduced by reference to the definition of "Total Revolving Credit Facility Commitments" below.

Total Loss means, in relation to a Ship, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity (together a “Compulsory Acquisition”) (excluding a requisition for hire at market rates for a fixed period of 1 year without any right to an extension) unless it is redelivered within one hundred and eighty (180) days to the full control of the Owner or operator; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention unless it is redelivered within one hundred and eighty (180) days to the full control of the Owner or operator.

Total Loss Date means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive total loss and where the Ship’s Insurances are subject to English law, the date notice of abandonment of the Ship is given to its insurers or, if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened;

(c)	in the case of a compromised, agreed or arranged total loss, the date upon which a binding agreement as to such total loss has been entered into by the Ship's insurers;

(d)	in the case of a requisition for title, confiscation or compulsory acquisition, the date one hundred and eighty (180) days after the date upon which it happened; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date one hundred and eighty (180) days after the date upon which it happened.

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss after the first Utilisation Date, the earlier of:

(a)	the date ninety (90) days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Total Revolving Credit Facility Commitments means, as at the Effective Date, the lesser of (i) seventy million dollars ($70,000,000) and (ii) the amount in dollars which, when aggregated with the amount of the Loans outstanding on the Effective Date, is equal to 80% of the aggregate Fair Market Value of the Mortgaged Ships (as determined from the valuations of the Ships delivered under clause 6 of the Amendment and Restatement Agreement, as a condition precedent to the Effective Date under the Amendment and Restatement Agreement and at any other time, such amount as the same may be adjusted pursuant to the terms of this Agreement.

Total Term Loan Facility Commitments means, at any relevant time, the aggregate of the Total Tranche A Commitments and the Total Tranche B Commitments.

Total Tranche A Commitments means, at any relevant time, the aggregate of the Tranche A Commitments.

Total Tranche B Commitments means, at any relevant time, the aggregate amount of the Tranche B Commitments at such time.

Tranche A means the amortizing term loan facility in an amount of up to two hundred and one million six hundred thousand dollars ($201,600,000) made available by the Term Lenders under this Agreement as described in clause 2 (The Facilities).

Tranche A Advances means the Ship 1 Advance, Ship 2 Advance, Ship 3 Advance, Ship 4 Advance, Ship 5 Advance and Ship 6 Advance and Tranche A Advance means any of them.

Tranche A Commitment means:

(a)	in relation to an Original Lender named in Schedule 1 (The original parties), the amount set opposite the heading “Tranche A Commitment" in the part of Schedule 1 (The original parties) relating to that Original Lender and the amount of any other Tranche A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Term Lender, the amount of any Tranche A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement and Tranche A Commitments means the Tranche A Commitments of each Term Lender.

Tranche A Loan means the loan made or to be made under Tranche A or the principal amount outstanding for the time being of that loan.

Tranche B means the amortizing term loan facility in an amount of up to fifteen million dollars ($15,000,000) made available by the Term Lenders under this Agreement as described in clause 2 (The Facilities).

Tranche B Advances means the Ship 1 Scrubber Advance, Ship 2 Scrubber Advance, Ship 3 Scrubber Advance, Ship 4 Scrubber Advance, Ship 5 Scrubber Advance and Ship 6 Scrubber Advance and Tranche B Advance means any of them.

Tranche B Commitment means:

(a)	in relation to an Original Lender named in Schedule 1 (The original parties), the amounts set out opposite the heading "Tranche B Commitment" in the part of Schedule 1 (The original parties) relating to that Original Lender and the amount of any other Tranche B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Term Lender, the amount of any Tranche B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement and Tranche B Commitments means the Tranche B Commitments of each Term Lender.

Tranche B Loan means the loan made or to be made under Tranche B or the principal amount outstanding for the time being of that loan.

Tranches means Tranche A and Tranche B and Tranche means either of them.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(c)	all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(d)	all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

US Tax Obligor means:

(a)	an Obligor which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States of America for United States of America federal income tax purposes.

Utilisation means the making of a Tranche A Advance, a Tranche B Advance or a Revolving Credit Facility Loan.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere; and

(c)	any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

(c)	in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail- In Legislation that are related to or ancillary to any of those powers.

Construction

1.2	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day are to Oslo time;

(e)	the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the directors and officers of such Obligor, having made due and careful enquiry;

(f)	agreed form means:

(i)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(ii)	prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower;

(g)	approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be and subject always to clause 41.3, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(h)	assets includes present and future properties, revenues and rights of every description;

(i)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(j)	charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(k)	control of an entity means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)	the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(l)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(m)	$, USD and dollars denote the lawful currency of the United States of America;

(n)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(o)	a government entity means any government, state or agency of a state;

(p)	subject to clause 41.3, a group of Lenders includes all the Lenders and references to a "Lender" or "Lenders" or to a "relevant Lender" or to "relevant Lenders" shall be references to each Term Lender or to the Term Lenders and/or to each RCF Lender or to the RCF Lenders, as the context may require;

(q)	a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(r)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(s)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month,

and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(t)	an obligation means any duty, obligation or liability of any kind;

(u)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(v)	pay or repay in clause 27 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(w)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law which is generally complied with in the ordinary course of business of the person concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(y)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(z)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(aa)	(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(bb)	an entity is a “wholly-owned Subsidiary” of another entity if it has no members except that other and that other's wholly-owned Subsidiaries or persons acting on behalf of that other or its wholly-owned Subsidiaries; and

(cc)	a provision of law is a reference to that provision as amended or re-enacted.

1.3	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.4	Section, clause and Schedule headings are for ease of reference only.

1.5	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied (prior to the Finance Parties taking any action under clause 28.43(a) to 28.43(c) (Acceleration)) or waived.

1.7	Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.8	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

1.9	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

1.10	Any Compounded Rate Supplement overrides anything in:

(i)	Schedule 9 (Compounded Rate Terms); or

(ii)	any earlier Compounded Rate Supplement.

1.11	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 8 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 9 (Cumulative Compounded RFR Rate), as the case may be, or

(ii)	any earlier Compounding Methodology Supplement.

Third party rights

1.12	Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

1.13	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.14	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

Finance Documents

1.15	Where any other Finance Document provides that this clause 1.15 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

Conflict of documents

1.16	The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 - The Facility

2	The Facilities

The Facilities

2.1	Subject to the terms of this Agreement:

(a)	the Term Lenders make available to the Borrower, Tranche A in an aggregate amount equal to the Total Tranche A Commitments;

(b)	the Term Lenders make available to the Borrower, Tranche B in an aggregate amount equal to the Total Tranche B Commitments; and

(c)	the RCF Lenders make available to the Borrower, a USD revolving credit facility in an aggregate amount equal to the Total Revolving Credit Facility Commitments.

Finance Parties' rights and obligations

2.2	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with clause 2.4 below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of any Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in any Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

2.4	A Finance Party may, except as specifically provided in the Finance Documents (including clauses 31.77 and 31.78 (All enforcement action through the Security Agent)) and clauses 32.2 and 32.3 (Finance Parties acting together), separately enforce its rights under or in connection with the Finance Documents.

3	Purpose

Purpose

3.1	The Borrower shall apply all amounts borrowed under the Facilities in accordance with this clause 3.

Tranche A

3.2	The Ship Commitment for each Ship shall be made available for the purpose of the Borrower on-lending all of the same to the Owner to assist the Owner to acquire that Ship from the Builder.

Tranche B

3.3	The Ship Scrubber Commitment for each Ship shall be made available for the purpose of the Borrower on-lending all of the same to the Owner to assist the Owner to finance the procurement and installation of the Scrubber on that Ship.

Revolving Credit Facility

3.4	The Revolving Credit Facility may be used to refinance the acquisition cost of the Ships.

Monitoring

3.5	No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

Initial conditions precedent

4.1	Subject to clauses 5.18 to 5.24 (Pre-placement of Advances) in relation to Tranche A, the relevant Lenders will only be obliged to comply with clauses 5.14 to 5.17 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.

Conditions precedent for each Ship Commitment

4.2	Subject to clauses 5.18 to 5.24 (Pre-placement of Advances) in relation to Tranche A, the Ship Commitment in respect of a Ship shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent for each Ship Commitment) in relation to such Ship or the Owner in form and substance satisfactory to the Agent.

Conditions precedent on Delivery

4.3	The Ship Commitment in respect of a Ship shall only be released to the Builder and the Borrower or their order if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 3 of Schedule 3 (Conditions precedent on Delivery) on the Delivery Date in relation to such Ship or the Owner in form and substance satisfactory to the Agent.

Conditions precedent for each Ship Scrubber Commitment

4.4	The Ship Scrubber Commitment in respect of a Ship shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 4 of Schedule 3 (Conditions precedent for each Ship Scrubber Commitment) in relation to such Ship or the Owner in form and substance satisfactory to the Agent.

Conditions subsequent for each Ship Commitment

4.5	In relation to each Ship Commitment, the Agent, or its duly authorised representative, shall be satisfied that it shall receive, within the period set out therein (or such other period as the Agent may in its absolute discretion agree), the documents and evidence specified in Part 5 of Schedule 3 (Conditions subsequent) in form and substance satisfactory to the Agent, provided that in the case of the legal opinions set out in Part 5 of Schedule 3 (Conditions subsequent), the Agent and the relevant Lenders acknowledge that delivery of such legal opinions is not within the direct control of the Borrower and, subject always to the Obligors using all reasonable efforts to assist the Agent to procure the delivery of the same by the deadline date specified therefor, the relevant Lenders shall instruct the Agent to, and upon receipt of such instructions, the Agent shall, extend such deadline date if required to avoid any Event of Default.

Conditions precedent for the Revolving Credit Facility

4.6	No Advance may be made under the Revolving Credit Facility unless the Effective Date has occurred.

Notice to Lenders

4.7	The Agent shall notify the relevant Lenders and the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. Other than to the extent that the Majority Lenders (or relevant Lenders in relation to the Revolving Credit Facility) notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

Further conditions precedent

4.8	The relevant Lenders will only be obliged to comply with clauses 5.14 to 5.17 (Lenders' participation) if:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed utilisation of the relevant Revolving Credit Facility Loan;

(b)	in the case of any other Utilisation, on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;

(c)	in relation to the first Utilisation, all of the other representations set out in clause 18 (Representations) are true in all material respects (except the Ship Representations in respect of Ship 1 to Ship 6);

(d)	in all such cases, on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true in all material respects;

(e)	on the first day of the Mortgage Period for each Ship, the Ship Representations for such Ship are true in all material respects on the proposed Delivery Date of such Ship; and

(f)	in respect of each Utilisation in respect of a Ship Scrubber Commitment, all of the Repeating Representations are true in all material respects.

Maximum number of Revolving Credit Facility Loans

4.9	The Borrower may not deliver a Utilisation Request in the case of the Revolving Credit Facility if, as a result of the proposed Utilisation, more than six (6) Revolving Credit Facility Loans would be outstanding.

Waiver of conditions precedent

4.10	The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of all Lenders (or all RCF Lenders in relation to the Revolving Credit Facility).

Section 3 - Utilisation

5	Utilisation

Delivery of a Utilisation Request

5.1	The Borrower may utilise the Facilities by (other than in respect of any Rollover Loan utilised pursuant to clauses 5.26 to 5.28 below) delivery to the Agent of a duly completed Utilisation Request not later than four (4) Business Days before the proposed Utilisation Date or such shorter period as the Agent (on the instructions of all the relevant Lenders) may agree.

Completion of a Utilisation Request

5.2	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day falling on or before the applicable Last Availability Date;

(b)	the currency and amount of the Utilisation comply with clauses 5.4 to 5.13 (Currency and amount);

(c)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(d)	it identifies the purpose for the Utilisation and the Advance to which it relates and that purpose complies with clause 3 (Purpose).

5.3	Only one Advance may be requested in each Utilisation Request.

Currency and amount

5.4	The currency specified in a Utilisation Request must be dollars.

5.5	The proposed Tranche A Advance specified in the Utilisation Request in relation to a Ship and the Tranche A Advance in relation to that Ship shall not exceed on the relevant Utilisation Date the lesser of:

(a)	the Ship Commitment for such Ship; and

(b)	the amount in dollars which is equal to 70% of the Fair Market Value of the relevant Ship (as determined from the valuations of such Ship delivered under Part 2 of Schedule 3 (Conditions precedent for each Ship Commitment)).

5.6	The proposed Tranche B Advance specified in the Utilisation Request in relation to a Ship and the Tranche B Advance in relation to that Ship:

(a)	shall not on the relevant Utilisation Date exceed the Ship Scrubber Commitment for such Ship; and

(b)	shall not result in the aggregate of the amount outstanding under the relevant Tranche A Advance plus relevant Tranche B Advance exceeding 70% of the Fair Market Value of the relevant Ship (as determined from the most recent valuations of such Ship delivered under clause 25.2 (Valuation frequency) but taking into account the installation of the Scrubber).

5.7	There may only be one Utilisation for each of the Ship Commitments under Tranche A.

5.8	There may only be one Utilisation for each of the Ship Scrubber Commitments under Tranche B.

5.9	Multiple Advances may be requested under the Revolving Credit Facility, subject to the other provisions of this Agreement.

5.10

(a)	For the period from the Effective Date to the second Quarter Date occurring after the Effective Date, the aggregate amount available to be advanced under the Revolving Credit Facility shall not exceed the Total Revolving Credit Facility Commitments.

(b)	Within 30 days after each Quarter Date following the Effective Date (a Calculation Date), the Borrower shall calculate and provide to the Agent (for distribution to the RCF Lenders), using the valuations of the Mortgaged Ships delivered under clause 25.2 (Valuation frequency) and applicable to that Calculation Date, the amount available to be advanced under the Revolving Credit Facility (the RCF Available Amount) during the quarter period that commences on the next Quarter Date after that Calculation Date and ends on the next Quarter Date thereafter.

(c)	Commencing from the second Quarter Date after the Effective Date, the aggregate amount available to be advanced under the Revolving Credit Facility for a quarter period ending on any Quarter Date including all Rollover Loans which are proposed to be advanced (or deemed to be advanced) on that Quarter Date shall not exceed the lesser of (i) the Total Revolving Credit Facility Commitments as at the Effective Date and (ii) the amount in dollars which, when aggregated with the Term Loan then outstanding, is equal to 85% of the aggregate Fair Market Value of the Mortgaged Ships (as determined from the valuations of the Mortgaged Ships delivered under clause 25.2 (Valuation frequency) and applicable to the Calculation Date relevant to that quarter period) (excluding any Ship that has been sold or has become a Total Loss).

(d)	For the avoidance of doubt, despite one quarter period ending on a Quarter Date that another quarter period commences on, from the second Quarter Date after the Effective Date, the amount available to be advanced under the Revolving Credit Facility on any Quarter Date (including any Rollover Loans which are proposed to be advanced or deemed to be advanced on that Quarter Date) shall be determined on the basis of the RCF Available Amount for the most recent Calculation Date.

5.11	In respect of a quarter period as described in clause 5.10, to the extent any part of the Total Revolving Credit Facility Commitments is not available to be advanced during that quarter period by reference to the RCF Available Amount determined for that quarter period, the amount not available to be advanced shall be suspended. If a suspension applies for any quarter period and this results in the Borrower needing to make a payment with respect to any Revolving Credit Facility Loan as described in clause 6.11 (a) (i) (Repayment – Revolving Credit Facility), the Borrower will ensure such payment is made in accordance with that clause.

5.12	The amount of any proposed Revolving Credit Facility Loan must be a minimum of $5,000,000 and an integral multiple of $1,000,000 (or if less, the undrawn amount of the Total Revolving Credit Facility Commitments less any then Suspended Undrawn Revolving Credit Facility).

5.13	The Loans shall be used for the respective purposes specified in clause 3 (Purpose).

Lenders' participation

5.14	If the conditions set out in this Agreement have been met and subject to clause 6 (Repayment), each relevant Lender shall make its participation in each Advance available by the relevant Utilisation Date through its Facility Office.

5.15	The amount of each relevant Lender's participation in each Advance under a Tranche or, as the case may be, under the Revolving Credit Facility, will be equal to the proportion borne by its undrawn Commitment under (i) the applicable Tranche to the undrawn Total Commitments under such Tranche or (ii) the Revolving Credit Facility to the Total Revolving Credit Facility Commitments, immediately prior to making the relevant Advance in each such case.

5.16	The Agent shall promptly notify each relevant Lender of the amount of each Advance and the amount of its participation in the Advance and, if different, the amount of that participation to be made available in accordance with clauses 35.1 and 35.2 (Payments to the Agent), in each case by 11:00 a.m. (Oslo time) on the Business Day following the date of the Utilisation Request.

5.17	The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrower or the Builder if appropriate, in each case in accordance with the instructions contained in the Utilisation Request.

Pre-placement of Tranche A Advances

5.18	In order to facilitate compliance by the Owner with a Building Contract, and provided that:

(a)	the Borrower has submitted a Utilisation Request in respect of a Tranche A Advance in accordance with this clause 5;

(b)	in the discretionary opinion of the Agent (acting on the instructions of the Majority Lenders) the Borrower has satisfied the conditions precedent set out in paragraphs 1 and 3 to 5 of Part 1 of Schedule 3 (Conditions precedent to any Utilisation); and

(c)	the Agent has not been notified that the Borrower is unlikely to satisfy all remaining and outstanding conditions precedent set out in Part 1, Part 2 and Part 3 of Schedule 3 (Conditions precedent) in relation to the Ship to which such Tranche A Advance relates by the Delivery Date (but not later than ten (10) Business Days from the Utilisation Date) for such Tranche A Advance or such other date as may be agreed by the Term Lenders, the Agent (acting on the instructions of all Term Lenders) shall, subject to the other terms and conditions of clauses 5.18 to 5.24 and the other provisions of this Agreement, make such Tranche A Advance to the accounts set out in the Utilisation Request and on the date specified in the relevant Utilisation Request, being the date on which the final instalment of the relevant Contract Price is required to be deposited in accordance with the relevant Building Contract (being, in respect of each Ship, up to three (3) Building Contract Business Days (or, such shorter time period as is required pursuant to the terms of the relevant Building Contract) prior to the anticipated Delivery of a Ship under its Building Contract) to (i) in respect of the amount payable to the Builder pursuant to the relevant Building Contract, the Builder's Bank and (ii), in respect of the remaining portion of the Tranche A Advance, a suspense account held with the Agent (the Suspense Account).

5.19	A Tranche A Advance utilised pursuant to clauses 5.18 to 5.24 (a Pre-placed Advance) shall (subject to the other provisions of this Agreement) be remitted by the Agent to:

(a)	in respect of the portion of the Tranche A Advance to be remitted to the Builder, the relevant Builder’s Bank as a cash deposit in the Agent’s name with the relevant Builder’s Bank with its correspondent bank in New York, and will be held by the relevant Builder’s Bank to the order of the Agent for release by the Agent to the Builder (a Release) only subject to such irrevocable instructions addressed from the Agent to the relevant Builder’s Bank as are acceptable to the Agent (Irrevocable Instructions); and

(b)	in respect of the remaining portion of the Tranche A Advance after the remittance has been sent to the Builder’s Bank in accordance with paragraph (a) above, such amount will be held by the Agent in the Suspense Account for release by the Agent to the Borrower at the time of a Release.

5.20	Any such Irrevocable Instructions in relation to a Pre-placed Advance shall in any event provide (inter alia) that the relevant Pre-placed Advance shall be returned to the Agent within five (5) Building Contract Business Days of the date that the same was remitted to the relevant Builder’s Bank if not released to the Builder and the Borrower or to their order. The Finance Parties and the Obligors hereby agree that the relevant Pre-placed Advance shall not be released to the Builder and the Borrower or to their order, and the Agent (and the authorised representatives of the Agent specified in the Irrevocable Instructions) shall not agree to counter-sign the “Protocol of Delivery and Acceptance” (if applicable) in respect of the relevant Ship nor release the relevant Pre-placed Advance to the Builder and the Borrower or to their order, unless and until:

(a)	the Agent is satisfied that the “Protocol of Delivery and Acceptance” in respect of that Ship has been signed by the Builder and the Owner; and

(b)	the Agent is satisfied that all the conditions precedent set out in Part 1 of Schedule 3 (Conditions precedent to any Utilisation), Part 2 of Schedule 3 (Conditions precedent for each Ship Commitment) and Part 3 of Schedule 3 (Conditions precedent on Delivery) in relation to such Ship and such Pre-placed Advance have been, or will be promptly thereafter, satisfied in full.

5.21	The Borrower hereby irrevocably and unconditionally undertakes that it shall not give any instructions to a Builder’s Bank in respect of a Pre-placed Advance that are inconsistent with any Irrevocable Instructions in respect of that Pre-placed Advance.

5.22	Unless the Agent (acting on the instructions of all Term Lenders) otherwise agrees, the Borrower shall immediately prepay a Pre-placed Advance, together with interest thereon (calculated in accordance with clause 8.1 (Calculation of interest)), on the date on which the relevant Builder’s Bank is required to return the moneys funded by that Pre-placed Advance to the Agent in accordance with the relevant Irrevocable Instructions (and regardless of whether the relevant Builder’s Bank has then carried out such instructions), provided that any moneys actually returned to the Agent from the relevant Builder’s Bank shall be applied by the Agent in satisfaction of such prepayment obligation of the Borrower and in payment of any amounts payable by the Borrower under clauses 7.21 to 7.29 (Restrictions) as a result of such prepayment. Any such prepayment shall not reduce the relevant Ship Commitment.

5.23	In case of application of clauses 5.18 to 5.24 in respect of any Pre-placed Advance, each Pre-placed Advance shall accrue interest in accordance with the terms of clause 8.1 (Calculation of interest) from the Utilisation Date for that Pre-placed Advance.

5.24	Any amount prepaid under clause 5.22 in respect of a Pre-placed Advance shall be, subject to the other terms of this Agreement, available to be redrawn by the Borrower where Delivery of the relevant Ship has been delayed, in again assisting the Owner to satisfy its obligations under the relevant Building Contract, provided that such reborrowing is done within the Last Availability Date.

5.25	In this clause 5:

(a)	Building Contract Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore, New York and Seoul.

(b)	Builder's Bank means either the Korea Development Bank or the Korean Exchange Bank or any other bank of the Builder acceptable to all Term Lenders.

Rollover Loans

5.26	On the last day of the Interest Period for a maturing Revolving Credit Facility Loan which falls on or before the Last Availability Date for the Revolving Credit Facility (a Rollover Date) (on which date such Revolving Credit Facility Loan is due to be repaid), the RCF Lenders shall, unless (a) not less than three (3) Business Days before such Rollover Date the Borrower notifies the Agent that no Rollover Loan should be advanced for the relevant Revolving Credit Facility Loan or (b) an Event of Default has occurred and is continuing at such time, be deemed to advance to the Borrower a Rollover Loan in an aggregate amount of which is equal to (or less than, if the Borrower notifies the Agent of the same pursuant to clause 6.7 (Repayment – Revolving Credit Facility)), the maturing Revolving Credit Facility Loan or, if less, the balance of the available and undrawn Total Revolving Credit Facility Commitments.

5.27	Such Rollover Loan shall be made solely for the purpose of refinancing the maturing Revolving Credit Facility Loan on the last day of its Interest Period.

5.28	For the avoidance of doubt, no Utilisation Request needs to be given by the Borrower in relation to the utilisation of a Rollover Loan made and applied pursuant to clauses 5.26 and 5.27.

Section 4 - Repayment, Prepayment and Cancellation

6	Repayment

Tranche A Loan

6.1	The Borrower shall on each Repayment Date that relates to all or part of the Tranche A Loan, repay to the Term Lenders such part of the Tranche A Loan as is required to be repaid by clause

6.2.

(a)

Subject to clause 6.3, the Borrower shall repay the Ship 1 Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/64th of the amount of the Ship 1 Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 1 Advance.

(b)

Subject to clause 6.3, the Borrower shall repay the Ship 2 Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/64th of the amount of the Ship 2 Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 2 Advance.

(c)

Subject to clause 6.3, the Borrower shall repay the Ship 3 Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/64th of the amount of the Ship 3 Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 3 Advance.

(d)

Subject to clause 6.3, the Borrower shall repay the Ship 4 Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/64th of the amount of the Ship 4 Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 4 Advance.

(e)

Subject to clause 6.3, the Borrower shall repay the Ship 5 Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/64th of the amount of the Ship 5 Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 5 Advance.

(f)

Subject to clause 6.3, the Borrower shall repay the Ship 6 Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/64th of the amount of the Ship 6 Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 6 Advance.

6.3	If any Tranche A Advance is partially prepaid, such prepayment shall be applied pro rata to the remaining repayment instalments of that Tranche A Advance.

6.4	On the last Final Repayment Date for Tranche A (without prejudice to any other provision of this Agreement), the Tranche A Loan and any other amounts owing by the Borrower to any Finance Party under any of the Finance Documents (as conclusively certified by the Agent) shall be repaid in full.

Tranche B Loan

6.5	The Borrower shall on each Repayment Date that relates to all or part of the Tranche B Loan, repay to the Term Lenders such part of the Tranche B Loan as is required to be repaid by clause

6.6

(a)

Subject to clause 6.7, the Borrower shall repay the Ship 1 Scrubber Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/20th of the amount of the Ship 1 Scrubber Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 1 Scrubber Advance.

(b)

Subject to clause 6.7, the Borrower shall repay the Ship 2 Scrubber Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/20th of the amount of the Ship 2 Scrubber Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 2 Scrubber Advance.

(c)

Subject to clause 6.7, the Borrower shall repay the Ship 3 Scrubber Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/20th of the amount of the Ship 3 Scrubber Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 3 Scrubber Advance.

(d)

Subject to clause 6.7, the Borrower shall repay the Ship 4 Scrubber Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/20th of the amount of the Ship 4 Scrubber Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 4 Scrubber Advance.

(e)

Subject to clause 6.7, the Borrower shall repay the Ship 5 Scrubber Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/20th of the amount of the Ship 5 Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 5 Scrubber Advance.

(f)

Subject to clause 6.7, the Borrower shall repay the Ship 6 Scrubber Advance in equal quarterly instalments (save for the instalment to be paid on the Final Repayment Date, which shall equal the outstanding amount of that Advance on the Final Repayment Date), each being 1/20th of the amount of the Ship 6 Scrubber Advance on its Utilisation Date (rounded upwards to the nearest dollar), one such instalment to be repaid on each of the Repayment Dates relative to the Ship 6 Scrubber Advance.

6.7	If any Tranche B Advance is partially prepaid, such prepayment shall be applied pro rata to the remaining repayment instalments of that Tranche B Advance.

6.8	For the avoidance of doubt, notwithstanding any provision in clauses 6.5 to 6.9, the relevant Tranche B Advance shall be repaid in full upon full repayment of the corresponding Tranche A Advance.

6.9	On the last Final Repayment Date for Tranche B (without prejudice to any other provision of this Agreement), the Tranche B Loan and any other amounts owing by the Borrower to any Finance Party under any of the Finance Documents (as conclusively certified by the Agent) shall be repaid in full.

Repayment – Revolving Credit Facility

6.10	The Borrower shall repay each Revolving Credit Facility Loan on the last day of its Interest Period, but without prejudice to the right of the Borrower to make a further Utilisation on that day under the Revolving Credit Facility in accordance with clause 5 and subject to the other terms of this Agreement.

6.11	Without prejudice to the Borrower’s obligations under clause 6.10 above, if a Revolving Credit Facility Loan is to be made available to the Borrower (i) on the same day that a maturing Revolving Credit Facility Loan is due to be repaid by the Borrower; and (ii) in whole or in part for the purposes of refinancing the maturing Revolving Credit Facility Loan; and the proportion borne by each RCF Lender's participation in the maturing Revolving Credit Facility Loan to the amount of that Revolving Credit Facility Loan immediately before the new Revolving Credit Facility Loan is made is the same as the proportion borne by that RCF Lender's participation in the new Revolving Credit Facility Loan to the amount of the new Revolving Credit Facility Loan, the amount of the new Revolving Credit Facility Loan shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request (if a Utilisation Request is to be given in respect of such Revolving Credit Facility Loan) or otherwise separately in writing (in the case of a Rollover Loan where the amount of the maturing Revolving Credit Facility Loan exceeds the amount of the Rollover Loan), be treated as if applied in or towards repayment of the maturing Revolving Credit Facility Loan so that:

(a)	if the amount of the maturing Revolving Credit Facility Loan exceeds the amount of the new Revolving Credit Facility Loan (including, without limitation, as a result of any Suspended Undrawn Revolving Credit Facility) and subject to the RCF Available Amount:

(i)	the Borrower will only be required to make a payment under clause 35.1 (Payments to the Agent) in an amount equal to that excess; and

(ii)	each RCF Lender’s participation in the new Revolving Credit Facility Loan shall be treated as having been made available to and applied by the Borrower in or towards repayment of that RCF Lender’s participation in the maturing Revolving Credit Facility Loan and that RCF Lender will not be required to make a payment under clause 35.1 (Payments to the Agent) in respect of its participation in the new Revolving Credit Facility Loan; and

(b)	if the amount of the maturing Revolving Credit Facility Loan is equal to or less than the amount of the new Revolving Credit Facility Loan:

(i)	the Borrower will not be required to make a payment under clause 35.1 (Payments to the Agent); and

(ii)	each Lender will be required to make a payment under clause 35.1 (Payments to the Agent) in respect of its participation in the new Revolving Credit Facility Loan only to the extent that its participation in the new Revolving Credit Facility Loan exceeds that RCF Lender’s participation in the maturing Revolving Credit Facility Loan and the remainder of that RCF Lender’s participation in the new Revolving Credit Facility Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that RCF Lender’s participation in the maturing Revolving Credit Facility Loan.

6.12	On the Final Repayment Date for the Revolving Credit Facility (without prejudice to any other provision of this Agreement) all Revolving Credit Facility Loans shall be repaid in full and any other amounts owing by the Borrower to the RCF Lenders under the Finance Documents in respect of the Revolving Credit Facility (as conclusively certified by the Agent) shall be repaid in full.

7	Illegality, prepayment and cancellation

Illegality

7.1	If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loans or it becomes unlawful for any Affiliate of a Lender for that Lender to do so or it becomes contrary to Sanctions to do the same:

(a)	that Lender may, at its discretion, at any time whilst the illegality or Sanctions contravention continues, notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower and subject to the right to replace the Lender in accordance with clause 7.11, the Commitments of that Lender will be immediately cancelled and the remaining Ship Commitments, Ship Scrubber Commitments and Revolving Credit Facility Commitments shall be reduced rateably; and

(c)	subject to clause 7.11, the Borrower shall repay that Lender's participation in each of the Loans on the last day of each Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

Change of control

7.2	The Borrower shall promptly notify the Agent in writing upon any Obligor becoming aware of a Change of Control Event (a Borrower Notification) and such Borrower Notification shall set out all applicable details relating to such Change of Control Event, (if applicable) any measures to rectify and the Borrower shall provide such further information thereafter as may be requested by the Agent (acting reasonably).

7.3	If a Change of Control Event occurs and is not rectified within seven (7) days of the Borrower Notification relevant to it, the Agent (acting on the instructions of the Majority Lenders) may by notice to the Borrower (an Agent Notice), cancel the Total Commitments with effect from a date specified in that Agent Notice which is at least thirty (30) days after the date of the Agent Notice and declare that all or part of the Loans be payable within thirty (30) days after the date of the Agent Notice PROVIDED ALWAYS that the Agent’s right to serve an Agent Notice in respect to a particular Change of Control Event shall only continue for a period of one hundred and twenty (120) days from the date of the Borrower Notification in respect of that Change of Control Event.

7.4	If any person or persons acting in concert or any entity other than BW Group (directly or via one or more intermediate holding companies):

(a)	acquires legally and/or beneficially, and either directly or indirectly, more than the percentage of the issued share capital of the Parent held by the BW Group (either directly or via one or more intermediate holding companies); or

(b)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Parent,

the Total Commitments shall be cancelled and all amounts outstanding under the Facilities shall be due and payable within sixty (60) days of the date of the occurrence of the relevant event(s) listed in paragraphs (a) and/or (b) above.

Voluntary cancellation

7.5	The Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of $10,000,000) of the Facilities which are undrawn at the proposed date of cancellation provided that any such cancellation shall reduce the Commitments of the Term Lenders rateably inter se and/or shall reduce the Commitments of the RCF Lenders rateably inter se, as the case may be. No penalty shall be applied to any voluntary cancellation under this clause. The Borrower may in its discretion nominate which Tranche to cancel and which Ship Commitment under Tranche A or which Ship Scrubber Commitment under Tranche B to cancel or whether to cancel a part or all of the Total Revolving Credit Facility Commitments. Upon any such cancellation the Total Commitments shall be reduced by the same amount.

Voluntary prepayment

7.6	The Borrower may, if it gives the Agent not less than five (5) Business Days' prior written notice, prepay the whole or part of the Facilities (but if in part, being an amount that reduces the amount of the Facilities by a minimum amount of $10,000,000), on the last day of an Interest Period for the applicable Facility (or any other date subject to the payment of Break Costs). No penalty or fee shall be applied for the first two voluntary prepayments under this clause in any 12 month period whereas a prepayment fee of $5,000 (in aggregate) shall be paid to the Agent for any additional voluntary prepayment in such 12 month period. The Borrower may at its discretion nominate which Tranche to prepay or which Revolving Credit Facility Loan to prepay and, in relation to the Term Loan Facility, which, in respect of any prepayment of Tranche A, Tranche A Advance to prepay and which, in respect of any prepayment of Tranche B, Tranche B Advance to prepay.

Right of replacement or cancellation and prepayment in relation to a single Lender

7.7	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.5 (Tax gross-up);

(b)	any Lender claims indemnification from the Borrower under clause 12.12 (Tax indemnity) or clause 13.1 (Increased Costs); or

(c)	any Lender becomes a Non-Consenting Lender (as defined in clause 7.14 below),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues or, as the case may be, while a Lender continues to be a Non- Consenting Lender, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with clause 7.10.

7.8	On receipt of a notice referred to in clause 7.7 above, the Commitments of that Lender shall immediately be reduced to zero and, unless the Commitments of the relevant Lender are replaced in accordance with clause 7.10, the remaining Ship Commitments and Ship Scrubber Commitments shall be reduced rateably.

7.9	On the last day of each Interest Period for an Advance which ends after the Borrower has given notice under clause 7.7 above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in each applicable Advance.

7.10	The Borrower may, in the circumstances set out in clauses 7.1 (Illegality) or 7.7, on ten (10) Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 29 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (save for any entity related to the Borrower) selected by the Borrower which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 29 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the assignment equal to the aggregate of:

(a)	the outstanding principal amount of such Lender's participation in the Loans;

(b)	all accrued interest owing to such Lender;

(c)	the Break Costs which would have been payable to such Lender pursuant to clause 10.5(a) (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loans on the date of the assignment; and

(d)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

7.11	The replacement of a Lender pursuant to clause 7.10 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under clause 7.10 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents;

(d)	the Lender shall only be obliged to assign its rights pursuant to clause 7.10 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment; and

(e)	on the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a replacement Lender.

7.12	A Lender shall perform the checks described in clause 7.11(d) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.10 above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.13	The Agent shall perform the checks described in clause 7.11(e) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.10 above and shall notify the Borrower when it is satisfied that it has complied with those checks.

7.14	In the event that:

(a)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who, under the terms of this Agreement, is entitled to vote but who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non- Consenting Lender.

Sale or Total Loss

7.15	On the Disposal Repayment Date in relation to any Ship, unless the Borrower has provided a ‘Substitute Ship’ in accordance with clause 25.16 (Substitution of a Mortgaged Ship):

(a)	the Borrower shall prepay the Tranche A Advance and Tranche B Advance in relation to such Ship in full; and

(b)	the Total Revolving Credit Facility Commitments shall be reduced by the RCF Fraction and, to the extent that the aggregate of the Revolving Credit Facility Loans then exceed the Total Revolving Credit Facility Commitments as so reduced, the Borrower shall prepay such Revolving Credit Facility Loans pro rata in an aggregate amount equal to such excess.

7.16	If the provisions of clause 25 (Minimum security value) do not remain satisfied notwithstanding the prepayments required by clause 7.15(a), such amount of the excess sale or Total Loss proceeds as are required to ensure that the provisions of clause 25 (Minimum security value) are satisfied shall be used to prepay the Term Loan and the Borrower may determine which Advance or Advances shall be prepaid as a consequence.

7.17	In addition to the prepayments required under clauses 7.15 and 7.16 above, the sale or Total Loss proceeds remaining shall be applied in or towards all applications of payments required to be made under clause 35.8 (Partial payments) and any other amount due at such time under the Finance Documents which remain unpaid.

7.18	Any excess sale or Total Loss proceeds remaining after the prepayments and other payments required in clauses 7.15 to 7.17 shall be returned to the Borrower or to its order provided that no Default is then continuing and the provisions of clause 25 (Minimum security value) then remain satisfied.

7.19	In respect of clause 7.15, the Fair Market Value of the Ships will be based on the latest quarterly valuations provided to the Agent pursuant to clause 25.2 (Valuation frequency). For the avoidance of doubt, the consent of the Lenders is not required in respect of the release and discharge of any security pursuant to clause 7.15 provided that upon such release and discharge and, if so required by the Agent, the Borrower shall reimburse to the Agent any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge.

Automatic cancellation

7.20

(a)	Any Ship Commitment which has not become available by the relevant Last Availability Date or any part of a Ship Commitment remaining in respect of a Tranche A Advance which has not been utilised in full due to the application of clause 5.5 (Currency and amount) in relation to Tranche A or any other reason whatsoever on the Utilisation Date of that Tranche A Advance shall be automatically cancelled at close of business in Singapore on the Last Availability Date for that Tranche A Advance.

(b)	Any Ship Scrubber Commitment which has not become available by the relevant Last Availability Date or any part of a Ship Scrubber Commitment remaining in respect of a Tranche B Advance which has not been utilised in full due to the application of clause 5.6 (Currency and amount) in relation to Tranche B or any other reason whatsoever on the Utilisation Date of that Tranche B Advance shall be automatically cancelled at close of business in Singapore on the Last Availability Date for that Tranche B Advance.

(c)	At close of business in Oslo (5:00pm) on the Last Availability Date in respect of the Revolving Credit Facility (without prejudice to any other provision of this Agreement including, without limitation, the right of the Borrower to utilise a Revolving Credit Facility Loan (including a Rollover Loan) on the Last Availability Date in respect of the Revolving Credit Facility), the Total Revolving Credit Facility Commitments shall be reduced to zero.

Restrictions

7.21	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment and shall identify which Advance, Ship Commitment or Ship Scrubber Commitment such cancellation or prepayment relates to.

7.22	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, if the prepayment is made otherwise than on the last day of the relevant Interest Period, subject to any Break Costs, without premium or penalty.

7.23	Unless a contrary indication appears in this Agreement and subject to clause 5.24 (Pre-placement of Tranche A Advances), the Borrower may not reborrow any part of Tranche A which is prepaid or repaid. The Borrower may not reborrow any part of Tranche B which is prepaid or repaid. The Borrower may, on or prior to the Last Availability Date for the Revolving Credit Facility and subject to the other terms of this Agreement, reborrow any part of the Revolving Credit Facility which has been prepaid.

7.24	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.25	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.26	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

7.27	If the Total Tranche A Commitments, the Total Tranche B Commitments and the Total Revolving Credit Facility Commitments are partially reduced and/or part of the Term Loan or Revolving Credit Facility Loan partially prepaid under clause 7.1 (Illegality) or clauses 7.7 to 7.12 (Right of cancellation and prepayment in relation to a single Lender), (a) the Commitments of the relevant Lender shall be reduced to zero and (b) the Total Tranche A Commitments, the Total Tranche B Commitments and/or the Total Revolving Credit Facility Commitments, as applicable, shall be reduced pro rata.

7.28	If any part of the Total Tranche A Commitments or the Total Tranche B Commitments are partially reduced and/or any part of the Term Loan partially prepaid under clause 7.5 (Voluntary cancellation) or 7.6 (Voluntary prepayment), the relevant Commitments of the Term Lenders shall be reduced rateably.

7.29	If any part of the Total Tranche A Commitments or any part of the Tranche B Commitments are partially reduced and/or any part of the Term Loan is partially prepaid under this Agreement (other than as referred to in clauses 7.27 and 7.28 above unless stated otherwise in this Agreement), the relevant Commitments of the Term Lenders shall be reduced rateably and in the same manner as if the partial reduction was a voluntary reduction under clause 7.5 (Voluntary cancellation) and any such prepayment shall prepay the relevant Tranche in the same manner as if the partial prepayment was a voluntary prepayment under clauses 6.3 (Repayment) and 7.6 (Voluntary prepayment).

7.30	If the Revolving Credit Facility Commitments are partially reduced under clause 7.5 (Voluntary cancellation), the relevant Commitments of the RCF Lenders shall be reduced rateably, but if any Revolving Credit Facility Loan is prepaid in whole or part, the Revolving Credit Facility Commitments shall not be reduced (save as otherwise provided in this Agreement) and, subject to the other provisions of this Agreement, any undrawn portion of the Revolving Credit Facility Commitments from time to time may (save as otherwise provided in this Agreement) be redrawn on or prior to the Last Availability Date for the Revolving Credit Facility.

7.31	Any prepayment of a Revolving Credit Facility Loan shall be applied pro rata to each RCF Lender's participation in each of the Revolving Credit Facility Loans (to the extent the same is/are being prepaid) and to each RCF Lender's Revolving Credit Facility Commitment.

7.32	Any Suspended Undrawn Revolving Credit Facility shall be applied pro rata to each RCF Lender's participation in each of the Revolving Credit Facility Loans (to the extent the same is/are being suspended).

7.33	The Borrower shall only be entitled to voluntarily cancel the whole or any part of the Total Revolving Credit Facility Commitments which is then drawn if the Borrower prepays such amount of the Revolving Credit Facility Loans (as selected by the Borrower) as may be necessary to ensure that the outstanding Revolving Credit Facility Loans after the date of cancellation will not exceed the Total Revolving Credit Facility Commitments (as so reduced).

Section 5 - Costs of Utilisation

8	Interest

Calculation of interest

8.1	The rate of interest on a Loan for any day during each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	the Compounded Reference Rate for that day.

8.2	If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

Payment of interest

8.3	The Borrower shall pay accrued interest on:

(a)	each Tranche A Advance (or the relevant part of it) for the account of the Term Lenders;

(b)	each Tranche B Advance (or the relevant part of it) for the account of the Term Lenders; and

(c)	each Revolving Credit Facility Loan for the account of the RCF Lenders,

on the last day of each Interest Period for that Advance (or any relevant part of it) or that Revolving Credit Facility Loan, as the case may be, which shall, for the avoidance of doubt, coincide with a Quarter Date (and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period), provided that the first interest payment date for each Tranche A Advance shall be the First Repayment Date for such Tranche A Advance and the first interest payment date for each Tranche B Advance shall be on the First Repayment Date for such Tranche B Advance.

Default interest

8.4	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.5 below, is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan to which it relates for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.

8.5	If any overdue amount consists of all or part of an Advance which became due on a day which was not the last day of an Interest Period relating to that Advance or the relevant part of it:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Advance; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

8.6	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Notification of rates of interest

8.7

(a)	The Agent shall promptly upon an Interest Payment being determinable notify:

(i)	the Borrower of that Interest Payment;

(ii)	each relevant Lender of the proportion of that Interest Payment which relates to that Lender's participation in each relevant Loan; and

(iii)	the relevant Lenders and the Borrower of:

(A)	each applicable rate of interest relating to the determination of that Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan.

This clause 8.7(a) shall not apply to any Interest Payment determined pursuant to clause 10.3 (Cost of funds).

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

(c)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Loan to which clause 10.3 (Cost of funds) applies.

(d)	This clause 8.7 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

(e)	Notwithstanding clause 8.3 (Payment of interest), if the Agent is unable for any reason to provide a notification as required in paragraph (a) above then the Borrower shall pay interest within two Business Days following the Agent’s notification of the Interest Payment due and this shall be treated as the due date for such payment for the purposes of clauses 28.2 to 28.3 (Non-payment).

9	Interest Periods

Selection of Interest Periods

9.1	The Interest Period for each Advance shall, subject to clause 9.7 and 9.8 (Interest Periods overrunning Repayment Dates), be three (3) months.

9.2	Subject to clause 9, an Interest Period for an Advance under the Term Loan Facility shall be three (3) months duration or any other period not exceeding six (6) months agreed between the Borrower and the Agent on the instructions of all the Term Lenders.

9.3	Subject to clause 9.6, the Interest Period for each Revolving Credit Facility Loan shall end on the immediately next Quarter Date which falls after the applicable Utilisation Date.

9.4	The first Interest Period for an Advance under either Tranche A or Tranche B shall start on the Utilisation Date of such Advance and each subsequent Interest Period for such Advance shall start on the last day of its preceding Interest Period.

9.5	The first Interest Period for an Advance under either Tranche A or Tranche B shall end on the Quarter Date immediately following the Utilisation Date of that Advance, unless the period commencing on such Utilisation Date and ending on such Quarter Date is less than 45 days, whereupon the first Interest Period for such Advance shall end on the second Quarter Date after that Utilisation Date. Each Interest Period applying to each Advance shall always end on a Quarter Date.

9.6	No Interest Period in respect of an Advance shall extend beyond the applicable Final Repayment Date for that Advance.

Interest Periods overrunning Repayment Dates

9.7	No Interest Period for a Tranche A Advance shall overrun any later Repayment Date for that Tranche A Advance.

9.8	No Interest Period for a Tranche B Advance shall overrun any later Repayment Date for that Tranche B Advance.

Non-Business Days

9.9	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.10	If there are rules specified as "Business Day Conventions" in the Compounded Rate Terms, those rules shall apply to each Interest Period for a Loan.

10	Changes to the calculation of interest

10.1	Interest calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and

(b)	"Cost of funds will apply as a fallback" is specified in the Compounded Rate Terms,

clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Compounded Rate Terms; and

(b)	before the Reporting Time, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan equal or exceed fifty per cent. (50%) of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for dollars would be in excess of that Market Disruption Rate, then clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of funds

(a)	If this clause 10.3 (Cost of funds) applies to a Loan for an Interest Period, clause 8.1 (Calculation of interest) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this clause 10.3 (Cost of funds) applies and the Agent or the Borrower so require and provided that no amendment or waiver has been made during the relevant Interest Period pursuant to clause 41.5 (Change to reference rates), the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all of the Lenders and the Borrower, be binding on all Parties.

(d)	If this clause 10.3 (Cost of funds) applies pursuant to clause 10.2 (Market disruption) and:

(i)	a Lender's Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not supply a quotation by the Reporting Time,

the cost to that Lender of funding its participation in a Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)	Subject to clause 10.3(d), if this clause 10.3 applies but any Lender does not notify a rate to the Agent by the Reporting Time the rate of interest shall be calculated on the basis of the rates notified by the relevant remaining Lenders.

10.4	Notification to the Borrower

If clause 10.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

10.5	Break Costs

(a)	If an amount is specified as Break Costs in the Compounded Rate Terms, the Borrower shall, within six (6) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, confirm by email or otherwise the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

Commitment commission

11.1	The Borrower shall pay to the Agent (for the account of each Term Lender) a fee in dollars computed at the rate of 0.30 multiplied by the Margin applicable to the daily undrawn and uncancelled portion of that Term Lender's Tranche A Commitment and Tranche B Commitment calculated on a daily basis from the date of this Agreement until (a) in respect of Tranche A, the earlier of (i) the Utilisation Date of the last Tranche A Advance or (ii) the Last Availability Date in respect of Tranche A or (iii) the date the Tranche A Commitment of each Term Lender is cancelled in full; and (b) in respect of Tranche B, the earlier of (i) the Utilisation Date of the last Tranche B Advance or (ii) the Last Availability Date in respect of Tranche B or (iii) the date the Tranche B Commitment of each Term Lender is cancelled in full.

11.2	The Borrower shall pay to the Agent (for the account of each RCF Lender) a fee in dollars computed at the per annum rate of 1% (or 1.2%, for the period commencing on the 1 year anniversary of the Effective Date to and ending on the Last Availability Date relevant to the Revolving Credit Facility Commitments) on the available but undrawn and uncancelled portion of that RCF Lender’s Revolving Credit Facility Commitment calculated on a daily basis from the date of this Agreement.

11.3	The Borrower shall pay the accrued commitment commission referred to in clause 11.1 on the last day of each Quarter Date, on the applicable Last Availability Date for Tranche A or, as the case may be, Tranche B and, if cancelled, on the cancelled amount of the relevant Term Lender's Commitments at the time the cancellation is effective.

11.4	The Borrower shall pay accrued commitment commission referred to in clause 11.2 on the first Utilisation Date under the Revolving Credit Facility, on each Quarter Date following that first Utilisation Date and, if any part of the relevant RCF Lender's Revolving Credit Facility Commitment is cancelled, on the cancelled amount of the relevant RCF Lender's Revolving Credit Facility Commitment at the time the cancellation is effective. For the avoidance of doubt, the Borrower’s obligation to pay accrued commitment commission referred to in clause 11.2 shall apply to each RCF Lender's Revolving Credit Facility Commitment in full, notwithstanding any Suspended Undrawn Revolving Credit Facility at any time.

Structuring and arrangement fee

11.5	The Borrower shall pay to the Agent (for the account of the Term Lenders) a structuring and arrangement fee in the amount, proportions and at the time agreed in a Fee Letter.

11.6	The Borrower shall pay to the Agent (for the account of the RCF Lenders) an arrangement fee in the amount, proportions and at the time agreed in a Fee Letter.

Agency fee

11.7	The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

Coordination fee

11.8	The Borrower shall pay to the Agent (for the account of the Facility Co-ordinator) a coordination fee in the amount, proportions and at the time agreed in a Fee Letter.

51

Section 6 - Additional Payment Obligations

12	Tax gross-up and indemnities

Definitions

12.1	In this Agreement:

Protected Party means a Finance Party or, in relation to clauses 14.5 to 14.6 (Indemnity concerning security) and clause 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 to 14.6 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means:

(a)	a Lender which is entitled to receive interest payable to that Lender in respect of an advance under a Finance Document without a Tax Deduction under the laws of Singapore; or

(b)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is a Treaty Lender.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a Hedging Contract or a FATCA Deduction.

Tax Payment means the increase in a payment made by an Obligor to a Finance Party under clause 12.5 (Tax gross-up) or a payment by an Obligor under clause 12.12 (Tax indemnity).

Treaty Lender means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in that Treaty State through a permanent establishment with which that Lender’s participation in the Loans is effectively connected.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with Singapore which makes provision for full or partial exemption from tax imposed by Singapore on interest.

12.2	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

Tax gross-up

12.3	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.4	The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

12.5	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.6	A payment shall not be increased under clause 12.5 above by reason of a Tax Deduction on account of Tax imposed by Singapore, if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender (under limb (a) or (b) of that definition), but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 12.9 below.

12.7	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.8	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.9	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.10	Each Obligor which makes a payment to which it is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a, or with a reduced, Tax Deduction.

12.11	Clauses 12.3 to 12.10 (Tax gross-up) above shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the Hedging Master Agreements itself shall apply.

Tax indemnity

12.12	The Borrower shall (within six (6) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.13	Clause 12.12 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.5 (Tax gross-up); or

(c)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

12.14	A Protected Party making, or intending to make a claim under clause 12.12 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

12.15	A Protected Party shall, on receiving a payment from an Obligor under clause 12.12, notify the Agent.

Indemnities on after Tax basis

12.16	If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.17	If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.18	For the purposes of clauses 12.16 to 12.17 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

Tax Credit

12.19	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

Stamp taxes

12.20	The Borrower shall pay and, within six (6) Business Days of demand, indemnify each Finance Party against any documented cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

Value added tax

12.21	All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.23 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

12.22	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.23	Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

12.24	Any reference in clauses 12.21 to 12.25 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

12.25	In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

Lender Status Confirmation

12.26	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

12.27	If a New Lender fails to indicate its status in accordance with clause 12.26 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with clause 12.26.

FATCA information

12.28	Subject to clause 12.30 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.29	If a Party confirms to another Party pursuant to clause 12.28(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.30	Clause 12.28 above shall not oblige any Finance Party to do anything, and clause 12.28 shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality,

or to disclose any Confidential Information.

12.31	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 12.28 above (including, for the avoidance of doubt, where clause 12.30 applies), then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

FATCA Deduction

12.32	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.33	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

Hedging

12.34	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 12 (Tax gross-up and indemnities) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

13	Increased Costs

Increased Costs

13.1	Subject to clause 13.5 (Exceptions), the Borrower shall, within six (6) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(a)	arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(b)	is a Basel III Increased Cost.

13.2	In this Agreement Increased Costs means:

(a)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

Increased Cost claims

13.3	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.4	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and the basis of its calculation.

Exceptions

13.5	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 12.12 (Tax indemnity) (or would have been compensated for under clause 12.12 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.13 applied);

(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(d)	attributable to a FATCA Deduction required to be made by a Party; or

(e)	a Basel II Increased Cost

13.6	In clause 13.5, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

Hedging

13.7	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 13 (Increased Costs) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

14	Other indemnities

Currency indemnity

14.1	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within six (6) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any documented Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

Other indemnities

14.3	The Borrower shall (or shall procure that another Obligor will), within six (6) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all documented Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 33 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in any Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of any Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions.

Indemnity to the Agent and the Security Agent

14.4	The Borrower shall, within six (6) Business Days of demand by the Agent or the Security Agent, indemnify the Agent and the Security Agent against:

(a)	any and all documented Losses incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iv)	any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents, and

(b)	any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Agent or the Security Agent under the Finance Documents.

Indemnity concerning security

14.5	The Borrower shall (or shall procure that another Obligor will) within six (6) Business Days of demand by the Agent or the Security Agent indemnify each Indemnified Person against any and all documented Losses incurred by it in connection with:

(a)	any failure by the Borrower to comply with clause 16 (Costs and expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver by the Finance Documents or by law;

(e)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(f)	any breach by any Obligor of the Finance Documents; or

(g)	any claim arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions and connected to an Obligor or a Mortgaged Ship or the Facilities.

14.6	The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in clause 14.5 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

Continuation of indemnities

14.7	The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of any Loan, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrower of this Agreement.

Third Parties Act

14.8	Each Indemnified Person may rely on the terms of clauses 14.5 and 14.6 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 and 14.6 (Indemnity concerning security), subject to clauses 1.12 to 1.14 (Third party rights) and the provisions of the Third Parties Act.

Interest

14.9	Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid within six (6) Business Days of demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the due date therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clauses 8.4 to 8.6 (Default interest).

Exclusion of liability

14.10	No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.10 subject to clauses 1.12 to 1.14 (Third party rights) and the provisions of the Third Parties Act.

Fax and email indemnity

14.11	The Borrower shall indemnify each Finance Party within six (6) Business Days of demand made by such Finance Party against any and all documented Losses together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any fax or email communication purporting to originate from the Borrower to the Agent or the Security Agent being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful misconduct of the relevant Finance Party or the Agent or the Security Agent).

Hedging

14.12	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 14 (Other indemnities) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

15	Mitigation by the Lenders

Mitigation

15.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) assigning its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.2	Clause 15.1 does not in any way limit the obligations of any Obligor under the Finance

Documents.

Limitation of liability

15.3	The Borrower shall indemnify each Finance Party within six (6) Business Days of demand made by that Finance Party for all documented costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.4	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

Transaction expenses

16.1	The Borrower shall within six (6) Business Days of demand pay the Agent, the Facility Co-ordinator, the Arrangers, the Hedging Providers and the Security Agent the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement, the Original Security Documents and the Non-obligor Security Documents;

(b)	any other Finance Documents (except for any Transfer Certificate) executed or proposed to be executed after the date of this Agreement including any Finance Documents executed to provide additional security under clause 25 (Minimum security value); or

(c)	any Security Interest expressed or intended to be granted by a Finance Document or Non-obligor Security Document.

Amendment costs

16.2	If an Obligor requests an amendment, waiver or consent, the Borrower shall, within six (6) Business Days of demand by the Agent, reimburse the Agent for the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

Enforcement, preservation and other costs

16.3	The Borrower shall, within six (6) Business Days of demand by a Finance Party, pay to each Finance Party the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with:

(a)	the enforcement of, or the preservation of any rights under, any Finance Document (other than the Hedging Contracts or any Hedging Master Agreement) or Non-obligor Security Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents and/or the Non-obligor Security Documents or enforcing those rights;

(b)	any valuation carried out under clause 25 (Minimum security value); or

(c)	any inspection carried out under clause 23.9 (Inspection and notice of dry-docking) when an Event of Default is continuing.

Double counting

16.4	For the avoidance of doubt there shall be no double counting between any of the indemnity and/or costs provisions of this Agreement on the one hand and the provisions of any other Finance Document on the other. Accordingly, if a payment is received by way of indemnity or reimbursement of costs by any Finance Party under any of the Finance Documents which, but for this provision, would also be due under this Agreement, the person making the payment (the payer) shall be relieved, pro tanto, from any obligation to pay a corresponding amount under this Agreement provided that any settlement or discharge between such Finance Party on the one hand and the payer on the other shall be conditional upon no security or payment (whether by set-off or otherwise) to such Finance Party in relation to this Agreement or any other Finance Document being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, such Finance Party shall be entitled to recover the value or amount of such security or payment from the payer subsequently as if such settlement or discharge had not occurred.

Section 7 - Guarantee

17	Guarantee and indemnity

Guarantee and indemnity

17.1	The Parent irrevocably and unconditionally:

(a)	guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)	undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrower under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

Continuing guarantee

17.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

Reinstatement

17.3	If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, judicial management or otherwise, without limitation, then the liability of the Parent under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

Waiver of defences

17.4	The obligations of the Parent under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

Immediate recourse

17.5	The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

Appropriations

17.6	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent’s liability under this clause 17.

Deferral of Parent’s rights

17.7	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

(f)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

17.8	If the Parent receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 35 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

Additional security

17.9	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

Default interest

17.10	No interest of the type referred to at clauses 8.4 to 8.6 (Default interest) shall accrue on any amount unpaid by the Parent under clause 17.1 (Guarantee and indemnity) in addition to that accrued and accruing on the guaranteed amount.

Section 8 - Representations, Undertakings and Events of Default

18	Representations

18.1	The Borrower and the Parent makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clauses 18.46 to 18.48 (Times when representations are made).

Status

18.2	Each Obligor is a limited liability company, duly incorporated and validly existing and in good standing under the law of its Original Jurisdiction.

18.3	Each Obligor has capacity, power and authority to carry on its business as it is now being conducted and to own its property and other assets.

Binding obligations

18.4	Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

Power and authority

18.5	Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

18.6	No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which such Obligor is, or is to be, a party.

Non-conflict

18.7	The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;

(b)	the Constitutional Documents of any Obligor; or

(c)	any agreement or other instrument binding upon any Obligor or its assets or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Security Interest) on any of its assets, rights or revenues.

Validity and admissibility in evidence

18.8	All authorisations required:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;

(b)	to make each Finance Document to which it is a party admissible in evidence in its Original Jurisdiction and in England and Wales and Singapore; and

(c)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.23 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

18.9	All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and to use the Charged Property, have been obtained or effected and are in full force and effect where failure to obtain or effect those authorisations would have or be reasonably likely to have a Material Adverse Effect.

Governing law and enforcement

18.10	Subject to Legal Reservations, the choice of English law or any other applicable law as the governing law of any Finance Document will be recognised and enforced in each Obligor’s Original Jurisdiction and in England and Wales and Singapore.

18.11	Subject to Legal Reservations, any judgment obtained in England or Singapore in relation to an Obligor will be recognised and enforced in each Obligor’s Original Jurisdiction and in England and Wales and Singapore.

Information

18.12	Any Information is true and accurate in all material respects at the time it was given or made.

18.13	At the time the Information was given there are no facts or circumstances known to the Borrower or the Parent (having made due enquiry) or any other information known to the Borrower or the Parent (having made due enquiry) which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.14	At the time the Information is given, the Information does not omit anything known to the Borrower or the Parent (having made due enquiry) which would result in the Information being incomplete, untrue, inaccurate or misleading in any material respect.

18.15	All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

18.16	For the purposes of clauses 18.12 to 18.15, Information means: any information provided by any Obligor or any other Group Member to any of the Finance Parties or an Approved Broker in connection with the Finance Documents or the transactions referred to in them.

Original Financial Statements

18.17	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

18.18	The audited Original Financial Statements fairly present the financial condition and results of operations of the relevant Obligors and the Group (consolidated in the case of the Group) during the relevant financial year.

18.19	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

Pari passu ranking

18.20	Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

Ranking and effectiveness of security

18.21	Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion, the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

No insolvency

18.22	No corporate action, legal proceeding or other procedure or step described in clause 28.21 (Insolvency proceedings) or creditors’ process described in clauses 28.23 and 28.24 (Creditors’ process) has been taken or, to the knowledge of the Borrower or the Parent, threatened in relation to an Obligor and none of the circumstances described in clauses 28.17 to 28.19 (Insolvency) applies to any Obligor.

No filing or stamp taxes

18.23	Under the laws of each Obligor’s Original Jurisdiction, England and Wales and Singapore it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in those jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

Tax

18.24	No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party, provided that, in respect of payments made or to be made by the Borrower, the Borrower obtains the “Automatic Withholding Tax Exemption on Interest and Related Payments under the Maritime Sector Incentive” in Singapore (which exemption the Borrower intends to obtain).

No Event of Default

18.25	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

18.26	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor’s assets are subject which might reasonably be expected to have a Material Adverse Effect.

No proceedings pending or threatened

18.27	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of the Borrower’s or the Parent’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor.

No breach of laws

18.28	No Obligor has breached any law or regulation which breach might reasonably be expected to have a Material Adverse Effect.

Environmental matters

18.29	No Environmental Law applicable to any Ship and/or any Obligor has been violated in a manner or circumstances which might reasonably be expected to have a Material Adverse Effect.

18.30	All consents, licences and approvals required under Environmental Laws for the Ships have been obtained and are currently in force.

18.31	No Environmental Claim has been made or, to the best of the Borrower’s or the Parent’s knowledge and belief (having made due and careful enquiry), is threatened or pending against any Obligor or any Ship or any other vessel owned, operated, managed or crewed by any Group Member (each being a Fleet Vessel) where that claim might reasonably be expected to have a Material Adverse Effect and there has been no Environmental Incident (or the equivalent in respect of a Fleet Vessel) which has given, or might give, rise to such a claim.

Tax compliance

18.32	No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided and which might reasonably be expected to have a Material Adverse Effect.

Anti-corruption law and Anti-Terrorism Law

18.33

(a)	Each Obligor has conducted its business in compliance with applicable anti-corruption and anti-bribery laws and has instituted and maintains policies and procedures designed to promote and achieve compliance with such laws.

(b)	Each Obligor has conducted its business in compliance with applicable Anti-Terrorism Laws and no director, officer or Affiliate of it or any of its Subsidiaries has, to its knowledge, failed to comply with any applicable Anti-Terrorism Laws.

Security and Financial Indebtedness

18.34	No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement.

18.35	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.

Legal and beneficial ownership

18.36	Each Obligor has a good, valid and marketable title to, or valid leases or licences of, the Charged Property necessary to carry on its respective business as presently conducted.

18.37	The Owner will have a good, valid and marketable title to the Ship it is expressed to own from the commencement of the applicable Mortgage Period.

Accounting Reference Date

18.38	The financial year-end of each Obligor is the Accounting Reference Date.

Copies of documents

18.39	The Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery.

No immunity

18.40	No Obligor or any of its assets is immune to any legal action or proceeding.

Ship status

18.41	Each Ship is on the first day of its Mortgage Period:

(a)	registered in the name of the Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Approved Classification Society which are not overdue; and

(d)	insured in the manner required by the Finance Documents.

Sanctions

18.42	None of the Obligors, nor any of their Subsidiaries nor any of their respective directors, officers or employees or any other Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions applicable to it or with which any Finance Party observes; or

(c)	subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any Sanctions Authority concerning any Sanctions.

FATCA

18.43	No Obligor is a US Tax Obligor.

No money laundering

18.44	In relation to the borrowing by the Borrower of the Loans, the performance and discharge of the Obligors’ obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement and the Finance Documents, the Obligors are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat money laundering.

No breach of any Building Contract or Scrubber Contract

18.45	Nothing has occurred which entitles or may entitle any party to rescind or terminate or decline to perform their obligations under any Building Contract or Scrubber Contract.

Times when representations are made

18.46	All of the representations and warranties set out in this clause 18 (other than the Ship Representations in respect of each Ship) are deemed to be made on the dates of:

(a)	this Agreement;

(b)	the first Utilisation Request; and

(c)	the first Utilisation.

18.47	The Repeating Representations are deemed to be made on the dates of each subsequent Utilisation Request and the first day of each Interest Period, save that that part of the representation and warranty set out at clause 18.31 (Environmental matters) that relates to a Fleet Vessel shall not repeat.

18.48	All of the Ship Representations in respect to a Ship are deemed to be made on the first day of the Mortgage Period for that Ship.

18.49	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19	Information undertakings

19.1	The Borrower and the Parent undertake that this clause 19 will be complied with throughout the Facility Period.

19.2	In this clause 19:

Annual Financial Statements means the financial statements for a financial year of the Borrower and the Parent delivered pursuant to clause 19.3.

Quarterly Financial Statements means the financial statements for a financial quarter of the Parent delivered pursuant to clause 19.4.

Financial statements

19.3	The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, the audited consolidated financial statements for that financial year of the Borrower and the Parent.

19.4	The Borrower shall supply to the Agent as soon as the same become available, but in any event within ninety (90) days after the end of each first, second and third financial quarters for the Parent, the Parent’s unaudited consolidated financial statements for that financial quarter.

19.5	The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, consolidated five (5) year financial projections of the Parent commencing with the financial year in which such projections are delivered, such projections to be set out in a written format reasonably acceptable to the Agent.

19.6	The posting of the Parent’s Annual Financial Statements and Quarterly Financial Statements on its online home page (to be provided to the Agent once known) within the time frames required by clauses 19.3 and 19.4 shall be deemed to satisfy the Borrower’s obligations under those clauses in the context of the Annual Financial Statements and Quarterly Financial Statements of the Parent provided that the Borrower or the Parent notify the Agent as soon as such financials have been posted on its home page and provide the Agent with the direct link to such financials.

Provision and contents of Compliance Certificate

19.7	The Parent shall supply a Compliance Certificate to the Agent with each set of audited consolidated Annual Financial Statements and the Quarterly Financial Statements for the financial quarter ending 30 June only, in each case for the Parent, as provided to the Agent. Such Compliance Certificate shall be promptly provided following the posting of the Parent’s Annual Financial Statements or, as the case may be, the Quarterly Financial Statements for the financial quarter ending 30 June only but in any event within the time periods required by clauses 19.3 and 19.4 (as applicable)

19.8	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants).

19.9	Each Compliance Certificate shall be signed by the chief financial officer of the Parent or other authorised signatory of the Parent.

Requirements as to financial statements

19.10	The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a profit and loss account, a balance sheet and a cash flow statement and that, in addition, each set of Annual Financial Statements shall be audited by the Auditors.

19.11	Each set of financial statements delivered pursuant to clauses 19.3 and 19.4 (Financial statements) shall:

(a)	be prepared in accordance with GAAP; and

(b)	give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent in the opinion of the Parent or (as the case may be) the Borrower (in other cases), the financial condition and operations of the Group or (as the case may be) the Borrower (and its Subsidiaries) as at the date as at which those financial statements were drawn up.

19.12	The Borrower shall procure that each set of financial statements delivered pursuant to clauses 19.3 and 19.4 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements (save in respect of any financial statements prepared after 1

January 2019 which will be consistently prepared thereafter taking into account International Financial Reporting Standard (IFRS) 16), unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices, in which event, the Agent may request the Borrower to provide clarifications and the Borrower shall deliver to the Agent sufficient information to enable the Agent to determine whether clause 20 (Financial covenants) has been complied with.

19.13	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted (save in respect of any adjustment relating to IFRS 16) to reflect the basis upon which the Original Financial Statements were prepared.

Year-end

19.14	The Borrower shall procure that each financial year-end of the Borrower and the Parent falls on the Accounting Reference Date.

Information: miscellaneous

19.15	The Borrower shall deliver to the Agent:

(a)	before the occurrence of an IPO Event, copies of all documents dispatched by the Parent to its shareholders (or any class of them) which are material to the Facilities and, after the occurrence of an IPO Event, copies of all documents dispatched by the Parent to its shareholders (or any class of them) and, at all times, copies of all documents dispatched by the Borrower to its shareholders which are material to the Facilities and copies of all documents dispatched by the Parent and the Borrower to their creditors generally at the same time they are dispatched;

(b)	at the same time as they are dispatched, copies of all material documents, filings and disclosures dispatched by the Parent to the applicable stock exchange after the occurrence of an IPO Event;

(c)	as soon as instituted or (to the best of the knowledge and belief of the Borrower) threatened, details of any material litigation, arbitration or administrative proceedings current, pending or threatened which could affect the Borrower or any Obligor and which might if adversely determined have a Material Adverse Effect;

(d)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(e)	promptly, such other material information in the possession or control of the Borrower or any other Obligor regarding the financial condition, business, operations and ownership of the Borrower and the Obligors as the Agent or any Lender (through the Agent) may reasonably request, except to the extent that disclosure of such information would breach any law, regulation or, after the occurrence of an IPO Event, stock exchange requirement or listing rule;

(f)	before the occurrence of an IPO Event, details of any change in the ownership of the shares in the Parent such that:

(i)	the shareholding of a shareholder of the Parent changes so that following such change they hold 10% or more of the shares of the Parent;

(ii)	the shareholding of a shareholder of the Parent changes so that following such change they hold 25% or more of the shares of the Parent; and

(iii)	BW Group ceases to beneficially and legally hold (directly or indirectly) 50% or more of the issued share capital of the Parent or such number of shares in the Parent as carry 50% or more of the voting rights normally exercisable at a general meeting of the Parent, and in respect of (i) and (ii) above no such reporting of details will be required if the shareholder is BW Group (or one of its wholly owned Subsidiaries);

(g)	details of any change in the ownership of the shares in the Borrower or the Owner as agreed to by the Lenders in accordance with clause 21.27 (No change in shareholdings);

(h)	details of any changes made to the Constitutional Documents of the Borrower or any Obligor if such changes might reasonably be expected to negatively impact on the rights and remedies of any Finance Party under the Finance Documents;

(i)	promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions by any Sanctions Authority against it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

(j)	promptly upon becoming aware that it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party, a notice to that effect; and

(k)	promptly such documentation and information as is reasonably requested to evidence the Merger, including copies of the structure chart, documentation of ownership and all relevant corporate and Constitutional Documents.

Notification of Default

19.16	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.17	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two authorized signatories of the Parent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

Sufficient copies

19.18	The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and a document in electronic format shall be sufficient to satisfy this requirement provided that a single certified hard copy is provided to the Agent if the relevant document is required to be provided in certified form.

“Know your customer” checks

19.19	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor (including, for the avoidance of doubt, any change resulting in a shareholder holding more than 25% of an Obligor’s share capital but, in the case of the Parent after an IPO Event, only to the extent that the change in composition results in a shareholder who did not previously have a shareholding of 25% or more in the Parent having such shareholding);

(c)	a proposed assignment by a Lender or a Hedging Provider of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or a Hedging Provider prior to such assignment; or

(d)	a Lender’s annual “know your customer” review process,

obliges the Agent, the relevant Hedging Provider or any Lender (or, in the case of paragraph (c) above, any prospective new Lender or a Hedging Provider) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender or any Hedging Provider (and, in the case of a change in the shareholding of the Parent only, where such request is reasonably made) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or any Lender or any Hedging Provider (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender or any Hedging Provider) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender or any Hedging Provider to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents (provided that the breakdown of the Sohmen Family Interests need not be provided unless the same is required by any applicable law or regulation).

19.20	Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	Financial covenants

20.1	The Parent undertakes that this clause 20 will be complied with throughout the Facility Period.

Financial definitions

20.2	In this clause 20:

Adjusted Equity means the total equity presented in the Parent’s most recent consolidated financial statements provided to the Agent pursuant to clauses 19.3 and 19.6 (Financial statements) by adjusting the vessels’ book values (being the aggregate of vessels, vessels under construction (to the extent paid for by any member of the Parent Group) and periodic maintenance reserves) to their current market values.

Cash means, at any time:

(a)	cash in hand legally and beneficially owned by a member of the Parent Group; and

(b)	cash deposits legally and beneficially owned by a member of the Parent Group and which are deposited with (i) the Agent, (ii) any Lender or (iii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or A3 from Moody’s Investor Services or A from Fitch Ratings (each, an Acceptable Bank), which in each case:

(i)	is free from any Security Interest, other than pursuant to the Security Documents;

(ii)	is at the free and unrestricted disposal of the relevant member of the Parent Group by which it is owned; and

(iii)	in the case of cash in hand or cash deposits held by a member of the Parent Group other than the Parent, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Parent to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default, would become capable of being paid without restriction to the Parent within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Parent to that Subsidiary.

Cash Equivalents means, at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank (as defined under Cash);

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or any member state of the European Economic Area having a rating of at least AA from Standard & Poor’s Ratings Group or AA2 from Moody’s Investor Services or AA from Fitch Ratings, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognized trading market exists;

(ii)	issued by an issuer incorporated in the United States of America or any member state of the European Economic Area;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of at least A-1 or higher by Standard & Poor’s Ratings Group or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Ratings Group or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than five (5) days’ notice; or

(e)	any other debt security approved by the Agent (on behalf of the Majority Lenders),

in each case, to which any member of the Parent Group is alone (or together with other members of the Parent Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Parent Group or subject to any Security Interest (other than under the Security Documents).

Credit Lines means any available credit lines of the Borrower and/or the Parent with a remaining tenor of at least six (6) months held with reputable international banks.

Current Liabilities means, on any day, all liabilities of the Parent and its Subsidiaries on a consolidated basis which would, in accordance with GAAP consistently applied, be classified as current liabilities on that day.

Liabilities means, on any day, an amount equal to the aggregate of the Current Liabilities and the Long Term Liabilities.

Long Term Liabilities means, on any day, all liabilities of the Parent and its Subsidiaries on a consolidated basis which would, in accordance with GAAP consistently applied, be classified as long term liabilities on that day (excluding for these purposes “deferred taxes” (as such term is used in accordance with GAAP)).

Minimum Liquidity means, on any day, the aggregate Cash and Cash Equivalents of the Parent and any available Credit Lines on a consolidated basis.

Parent Group means the Parent and all of the Parent’s Subsidiaries.

Financial condition

20.3	The Parent shall ensure that:

(a)	Adjusted Equity ratio: On a consolidated basis the Adjusted Equity shall at all times be no less than 25% of the sum of the Liabilities and Adjusted Equity.

(b)	Minimum Adjusted Equity: On a consolidated basis the Adjusted Equity on the last day of any fiscal half-year shall at all times be no less than $350,000,000.

(c)	Minimum Liquidity: Prior to and excluding the date of the Merger, on a consolidated basis, Minimum Liquidity shall at all times be equal to or greater than $40,000,000 of which $30,000,000 may consist of Credit Lines. After and including the date of the Merger, on a consolidated basis, Minimum Liquidity shall at all times be equal to or greater than $60,000,000 of which $30,000,000 may consist of Credit Lines.

Calculations for the purposes of this clause 20 shall be calculated on a consolidated basis, based on the Parent financial statements prepared on the basis of GAAP in force as at the date of this Agreement.

Financial testing

20.4	The financial covenants set out in clause 20.3 (Financial condition) shall be calculated in accordance with GAAP in force as at the date of this Agreement and tested as of 30 June and 31 December of each financial year of the Parent and by reference to each of the financial statements delivered in respect of the Parent pursuant to clauses 19.3 and 19.4 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 19.7 (Provision and contents of Compliance Certificate).

21	General undertakings

21.1	The Borrower undertakes that this clause 21 will be complied with by and in respect of each Obligor throughout the Facility Period.

Use of proceeds

21.2	The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose) and no proceeds of any Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party.

Authorisations

21.3	Each Obligor will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

Compliance with laws

21.4	Each Obligor will:

(a)	comply in all respects with all laws and regulations (including Environmental Laws):

(i)	applicable to its business; and

(ii)	applicable to each Ship, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Flag State, if failure so to comply has or is reasonably likely to have a Material Adverse Effect;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals, if failure so to comply has or is reasonably likely to have a Material Adverse Effect;

(c)	comply in all respects with all Sanctions applicable to its business and applicable to each Ship, its ownership, employment, operation, management and registration; and

21.5	Without limiting clause 21.4(a) above, each Obligor will not employ any Ship nor allow its employment, operation or management in any manner contrary to any applicable law or regulation in all material respects including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions to which it may be subject.

Anti-corruption law and Anti-Terrorism Law

21.6	No Obligor will directly or indirectly use the proceeds of the Facilities for any purpose which would breach any Anti-Terrorism Law.

21.7	Each Obligor shall conduct its businesses in compliance with applicable Anti-Terrorism Laws.

21.8	No Obligor will directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions and applicable to it.

21.9	Each Obligor shall:

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

Tax compliance

21.10	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time allowed by law without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(c)	such payment can be lawfully withheld or failure to pay such Taxes shall not have or is not reasonably likely to have a Material Adverse Effect.

21.11	Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

Change of business

21.12	The Borrower shall not, and the Borrower shall ensure that no Obligor will:

(a)	make or threaten to make any change in its business which; or

(b)	carry on any other business, which in relation to its business, in each case is or would be substantial in relation to the business of:

(i)	the Borrower; or

(ii)	any Obligor.

This clause 21.12 shall not apply to any such change or new business made with the prior written consent of the Agent (acting on the instructions of the Term Lenders with such consent not to be unreasonably withheld or delayed) or, in relation to the Borrower and the Parent, which relates to any type of shipping and transportation business.

Merger

21.13	The Borrower shall not, and the Borrower shall ensure that no Obligor will, enter into any amalgamation, demerger, merger or corporate reconstruction (each a “merger”).

21.14	Clause 21.13 above shall not apply to any merger or amalgamation made with the prior written consent of the Agent (acting on the instruction of all of the Term Lenders) or where the Obligor concerned is the surviving entity including, for the avoidance of doubt, the Merger.

Further assurance

21.15	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require):

(a)	to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent Security Interests over the Charged Property of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(c)	to facilitate the realisation of the Charged Property which is, or is intended to be, the subject of the Security Documents if at that time the Security Agent is entitled to realise such Charged Property pursuant to the terms of the relevant Security Document; and/or

(d)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 29.1 (Assignments by the Lenders).

21.16	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.

Negative pledge in respect of Charged Property

21.17	Except as approved by the Majority Lenders and for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

Environmental matters

21.18	The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Obligor or any Mortgaged Ship which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

21.19	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to any Mortgaged Ship will not be violated in a way which might have a Material Adverse Effect.

Sanctions

21.20	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of any Loan, in a manner that:

(a)	is a breach of Sanctions applicable to Obligors and/or any Relevant Person and/or Finance Party, as the context provides; and/or

(b)	causes (or will cause) a breach of Sanctions by any Relevant Person or Finance Party.

21.21	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is likely to result, in it or any Finance Party becoming a Restricted Party.

21.22	Each Obligor shall maintain appropriate policies and procedures to:

(a)	identify any risks to its business as a result of Sanctions; and

(b)	promote and achieve compliance with its obligations under clauses 21.20 and 21.21 above.

21.23	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) fund all or part of any payment under a Finance Document out of proceeds derived from business or transactions with a Restricted Party or from any action which would be prohibited by Sanctions applicable to Obligors and/or any Relevant Person and/or Finance Party, as the context provides or would otherwise cause any Relevant Person or Finance Party to be in breach of Sanctions as applicable (to Obligors and/or any Relevant Person and/or Finance Party as the context provides).

Listing

21.24	After the occurrence of any IPO Event, the Borrower shall procure that the Parent shall at all times during the Facility Period maintain the listing of its shares on a stock exchange relevant to the IPO Event as permitted in accordance with this Agreement (or any other exchange acceptable to the Majority Lenders with their prior written consent) and does not do or omit to do anything, which could result in the trading of its shares being suspended for any period (other than where such shares are moving to another stock exchange permitted in accordance with this clause). After the occurrence of an IPO Event, the Borrower shall procure that the Parent provides to the Agent evidence of the occurrence of the IPO Event and a copy of the IPO prospectus.

Pari passu ranking

21.25	The Borrower and each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except those creditors whose claims are mandatorily preferred by laws of general application to companies.

Subordination of loans

21.26	The Borrower and the Parent shall procure that any shareholder loans between the Borrower and the Parent and any of its shareholders or any loans by the Owner to the Borrower shall be documented on a basis that they are subordinated to the Facilities and the Hedging Contracts on terms consistent with clause 27.4 (Distributions and other payments).

No change in shareholdings

21.27	There will be no change in the shareholdings of the Borrower (which shall be directly or indirectly wholly owned by the Parent) or the Owner (which shall be directly or indirectly wholly owned by the Borrower) throughout the Facility Period without the prior written consent of all Term Lenders. No consent of the Term Lenders will be required under this clause 21.27 for any change of shareholding of the Borrower where the Borrower remains directly or indirectly wholly owned by the Parent. No consent of the Term Lenders will be required under this clause 21.27 for any change of shareholding of the Owner where the Owner remains directly or indirectly wholly owned by the Borrower.

21.28	The Borrower and the Parent shall procure that no Security Interest is granted over any of the shares in the Owner, the Borrower or any other shareholder permitted in accordance with clause 21.27.

22	Dealings with Ship

22.1	The Borrower undertakes that this clause 22 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

Ship’s name and registration

22.2	The Ship’s name shall only be changed after prior written notice to the Agent and, the Owner shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

22.3	The Ship shall be registered with the relevant Registry under the laws of its Flag State. Except with prior written approval from the Agent (acting on the instructions of all Term Lenders), the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State), provided that no such approval shall be required for the registration of a Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of that Ship (which provide recourse materially equivalent to those in place prior to such registration) in favour of the Security Agent immediately following the registration of such Ship under the flag of that Approved Flag State. If that registration is for a limited period, it shall be renewed at least forty five (45) days before the date it is due to expire and the Agent shall be notified of that renewal at least thirty (30) days before that date.

22.4	Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry other than an Approved Flag State.

Sale or other disposal of Ship

22.5	Except with approval or in respect of any sale whereby the Borrower will satisfy in full its obligations under clause 7.15 (Sale or Total Loss), the Owner will not sell, or agree to, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it.

Manager

22.6	A manager of the Ship shall not be appointed unless that manager is an Approved Manager and such appointment of an Approved Manager should be made on the basis that such Approved Manager shall enter into a Manager’s Undertaking prior to the commencement of its appointment. There shall be no material change to the terms of appointment of an Approved Manager unless such change is also approved. For the avoidance of doubt, no approval of the Agent or any Term Lender shall be required for the appointment of any commercial manager of a Ship if such commercial manager is Hafnia Pte. Ltd., Straits Tankers Pte. Ltd., Hafnia Management A/S (or any of its Subsidiaries), any other Subsidiary of BW Group or the Parent, or another internationally recognised management company nominated by the Borrower involved in the commercial management of LR2, LR1, MR or handy tankers.

Copy of Mortgage on board

22.7	A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

Notice of Mortgage

22.8	A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first and second mortgage in favour of NORDEA BANK ABP, FILIAL I NORGE of Essendrops gate 7, 0368 Oslo, Norway. Under the said mortgages and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the

Ship any lien whatsoever other than a Permitted Maritime Lien.

Conveyance on default

22.9	Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Owner shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

Chartering

22.10	The Borrower shall procure that the Owner shall:

(a)	not let any Ship on bareboat or demise charter for any period to anybody who is not a Group Member; and

(b)	ensure that any bareboat, demise, time or consecutive voyage charter in respect of any Ship is entered into on bona fide arm’s length terms unless such bareboat, demise, time or consecutive voyage charter is to a Group Member.

Lay up

22.11	Except with approval, the Ship shall not be cold laid up or deactivated.

Poseidon Principles

22.12	The Borrower shall, upon the request of any Lender (made no later than 31 March in the relevant calendar year) and at the cost of the Lender, on or before 31st July in each calendar year (each a Reporting Deadline Date), supply or procure that the relevant Approved Classification Society supply to such Lender in order for any Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, (together with the average efficiency ratio and the climate alignment as calculated by the Approved Classification Society in accordance with the Poseidon Principles) in each case relating to each Ship for the preceding calendar year provided always that no Lender shall publicly disclose such information with the identity of the Ships without the prior written consent of the Borrower. For the avoidance of doubt, such information shall be “Confidential lnformation” for the purposes of clause 42 (Confidentiality) but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.

22.13	Further, no Default or Event of Default shall occur as a result of the Borrower failing to provide all or part of the information set out in this clause by the relevant Reporting Deadline Date.

23	Condition and operation of Ship

23.1	The Borrower undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

Defined terms

23.2	In this clause 23 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

Repair

23.3	The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.

Modification

23.4	Except with approval of the Agent (acting on the instructions of the Majority Lenders), the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value. For the avoidance of doubt, the provisions set out in this clause 23.4 shall not prevent the installation of the Scrubber on the relevant Ship in accordance with the relevant Scrubber Contract or any maintenance work to the Ship consistent with standard ownership and management practices.

Removal of parts

23.5	Except with approval of the Agent (acting on the instructions of the Majority Lenders), no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Owner free of any Security Interest except under the Security Documents). For the avoidance of doubt, the provisions set out in this clause 23.5 shall not prevent any maintenance work to the Ship consistent with standard ownership and management practices

Third party owned equipment

23.6	Except with approval of the Agent (acting on the instructions of the Majority Lenders), equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

Maintenance of class; compliance with laws and codes

23.7	The Ship’s class shall be the relevant Classification which shall not have any overdue requirements or recommendations and such Classification shall not be changed without the prior written consent of the Majority Lenders. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

Surveys

23.8	The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

Inspection and notice of dry-docking

23.9	The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship once per calendar year (and any other time following an Event of Default which is continuing) to inspect it and given all proper facilities needed for that purpose upon reasonable written notice, provided there is no interference with the usual daily operations of the Ship and subject to all health and safety and insurance requirements relating to such visits. The Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).

Prevention of arrest

23.10	All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

Release from arrest or attachment

23.11	The Earnings and Insurances of a Ship shall promptly be released from any attachment or levy by whatever action is required to achieve that release or discharge.

23.12	The Borrower and the Owner shall use their best endeavors to release a Ship from any arrest or detention and to discharge any legal process against the Ship, by whatever action is required to achieve that release or discharge.

Information about Ship

23.13	The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation and copies of any applicable operating certificates.

Notification of certain events

23.14	The Agent shall promptly be notified of:

(a)	any damage to any Ship where the cost of the resulting repairs is reasonably likely to exceed the Major Casualty Amount for such Ship;

(b)	any occurrence which is reasonably likely to result in any Ship becoming a Total Loss;

(c)	any arrest or detention of any Ship owned by the Owner, any exercise or purported exercise of any lien on any Ship or other claim on a Ship or its Earnings or Insurances or any requisition of any Ship for hire;

(d)	any withdrawal of any applicable operating certificate if the same would result in a Default;

(e)	any claims for breach of the ISM Code, the ISPS Code or the MARPOL Protocol being made against the Owner, any relevant Approved Manager or otherwise in connection with any Ship; and

(f)	any requirement or recommendation made in relation to any Ship by any insurer or such Ship’s Approved Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended.

Payment of outgoings

23.15	All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

Evidence of payments

23.16	At any time when a Default is continuing, the Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

Repairers’ liens

23.17	Except with approval of the Agent, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless either (i) that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work or (ii) the Ship’s insurers have specifically confirmed that the cost of the work is covered by the Ship’s insurances or (iii) the Borrower or the Parent provides evidence to the Agent that it has sufficient financial resources to cover the cost of that work together with a declaration of solvency and full disclosure of any existing relationship between the repairer and the Group on terms satisfactory to the Majority Lenders.

Lawful use

23.18	The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

War zones

23.19	The Ship shall not enter or remain in any zone which has been declared a war zone and/or high risk area by any government entity or the Ship’s war risk insurers unless the requirements of the Ship’s insurers necessary to ensure that the Ship remains properly and fully insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums or the effecting of any special, additional or modified insurance cover which shall be necessary or customary for first class ship owners trading or operating vessels within the territorial waters of such country at such time) have been complied with (and the Borrower has provided evidence of such additional insurance cover to the Agent).

Responsible ship recycling standards

23.20	The Borrower shall procure that the Owner shall procure that it obtains and maintains an inventory of Hazardous Material in respect of the Ship(s) owned by it, prior to the implementation date(s) for the same under the Hong Kong Convention and the Ship Recycling Regulation and in any event prior to its sale for recycling.

23.21	Each Obligor further undertakes if any vessel that is or was a Mortgaged Ship is to be scrapped during the Facility Period, such vessel shall be recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of the Hong Kong Convention.

24	Insurance

24.1	The Borrower undertakes that this clause 24 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period.

Insurance terms

24.2	In this clause 24:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 24.3(a).

minimum hull cover means, in relation to a Mortgaged Ship, when aggregated with the amounts of marine risks cover of all other Mortgaged Ships, an amount equal at the relevant time to one hundred and twenty per cent (120%) of the aggregate of the Loans outstanding and any undrawn and uncancelled Revolving Credit Facility Commitments that are not part of the Suspended Undrawn Revolving Credit Facility.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

In this clause 24, a reference to “approved” means approved in writing by the Agent acting on the instructions of all Term Lenders (acting reasonably).

For the purpose of this clause 24:

(a)	Insurances, other than protection & indemnity, placed on terms no less restrictive than those contained in the latest version of the Nordic Marine Insurance Plan Full Conditions;

(b)	Insurance companies and/or underwriters rated:

(i)	A- or higher by Standard & Poor’s Rating Group, AM Best or Fitch Ratings or A3 or higher by Moody’s Investors Service and registered Lloyd’s syndicates; and

(ii)	BBB- or higher (but below A-) by Standard Poor’s Rating Group or Baa3 or higher (but below A3) by Moody’s Investors Service (or equivalent ratings from AM Best or Fitch Ratings), provided that no such insurer shall insure more than 5 per cent of the required total insurance coverage of the relevant Ship as determined in accordance with clause 24.3 (Coverage required);

(c)	in respect to insurance brokers, all Lloyd’s brokers, LSN Assurances, Edge Group, Cambiaso Risso, Willis Towers Watson and Eyssautier Verlingue, Tigermar Global Pte. Ltd. or such other insurance brokers approved by the Majority Lenders;

(d)	protection and indemnity insurance placed with a protection and indemnity association or club which is a member of the International Group of P&I Clubs; and

(e)	in respect to war risks (including war risk P&I cover), Den Norske Krigsforssikring for Skib and Singapore War Risks Mutual (or with any other approved insurance company, underwriters, and/or war risk associations), shall be deemed “approved”.

Coverage required

24.3	The Ship shall at all times be insured:

(a)	against usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism, piracy and confiscation risks) on an agreed value basis, for the higher of its minimum hull cover and its Fair Market Value (and with the aggregate insured value under the hull and machinery cover plus increase value insurance to be at least one hundred per cent (100%) of its Fair Market Value and the hull and machinery cover to be at least seventy per cent (70%) of its Fair Market Value at all times while the remaining cover may be taken out as increase value insurance);

(b)	against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000) and a freight, demurrage and defence cover;

(c)	against such other risks and matters (except for loss of hire) which would be reasonable and expected in the international insurance market for vessels similar to the Ship and performing operations and in regions similar to the Ship which a prudent shipowner or operator would insure against at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 24.

Placing of cover

24.4	The insurance coverage required by clause 24.3 (Coverage required) shall be:

(a)	in the name of the Owner and (in the case of the Ship’s hull cover) no other primary named assured (unless such other person, if so required by the Agent, has duly executed and delivered:

(i)	in the case of any Obligor or other Group Member, a first priority assignment of its interest in the Ship’s Insurances; and

(ii)	in the case of any unrelated company to the Borrower, an Insurance Undertaking,

in each case to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)	if the Agent so requests, in the joint names of the Owner and the Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c)	in dollars or another approved currency;

(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(e)	on approved terms and with approved insurers or associations.

Deductibles

24.5	The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount which is in line with international market standards.

Mortgagee’s insurance

24.6	The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties for an aggregate amount up to one hundred and twenty per cent (120%) of the aggregate of the Loans outstanding and the undrawn and uncancelled Total Revolving Credit Facility Commitments.

Fleet liens, set off and cancellations

24.7	If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

(c)	or the Borrower shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

Payment of premiums

24.8	All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

Instructions for renewal

24.9	The Borrower shall:

(a)	renew any insurance effected by it on approved terms before the expiry of that insurance; and

(b)	promptly after the renewal notify the Agent in writing of the terms and conditions of the renewal.

Confirmation of renewal

24.10	The Borrower shall (or shall procure that any approved broker will) promptly after the renewal of the relevant insurances provide the Agent with copies of all pro forma policies and/or cover notes relating to such insurances which such approved broker is to effect or renew.

P&I guarantees

24.11	Any guarantee or undertaking required by any protection and indemnity or war risks association or other approved war risks insurers in relation to any Ship shall be provided when required by such association or other approved war risks insurers.

Insurance documents

24.12	The Agent shall be provided with copies of all insurance policies and/or cover notes and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

Letters of undertaking

24.13	Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

Insurance Notices and Loss Payable Clauses

24.14	The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

Insurance correspondence

24.15	If so required by the Agent, the Agent shall promptly be provided with copies of all material written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

Qualifications and exclusions

24.16	All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

Independent report

24.17	The Agent may obtain a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances at the Borrower’s cost (i) prior to the Utilisation Date for the relevant Tranche A Advance in order to satisfy the terms of clause 4.1 (Initial conditions precedent) or, as the case may be, clause 4.2 (Conditions precedent for each Ship Commitment) and (ii) at any time when an Event of Default is continuing and, if the approved independent firm of marine insurance brokers is to be a firm other than Marsh Maritime Advisory or BankServe, the Agent shall provide the Borrower with fifteen (15) days’ notice of their intention to appoint such alternative independent firm of marine insurance brokers.

Collection of claims

24.18	All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

Employment of Ship

24.19	The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

Declarations and returns

24.20	If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

Application of recoveries

24.21	All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

Settlement of claims

24.22	Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

25	Minimum security value

The Borrower undertakes that this clause 25 will be complied with throughout any Mortgage

Period.

Valuation of assets

25.1	For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or any other asset over which additional security is provided under this clause 25 will be its value as most recently determined in accordance with this clause 25 or, in respect of any Utilisation applicable to a Ship, its value as determined by the valuations provided pursuant to clause 4 (Conditions of Utilisation) and otherwise in accordance with this clause 25.

Valuation frequency

25.2	Valuations of each Mortgaged Ship measured and each such other asset in accordance with this clause 25 shall be provided:

(a)	in the case of each Ship, as a condition precedent to each Utilisation pursuant to clauses 4.2 (Conditions precedent for each Ship Commitment) and 4.4 (Conditions precedent for each Ship Scrubber Commitment) with such valuations provided being no older than forty five (45) days,

(b)	thereafter on a semi-annual basis based on valuations dated as at 30 June and 31 December with valuation certificates to be provided within thirty (30) days after the end of each financial year and financial half-year of the Parent together with a Compliance Certificate in the form of Part B in Schedule 5 (Form of Compliance Certificate),

(c)	for the purposes of the ‘Substitute Ship’ provisions in accordance with clause 25.16 (Substitution of a Mortgaged Ship),

(d)	only for the purposes of clause 5.10, with such valuations dated as of 31 March and 30 September with valuation certificates to be provided within 30 days after 31 March and 30 September; and

(e)	where there is an Event of Default which is continuing, at any other time as may be required by the Agent. In addition, for the purposes of clause 25.14 (Release of additional security) and clause 25.15 (Release of security over a Ship after request or prepayment of an Advance) only, the Borrower, at its own cost, may check the valuations of any Mortgaged Ship at any time.

Expenses of valuation

25.3	The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation.

Valuations procedure

25.4	The value of any Mortgaged Ship and any other ship provided as security for the Facilities shall be determined by Approved Brokers in accordance with this clause 25. Additional security provided under this clause 25 (save for any other ship provided as security for the Facilities) shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Majority Lenders).

Currency of valuation

25.5	Valuations shall be provided by Approved Brokers in dollars.

Basis of valuation

25.6	Each valuation will be addressed to the Agent in its capacity as such and made: (a) on a fleet basis without physical inspection;

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and

(c)	without taking into account the benefit or the burden of any charter commitment.

Information required for valuation

25.7	The Borrower shall promptly provide to the Agent and any such Approved Broker any information which they reasonably require for the purposes of providing such a valuation.

Approval of valuers

25.8	All valuers must be Approved Brokers for the purposes of this clause 25.

Appointment of valuers

25.9	When a valuation is required for the purposes of this clause 25, the Borrower shall promptly appoint Approved Brokers to provide such a valuation. If the Borrower fails to do so promptly, the Agent may appoint Approved Brokers to provide that valuation.

Number of valuers

25.10	Each valuation shall be carried out by two (2) Approved Brokers nominated by the Borrower. If the Borrower fails promptly to nominate two (2) Approved Brokers, then the Agent may nominate such Approved Brokers to carry out the valuation.

Differences in valuations

25.11	If valuations provided by the two (2) Approved Brokers differ by more than a margin of 10%, a third Approved Broker appointed by the Agent shall provide a valuation and the value of the relevant Ship for the purposes of the Finance Documents will be the average of all of the three (3) valuations.

Security shortfall

25.12	If at any time following a valuation check permitted by clause 25.2 (Valuation frequency) (except for clause 25.2(d)), the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within sixty (60) days of receipt of such notice ensure that the Security Value is no less than the Minimum Value. For this purpose, the Borrower may:

(a)	provide additional security over other assets reasonably approved by the Majority Lenders in accordance with this clause 25 (and, for this purpose, if any cash security is provided in a form acceptable to the Majority Lenders then, for the purpose of this clause 25.12, such cash security shall have the same effect as if it had instead been used to prepay an amount of the Facilities pursuant to paragraph (b) below); and/or

(b)	prepay under clause 7.6 (Voluntary prepayment) a corresponding amount of the Facilities (and, for the avoidance of doubt, the Borrower may determine which Advance or Advances shall be prepaid as a consequence).

Creation of additional security

25.13	The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value or the Minimum Value if and when:

(a)	that additional security, its value and the method of its valuation (except for in the case of any ship) have been approved by the Majority Lenders;

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;

(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

Release of additional security

25.14	If at any time the Agent holds additional security provided under clause 25.12 (Security shortfall) and the Security Value, disregarding the value of that additional security, exceeds the Minimum Value, disregarding any cash security provided under clause 25.12 (Security shortfall), by at least five per cent (5%) of the Minimum Value, disregarding any cash security provided under clause 25.12 (Security shortfall), and the Security Value has been determined by reference to valuations provided no more than thirty (30) days previously, the Borrower may, by notice to the Agent, require the release and discharge of that additional security. The Agent shall then promptly release and discharge that additional security if no Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Agent, the Borrower shall reimburse to the Agent any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge.

Release of security over a Ship after request or prepayment of an Advance

25.15	If at any time the Tranche A Advance of a Ship under Tranche A and the Tranche B Advance of the same Ship under Tranche B has been repaid in full and the Borrower requests the withdrawal of that Ship which is a Mortgaged Ship and the Security Value, disregarding the Fair Market Value of the Mortgaged Ship to be withdrawn, is equal to or exceeds the Minimum Value and the Security Value has been maintained as determined by reference to valuations provided no more than thirty (30) days previously, the Borrower may, by notice to the Agent, require the release and discharge of the applicable Security Documents in respect of any such Mortgaged Ship. The Security Agent shall then promptly release and discharge such Security Documents in respect of such Ships if no Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Agent, the Borrower shall reimburse to the Agent any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge.

Substitution of a Mortgaged Ship

25.16	Subject to no Event of Default which is continuing, if at any time the Borrower requests the substitution of a Mortgaged Ship with another vessel (the Substitute Ship), the Agent (acting on the instructions of the Term Lenders) shall consent to the substitution of such Mortgaged Ship on the following conditions:

(a)	the Substitute Ship is an LR1, LR2 or MR vessel and no older than the Mortgaged Ship being substituted;

(b)	the Substitute Ship is seaworthy and in a satisfactory or similar condition to the Mortgaged Ship being substituted and is classed with an Approved Classification Society and registered under an Approved Flag State;

(c)	the Security Value after the proposed substitution, including the Fair Market Value of the Substitute Ship but not including the Mortgaged Ship to be substituted, is or will be equal to or in excess of the Security Value at the time immediately before such substitution where the Security Value has been determined by reference to valuations provided no more than thirty (30) days previously; and

(d)	equivalent Security Interests are entered into in respect of the Substitute Ship on the date of substitution on substantially the same terms or similar as the Security Interests which are in place for all other Ships and appropriate amendments are made to this Agreement and the other Finance Documents to reflect the change in Security Documents and the Substitute Ship (in each case to the satisfaction of the Term Lenders).

25.17	If the conditions in clause 25.16 are met to the Term Lenders’ satisfaction, the Security Agent shall then promptly release and discharge such Security Documents in respect of such Mortgaged Ship being substituted on the date of substitution if no Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Agent, the Borrower shall reimburse to the Agent any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge and the entering into of new Security Documents in respect of the Substitute Ship.

26	Hedging Contracts

26.1	The Borrower undertakes that this clause 26 will be complied with throughout the Facility Period and, with respect to any hedging entered into by the Borrower with a Hedging Provider under a Hedging Contract for an aggregate notional principal amount that is equal to or less than the Loans and any undrawn and uncancelled Revolving Credit Facility Commitments (including any Suspended Undrawn Revolving Credit Facility), payments under any such Hedging Contract shall be payable at the end of each relevant Interest Period and no Hedging Transaction forming part of a Hedging Contract shall extend beyond the relevant Final Repayment Date for the Facility (or relevant part thereof) to which it relates.

Hedging Contracts

26.2	If, at any time during the Facility Period, the Borrower wishes to enter into any Treasury Transaction so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, it shall advise the Agent in writing.

26.3	If the Borrower proposes to enter into any such Treasury Transaction in relation to a Facility, the Borrower shall offer to the Hedging Providers who are (or, in the case of any Hedging Provider, whose Affiliate is) a Lender under that Facility the right of first refusal to enter into the proposed Treasury Transaction as its counterparties on those Treasury Transactions. If (a) the relevant Hedging Providers have not responded to the Borrower within five (5) Business Days from being notified by the Borrower with respect to their choice to enter into the proposed Treasury Transaction with the Borrower or (b) the pricing and terms offered by any of those Hedging Providers to the Borrower within such period for such Treasury Transaction is not competitive with the pricing and terms available to the Borrower in the market, the Borrower may enter into the proposed Treasury Transaction with a third party (a Third Party Hedging Provider) on terms better than those offered by that Hedging Provider. For the avoidance of doubt, notwithstanding the aforesaid first right of refusal, the Borrower shall have no obligation under this clause to enter into a Treasury Transaction with a particular Hedging Provider relevant to a Facility that wishes to enter into a Treasury Transaction with the Borrower where the pricing and terms offered by that Hedging Provider are more competitive than the pricing and terms offered by Third Party Hedging Providers but less competitive than the pricing and terms offered for such Treasury Transactions by another Hedging Provider relevant to a Facility.

26.4	Where the relevant hedge counterparty is a Hedging Provider, it shall share a first priority Security Interest in the Charged Property with the Lenders but will rank in accordance with clause 35.8.

26.5	Where the relevant hedging counterparty is a Third Party Hedging Provider, it shall not be a party to this Agreement or any of the Finance Documents and it shall not share a Security Interest in the Charged Property with the Lenders or the Hedging Providers in respect of any amounts owing to such counterparty under such Treasury Transaction.

26.6	Any Treasury Transaction concluded with a Hedging Provider in relation to any Facility shall be on the terms of a Hedging Master Agreement. If and when any Treasury Transaction with a Hedging Provider has been concluded in relation to any Facilities, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

Information concerning Hedging Contracts

26.7	The Borrower shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

26.8	Each Hedging Provider hereby authorises the Borrower to provide to the Agent any such information as referred to in clause 26.7 above.

27	Business restrictions

27.1	Except as otherwise approved by the Majority Lenders the Borrower undertakes that this clause 27 will be complied with throughout the Facility Period.

Loans and credit

27.2	Neither the Borrower nor the Owner shall make, grant or permit to exist (i) any loans or any credit by it to anyone else or (ii) any guarantee in respect of the indebtedness of any person, other than:

(a)	loans or credit to another Group Member;

(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities; and

(c)	guarantees issued on behalf of another member of the Group in the ordinary course of the Group’s business including, without limitation, any guarantee to any (1) financier of any member of the Group; (2) trade creditor to a member of the Group; (3) owner of a ship chartered-in by a member of the Group; (4) charterer of a vessel chartered-out by a member of the Group; (5) ship yard or ship owner in relation to any ship to be acquired by a member of the Group; (6) ship yard relating to any repair, retrofitting or enhancement works to a ship owned by any member of the Group.

Contracts and arrangements with Affiliates

27.3	Neither the Parent, the Borrower nor the Owner shall be party to any arrangement or contract with any of its Affiliates unless (except where the relevant Affiliate is the Parent or a wholly owned Subsidiary of the Parent) such arrangement or contract is on an arm’s length basis.

Distributions and other payments

27.4	If an Event of Default is continuing (or if an Event of Default would occur as a result therefrom), neither the Borrower nor the Parent shall:

(a)	declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)	make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument.

27.5	If an Event of Default is continuing, the Borrower and the Parent shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

28	Events of Default

28.1	Each of the events or circumstances set out in clauses 28.2 to 28.41 is an Event of Default.

Non-payment

28.2	An Obligor does not pay on the due date any amount payable pursuant to a Finance Document (other than a Hedging Contract or a Hedging Master Agreement) at the place at and in the currency in which it is expressed to be payable, unless its failure to pay is caused by an administrative or technical error and payment is made within three (3) Business Days of its originally applicable due date.

28.3	For the purposes of clause 28.2 and subject to the Agent’s right to demand interest under clauses 8.4 to 8.6 (Default interest), payments expressed to be payable on demand without any identifiable grace period shall be treated as paid when due if paid within three (3) Business Days of demand.

Financial covenants

28.4	The Parent does not comply with clause 20 (Financial covenants) save that no Event of Default shall be deemed to have occurred if any breach of a financial covenant as at its semi-annual test date has been remedied prior to the Compliance Certificate notifying of the relevant breach being provided to the Agent in accordance with clause 19.7.

Value of security

28.5	The Borrower does not comply with clause 25.12 (Security shortfall).

Insurance

28.6	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 24 (Insurance).

28.7	Prior to any replacement cover being placed which has been approved by the Agent, any insurer either:

(a)	cancels any such Insurances; or

(b)	disclaims liability under them by reason of any mis-statement or failure or default by any person unless the Agent (acting reasonably) considers that such event is capable of remedy and is remedied within thirty (30) days of the date the relevant insurer disclaims liability.

Other obligations

28.8	An Obligor does not comply with any provision of the Finance Documents (other than a Hedging Contract or a Hedging Master Agreement) (other than those referred to in clause 28.2 (Non-payment), clause 28.4 (Financial covenants), clause 28.5 (Value of security) and clauses 28.6 to 28.7 (Insurance)).

28.9	No Event of Default under clause 28.8 above will occur if the Agent (acting reasonably) considers that the failure to comply is capable of remedy and the failure is remedied within thirty (30) days of the earlier of (A) the Agent giving notice to the Borrower, the Parent or the Owner and (B) the Borrower, the Parent or the Owner becoming aware of the failure to comply, provided in the case of clauses 19.15(i), 19.15(j) and 21.20 to 21.23 (Sanctions) only, the aforementioned grace period shall be no longer than any relevant grace period permitted by applicable law.

Misrepresentation

28.10	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents (other than a Hedging Contract or a Hedging Master Agreement) or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than a Hedging Contract or a Hedging Master Agreement) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

Cross default

28.11	Any Financial Indebtedness of any Obligor or their Subsidiaries is not paid when due nor within any originally applicable grace period.

28.12	Any Financial Indebtedness of any Obligor or their Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

28.13	Any commitment for any Financial Indebtedness of any Obligor or their Subsidiaries is cancelled or suspended by a creditor of that Obligor or Subsidiary as a result of an event of default (however described).

28.14	The counterparty to a Treasury Transaction entered into by any Obligor or their Subsidiaries terminates that Treasury Transaction by reason of an event of default (however described but not including a “Termination Event” as defined in the 2002 ISDA Master Agreement or equivalent events howsoever described).

28.15	Any creditor of any Obligor or their Subsidiaries becomes entitled to declare any Financial Indebtedness of that Obligor or Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

28.16	No Event of Default will occur under clauses 28.11 to 28.15 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 28.11 to 28.15 above is less than $30,000,000 (or its equivalent in any other currency or currencies).

Insolvency

28.17	An Obligor is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

28.18	The value of the assets of any Obligor (except for the Owner) is less than its liabilities (taking into account contingent and prospective liabilities).

28.19	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

28.20	In the context of the balance sheet solvency of the Owner, if the Auditors of the Borrower or the Group qualify their report on the Annual Financial Statements in any way whatsoever considered by the Agent acting on behalf of the Term Lenders (acting reasonably) to be material and (within thirty (30) days following the receipt by the Agent of the relevant accounts and notification to the Borrower from the Agent that such qualification is deemed by the Agent to be material) the Borrower or the Group, as applicable, fails either (i) to demonstrate to the Agent that the qualification is of a technical nature only which has no substantive adverse implications for the credit standing of the Owner or (ii) to agree with the Agent (acting on the instructions of the Term Lenders) a methodology for satisfying the Agent (acting on the instructions of the Term Lenders) that the qualification has no substantive adverse implications for the credit standing of the Owner.

Insolvency proceedings

28.21	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor; or

(c)	the appointment of a liquidator, receiver, administrator, judicial manager, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor, any assets of the Owner or all or substantially all of the assets of any other Obligor (including the directors of the Owner requesting a person to appoint any such officer in relation to it or any of its assets or any other Obligor requesting a person to appoint any such officer in relation to it or all or substantially all of its assets), or any analogous procedure or step is taken in any jurisdiction.

28.22	No Event of Default will occur under clause 28.21 (Insolvency proceedings) in respect of any winding up petition (or analogous procedure) which is frivolous or vexatious and which is discharged, stayed or dismissed within thirty (30) days of commencement.

Creditors’ process

28.23	Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action affects any asset or assets (including enforcement by a landlord) of any Obligor and is not discharged within thirty (30) days.

28.24	Any judgment or order for an amount is made against any Obligor and is not stayed within sixty (60) days or complied with within the time period required by the relevant judgment or order or, if less, within sixty (60) days or such other period that the Lenders may agree.

28.25	Any corporate action, legal proceedings or other procedure or step is taken in relation to enforcement of any Security Interest over any assets of the Owner or enforcement of any Security Interest over all or substantially all of the assets of any other Obligor.

28.26	No Event of Default shall occur under clauses 28.23 to 28.25 if the aggregate amount of the relevant claim, judgment or order falling within clauses 28.23 to 28.25 above is less than $30,000,000 (or its equivalent in any other currency or currencies) or, in respect of clause 28.25 only:

(i)	in respect of any winding up petition, legal proceedings or other procedure (or analogous procedure) or step taken which is frivolous or vexatious and which is discharged, stayed or dismissed within thirty (30) days of commencement;

(ii)	in respect of any enforcement of a Permitted Maritime Lien (other than by way of arrest) which is discharged and/or dismissed within thirty (30) days of such enforcement; or

(iii)	solely by virtue of any Mortgaged Ship being arrested.

Unlawfulness and invalidity

28.27	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents (other than a Hedging Contract or a Hedging Master Agreement) or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

28.28	Any obligation or obligations of any Obligor under any Finance Documents (other than a Hedging Contract or a Hedging Master Agreement) are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents (other than a Hedging Contract or a Hedging Master Agreement).

28.29	Any Finance Document (other than a Hedging Contract or a Hedging Master Agreement) or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

28.30	Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

Cessation of business

28.31	Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business and such suspension or cessation would have a Material Adverse Effect, save that no Event of Default shall occur under this clause 28.31 as a result of a Total Loss of a Mortgaged Ship or an event or circumstance which would constitute a Total Loss after the expiry of a grace period or the lapse of time.

Ownership of the Obligors

28.32	An Obligor (other than the Parent) is not or ceases to be a wholly-owned Subsidiary of the Parent.

Expropriation

28.33	The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets, save that no Event of Default shall occur under this clause 28.33 as a result of a Total Loss of a Mortgaged Ship or an event or circumstance which would constitute a Total Loss after the expiry of a grace period or the lapse of time.

Repudiation and rescission of Finance Documents (other than a Hedging Contract or a

Hedging Master Agreement)

28.34	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document (other than a Hedging Contract or a Hedging Master Agreement) or evidences an intention to rescind or repudiate a Finance Document (other than a Hedging Contract or a Hedging Master Agreement).

Litigation

28.35	Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Obligor or any of its assets, rights or revenues which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

Material Adverse Effect

28.36	Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

Non-obligor Security Documents

28.37	Any breach arises under a Non-obligor Security Document which is capable of remedy and is not remedied within thirty (30) days (or if the remedy involves the removal of an Approved Manager, such longer period as is required by that Approved Manager’s terms of engagement to remove that Approved Manager) of the earlier of (A) the Agent giving notice to the Borrower or relevant party to the applicable Non-obligor Security Document and (B) the Borrower or relevant party to the applicable Non-obligor Security Document becoming aware of the failure to comply.

Ship registration

28.38	Except with approval, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws no later than 30 days before the deadline for permanent registration required by such Flag State.

Political risk

28.39	The Flag State of any Mortgaged Ship or Bermuda or Singapore becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or in Bermuda or Singapore by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Agent, has or is reasonably likely to have, a Material Adverse Effect and, within forty five (45) days of notice from the Agent to do so, such action as the Agent may require to ensure that such event or circumstance will not have such an effect has not been taken by the relevant Obligor.

Hedging Contracts

28.40	An Event of Default (as defined in any Hedging Contract or such other equivalent definition(s) in any Hedging Contract) has occurred and is continuing under any Hedging Contract.

28.41	An Early Termination Date (as defined in any Hedging Contract or such other equivalent definitions in any Hedging Contract) is designated under any Hedging Contract under section 6(a) of the relevant Hedging Master Agreement.

28.42	No Event of Default will occur under clauses 28.40 or 28.41 (Hedging Contracts) at any time during the Loan Period.

Acceleration

28.43	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9 - Changes to Parties

29	Changes to the Lenders

Assignments and transfers by the Lenders

29.1	Subject to this clause 29, a Lender (the Existing Lender) may assign any of its rights or transfer by novation any of its rights and obligations under this Agreement to another bank or financial institution or to, a trust, fund or any other entity which, in each case, is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

Conditions of assignment or transfer

29.2	The consent of the Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender; or

(b)	a Default has occurred and is continuing unremedied and unwaived in which case the consent of the Agent shall also not be required (subject to acceptable “know your customer” or other similar documents or information on the New Lender).

29.3	Any consent of the Borrower in relation to an assignment or transfer as described in Clause 29.2 above shall:

(a)	in the case of an assignment or transfer to a trust, fund or any other entity (other than a bank or financial institution) which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, be in the absolute discretion of the Borrower; and

(b)	in the case of an assignment or transfer to another bank or financial institution, not to be unreasonably withheld or delayed,

and will, in each instance, be deemed to have been given fifteen (15) Business Days after the Lender has requested consent unless consent is expressly refused by the Borrower within that time.

29.4	An assignment will only be effective:

(a)	upon receipt of the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) as to the identity of the New Lender;

(b)	on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender;

(c)	on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(d)	if the Commitment transferred shall be in an amount not less than ten million dollars ($10,000,000) (unless the assignment is of all an Existing Lender’s Commitments and all of its participation in the Loans); and

(e)	on the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

29.5	A transfer will be effective only if the procedure set out in clause 29.17 (Procedure for transfer) is complied with.

29.6	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment or transfer becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.7	If:

(a)	a Lender assigns or transfers any of its rights under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment or transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax Gross Up and Indemnities) or clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment or transfer or change had not occurred.

Fee and expenses

29.8	The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $5,000. No Obligor shall be responsible for any cost and expenses (whether legal fees or otherwise) associated with any assignment or transfer by a Lender of its rights under this Agreement.

Limitation of responsibility of Existing Lender

29.9	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(d)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or

(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

(a)	and any representations or warranties implied by law are excluded.

29.10	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of :

(i)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(b)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(c)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

29.11	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-assignment or re-transfer from a New Lender of any of the rights assigned or transferred under this clause 29 (Changes to the Lenders); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

Procedure for assignment

29.12	Subject to the conditions set out in clauses 29.2 to 29.5 (Conditions of assignment) an assignment may be effected in accordance with clause 29.15 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 29.4 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to clause 29.13, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

29.13	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

29.14	Subject to the Borrower providing its consent under clause 29.2 (Conditions of assignment) if required, the Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

29.15	On the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(b)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(c)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

29.16	Lenders may utilise procedures other than those set out in clauses 29.12 to 29.15 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clauses 29.12 to 29.15 (Procedure for assignment) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clauses 29.2 to 29.5 (Conditions of assignment).

Procedure for transfer

29.17

(a)	Subject to the conditions set out in clauses 29.2 to 29.5 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	The procedure set out in this clause 29.17 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

Copy of Transfer Certificate to Borrower

29.18	The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 29.4, send a copy of that Transfer Certificate and such other documents to the Borrower.

Security over Lenders’ rights

29.19	In addition to the other rights provided to Lenders under this clause 29, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, pledge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, pledge, assignment or other Security Interest to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(b)	in the case of any Lender which is a fund, any charge, pledge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, pledge, assignment or Security Interest shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, pledge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

30	Changes to the Obligors

30.1	No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents (other than the Hedging Contracts or any Hedging Master Agreement (unless prohibited in those documents)).

Section 10 - The Finance Parties

31	Roles of Agent, Security Agent and Arranger

Appointment of the Agent

31.1	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

31.2	Each such other Finance Party authorises the Agent:

(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

Instructions to Agent

31.3	The Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision, subject always to the provisions of clause 41.3; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

31.4	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

31.5	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

31.6	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

31.7	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

31.8	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 31.8 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

Duties of the Agent

31.9	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

31.10	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

31.11	Without prejudice to clause 29.18 (Copy of Transfer Certificate to Borrower), clause 31.10 shall not apply to any Transfer Certificate.

31.12	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

31.13	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

31.14	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement or any non-payment or other fee payable to a Hedging Provider under a Hedging Contract it shall promptly notify the other Finance Parties.

31.15	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

Role of the Arrangers

31.16	Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

No fiduciary duties

31.17	Nothing in this Agreement constitutes the Agent or an Arranger as a trustee or fiduciary of any other person.

31.18	None of the Agent, the Security Agent or any Arranger shall be bound to account to any Lender or any Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

Business with the Group

31.19	The Agent, the Security Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or their Affiliates.

Rights and discretions of the Agent

31.20	The Agent may

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

31.21	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clauses 28.2 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

31.22	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

31.23	Without prejudice to the generality of clause 31.22 or clause 31.24, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

31.24	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

31.25	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

(b)	unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

31.26	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

31.27	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

31.28	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.29	Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

Responsibility for documentation and other matters

31.30	Neither the Agent nor any Arranger is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or the financial condition of any such person;

(g)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)	failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)	(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents; or

(m)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

No duty to monitor

31.31	The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

Exclusion of liability

31.32	Without limiting clause 31.33 (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(a)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful misconduct;

(b)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property; or

(c)	without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction, including

(in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

31.33	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clauses 1.12 to 1.14 (Third party rights) and the provisions of the Third Parties Act.

31.34	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

31.35	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender or any Hedging Provider and each Lender and each Hedging Provider confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

31.36	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

Lenders’ indemnity to the Agent

31.37	Each Term Lender shall (in proportion (if no part of any Term Loan is then outstanding) to its share of the Total Term Loan Facility Commitments or (at any other time) to its participation in the Term Loans) indemnify the Agent, within six (6) Business Days of demand, against:

(a)	any Losses for negligence or any other category of liability whatsoever incurred by such Lenders’ Representative in the circumstances contemplated pursuant to clause 35.20 (Disruption to payment systems etc) notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(b)	any other Losses (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 31.22 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

31.38	Subject to clause 31.39, the Borrower shall within six (6) Business Days of demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 31.37.

31.39	Clause 31.38 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

Resignation of the Agent

31.40	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, each Hedging Provider, the Security Agent and the Borrower.

31.41	Alternatively the Agent may resign by giving notice to the other Finance Parties and obtaining the Borrower’s consent (such consent not to be unreasonably withheld if the proposed new agent is to be the same legal entity as a Lender, will act out of Singapore and is a FATCA Exempt Party), in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent. The aforesaid consent of the Borrower shall not be required at any time when a Default is continuing.

31.42	If the Majority Lenders have not appointed a successor Agent in accordance with clause 31.41 above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower and subject to the consent of the Borrower if required under clause 31.41 above) may appoint a successor Agent.

31.43	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 31.42, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 31 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees.

31.44	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

31.45	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

31.46	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 31.44) but shall remain entitled to the benefit of clause 14.4 (Indemnity to the Agent and the Security Agent) and this clause 31 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Replacement of the Agent

31.47	After obtaining the prior consent of the Borrower (such consent not to be unreasonably withheld if the proposed new agent is to be the same legal entity as a Lender, will act out of Singapore and is a FATCA Exempt Party), the Majority Lenders may, by giving thirty (30) days’ notice to the Agent replace the Agent by appointing a successor Agent. The aforesaid consent of the Borrower shall not be required at any time when a Default is continuing.

31.48	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

31.49	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent so long as, if required, the Borrower’s consent to the change of agent has been obtained. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 31.48) but shall remain entitled to the benefit of clause 14.4 (Indemnity to the Agent and the Security Agent) and this clause 31 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

31.50	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.51	The Agent shall resign in accordance with clause 31.47 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 31.47 above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)	the Agent fails to respond to a request under clause 12.28 to 12.31 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to Clause 12.28 to 12.31 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

Confidentiality

31.52	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

31.53	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

31.54	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any Confidential Information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

Relationship with the Lenders and Hedging Providers

31.55	The Agent may treat the person shown in its records as Lender or as Hedging Provider at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) a Hedging Provider acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days prior notice from that Lender or (as the case may be) a Hedging Provider to the contrary in accordance with the terms of this Agreement.

31.56	Any Lender or a Hedging Provider may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) a Hedging Provider under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clauses 37.9 to 37.11 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender or (as the case may be) a Hedging Provider for the purposes of clause 37.2 (Addresses) and clauses 37.9 to 37.11 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be) a Hedging Provider.

31.57	Each Lender and each Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent.

31.58	Each Lender and each Hedging Provider shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

Credit appraisal by the Lenders and Hedging Providers

31.59	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(f)	the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

Deduction from amounts payable by the Agent

31.60	If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

Common parties

31.61	Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

Security Agent

31.62	Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

31.63	Each other Finance Party authorises the Security Agent:

(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

31.64	The Security Agent accepts its appointment under clause 31.62 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 31.62 - 31.81 (inclusive) and the Security Documents to which it is a party.

Application of certain clauses to Security Agent

31.65	Clauses 31.20 to 31.29 (Rights and discretions of the Agent), clause 31.30 (Responsibility for documentation and other matters), clause 31.31 (No duty to monitor), clauses 31.32 to 31.36 (Exclusion of liability), clauses 31.37 to 31.39 (Lenders’ indemnity to the Agent), clauses 31.40 to 31.46 (Resignation of the Agent), clauses 31.47 to 31.51 (Replacement of Agent) clauses 31.52 to 31.54 (Confidentiality), clauses 31.55 to 31.58 (Relationship with the Lenders and Hedging Providers), clause 31.59 (Credit appraisal by the Lenders and Hedging Providers) and clause 31.60 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such and, in clauses 31.20 to 31.29 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

31.66	In addition, clauses 31.40 to 31.46 (Resignation of the Agent) and clauses 31.47 to 31.51 shall, for the purposes of their application to the Security Agent pursuant to clause 31.65, have the following additional clause inserted after them:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 31.47 as extended to it by clause 31.65, in which case such costs shall be borne by the Term Lenders (in proportion (if no Term Loan is then outstanding) to their shares of the Total Term Loan Facility Commitments or (at any other time prior to the repayment or prepayment in full of the Term Loan) to their participations in the Term Loan or, after the repayment or prepayment in full of the Term Loan, by the RCF Lenders in proportion to their respective Revolving Credit Facility Commitments).

Instructions to Security Agent

31.67	The Security Agent shall:

(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

31.68	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

31.69	Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

31.70	The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

31.71	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

31.72	The Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 31.72 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

Order of application

31.73	The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(a)	first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clauses 31.37 to 31.39 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 31.65 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)	secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely for application between them in accordance with clauses 35.8 to 35.10 (Partial payments);

(c)	thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 31.73 as and when any such amounts later fall due;

(d)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(e)	fifthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

31.74	The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) and any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), any other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

31.75	The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in clauses 31.73 and 31.74 by paying such amounts to the Agent for distribution in accordance with clause 35 (Payment mechanics).

Powers and duties of the Security Agent as trustee of the security

31.76	In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)	shall (subject to clause 31.73 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)	may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)	may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

All enforcement action through the Security Agent

31.77	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

31.78	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

Co-operation to achieve agreed priorities of application

31.79	The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 31.73 (Order of application).

Indemnity from Trust Property

31.80	In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

31.81	The rights conferred by clause 31.80 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in clause 31.80 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

Finance Parties to provide information

31.82	The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 31.73 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clauses 35.8 to 35.10 (Partial payments) and clause 31.73 (Order of application).

Release to facilitate enforcement and realisation

31.83	Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties.

Undertaking to pay

31.84	Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, within six (6) Business Days of demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

Additional trustees

31.85	The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Borrower (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

Non-recognition of trust

31.86	It is agreed by all the parties to this Agreement that:

31.87	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 31, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

31.88	the provisions of this clause 31 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

32	Conduct of business by the Finance Parties

Finance Parties tax affairs

32.1	No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Finance Parties acting together

32.2	Notwithstanding clauses 2.2 to 2.4 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 28.43 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any other Obligor and generally administer the Facilities in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

32.3	Clause 32.2 shall not override clause 31 (Roles of Agent, Security Agent and Arranger) as it applies to the Security Agent.

Majority Lenders

32.4	Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

32.5	If, within ten (10) Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of sixty six and two thirds per cent (66⅔) of those Lenders (measured in terms of the Total Commitments of those Lenders) which have so responded.

32.6	For the purposes of clause 32.5, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

32.7	Clauses 32.5 and 32.6 shall not apply in relation to those matters referred to in, or the subject of, clauses 33.5 and 33.6 (Exceptions).

Conflicts

32.8	The Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facilities or otherwise.

32.9	No member of an Arranger Group shall use Confidential Information gained from any Obligor by virtue of the Facilities or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

32.10	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

33	Sharing among the Finance Parties

Payments to Finance Parties

33.1	If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 35 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clauses 35.8 to 35.10 (Partial payments).

This clause 33.1 does not apply to any Recovered Amount to the extent that such Recovered Amount constitutes due payments owing and payable by the Borrower to a Hedging Provider under a relevant Hedging Contract (unless such amounts have not been paid to and received by a Hedging Provider in accordance with the Finance Documents, in which case, clause 33.1 would apply to such amount received by that Hedging Provider).

Redistribution of payments

33.2	The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clauses 35.8 to 35.10 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

Recovering Finance Party’s rights

33.3	On a distribution by the Agent under clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

Reversal of redistribution

33.4	If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

Exceptions

33.5	This clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

33.6	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings;

(b)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(c)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34	Position of Hedging Providers

Rights of Hedging Providers

34.1	Each Hedging Provider (but not, for the avoidance of doubt, any Third Party Hedging Provider) is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

No voting rights

34.2	No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

Acceleration and enforcement of security

34.3	Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 28 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Providers except to the extent that the relevant Hedging Provider is also a Lender or an Affiliate of a Lender.

Section 11 - Administration

35	Payment mechanics

Payments to the Agent

35.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

35.2	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

Distributions by the Agent

35.3	Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 35.4 (Distributions to an Obligor) and clauses 35.5 to 35.7 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

Distributions to an Obligor

35.4	The Agent may (with the consent of the Obligor or in accordance with clause 36 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

Clawback and pre-funding

35.5	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

35.6	Unless clause 35.7 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

35.7	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(a)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(b)	the Lender by whom those funds should have been made available shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

Partial payments

35.8	If the Agent receives a payment for application against amounts in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent, the Facility Co-ordinator or the Arrangers under those Finance Documents;

(b)	secondly, in or towards payment to the Term Lenders pro rata of any amount owing to the Term Lenders under clause 31.38 (Lenders’ indemnity to the Agent) including any amount owing to the Lenders under clause 31.38 as a result of clauses 31.37 to 31.39 being extended to the Security Agent by clause 31.65 (Application of certain clauses to Security Agent);

(c)	thirdly, in or towards payment to the Term Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents (other than monies payable in respect of the Revolving Credit Facility, the Hedging Contracts or any Hedging Master Agreement);

(d)	fourthly, in or towards payment to the Term Lenders pro rata of any principal which is due but unpaid under those Finance Documents (other than monies payable in respect of the Revolving Credit Facility, the Hedging Contracts or any Hedging Master Agreement) (and, for this purpose, all monies shall be applied to reduce the relevant Loans pro rata);

(e)	fifthly, in or towards payment to the Hedging Providers pro rata of any sums owing to them under any of those Finance Documents entered into prior to the Effective Date (other than any swap termination sums / close out payments owing to them under the relevant Hedging Contracts) (for the avoidance of doubt, it being acknowledged and agreed that any Hedging Transaction that are modified, amended or supplemented after the Effective Date, will not be considered to be newly entered into on the date of such modification, amendment or supplement);

(f)	sixthly, in or towards payment to the Hedging Providers pro rata of any termination sums owing to them under the Hedging Contracts entered into prior to the Effective Date;

(g)	seventhly, in or towards payment to the RCF Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents in respect of the Revolving Credit Facility;

(h)	eighthly, in or towards payment to the RCF Lenders pro rata of any principal which is due but unpaid under those Finance Documents in respect of the Revolving Credit Facility (and, for this purpose, all monies shall be applied to reduce the Revolving Credit Facility Loans pro rata);

(i)	ninthly, in or towards payment to the Hedging Providers pro rata of any sums owing to them under any of those Hedging Contracts entered into on or after the Effective Date (other than any swap termination sums / close out payments owing to them under the relevant Hedging Contracts);

(j)	tenthly, in or towards payment to the Hedging Providers pro rata of any termination sums owing to them under the Hedging Contracts entered into on or after the Effective Date; and

(k)	finally, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

35.9	The Agent shall, subject always to clause 41.3, if so directed by all the Lenders and each Hedging Provider, vary the order set out in paragraphs (b) to (e) of clause 35.8.

No set-off by Obligors

35.11	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Business Days

35.12	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

35.13	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Currency of account

35.14	Subject to clauses 35.15 to 35.16, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

35.15	A repayment of all or part of a Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

35.16	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

35.17	All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

Change of currency

35.18	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

35.19	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

Disruption to payment systems etc.

35.20	If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrower that a Payment Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 41 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 35.20; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

Hedging

35.21	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in clauses 35.11, 35.12, 35.14, 35.16, 35.18 and 35.20 above do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

36	Set-off

36.1	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36.2	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 36 (Set-off) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

37	Notices

Communications in writing

37.1	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax (which shall always be accompanied by email) or letter.

Addresses

37.2	The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of the Security Agent, the Agent, the Arrangers, the Hedging Providers and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

Delivery

37.3	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 37.2 (Addresses), if addressed to that department or officer.

37.4	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

37.5	All notices from or to an Obligor shall be sent through the Agent.

37.6	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

37.7	Any communication or document which becomes effective, in accordance with clauses 37.3 to 37.6 above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

Notification of address and fax number

37.8	Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 37.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

Electronic communication

37.9	Any communication to be made between the Agent and a Lender or a Hedging Provider or an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of the Agent’s Debtdomain system), if the Agent and the relevant Lender or Hedging Provider or Obligor:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

37.10	Any electronic communication made between the Agent and a Lender or a Hedging Provider or an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or a Hedging Provider or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

37.11	All Lenders and Hedging Providers confirm that they have consented to the use of the Agent’s Debtdomain systems as an accepted method of communication under or in connection with the Finance Documents and agree that the Debtdomain system will be the primary method of communication between the Agent, the Lenders and the Hedging Providers. The Lenders and the Hedging Providers acknowledge that a communication via Debtdomain will be effective once the communication is posted to Debtdomain by the Agent.

English language

37.12	Any notice given under or in connection with any Finance Document shall be in English.

37.13	All other documents provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

Hedging

37.14	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 37 (Notices) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

38	Calculations and certificates

Accounts

38.1	In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

Certificates and determinations

38.2	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Day count convention

38.3	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice. The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

Hedging

38.4	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 38 (Calculations and certificates) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

39	Partial invalidity

39.1	If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.2	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 39 (Partial invalidity) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

40	Remedies and waivers

40.1	No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

40.2	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 40 (Remedies and waivers) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

41	Amendments and waivers

Required consents

41.1	Subject to clause 41.3 (All Lender matters) and clauses 41.6 to 41.7 (Other exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

41.2	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 41.

All Lender matters

41.3	Subject to clause 41.5 (Changes to reference rates), an amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in any Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facilities;

(f)	an increase in the Total Commitments or an extension of any period within which a Facility is available for Utilisation;

(g)	a change to the Borrower or any other Obligor;

(h)	any provision which expressly requires the consent or approval of all the Lenders;

(i)	clauses 2.2 to 2.4 (Finance Parties’ rights and obligations), clause 29 (Changes to the Lenders), clause 33.1 (Payments to Finance Parties), this clause 41, clause 46 (Governing law) or clauses 47.1 to 47.3 (Jurisdiction of Singapore courts);

(j)	the order of distribution under clauses 35.8 to 35.10 (Partial payments); (k) the order of distribution under clause 31.73 (Order of application);

(l)	the currency in which any amount is payable under any Finance Document;

(m)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(n)	the nature or scope of the guarantee and indemnity granted under clause 17 (Guarantee and indemnity) or the guarantee and indemnity granted under any Shipowner Guarantee or Supplemental Shipowner Guarantee; or

(o)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents except where the same relates to (i) a sale of a Mortgaged Ship permitted by the terms of this Agreement, (ii) a release required by clause 25.14 (Release of additional security), (iii) a release required by clause 25.15 (Release of security over a Ship after request or prepayment of an Advance) or (iv) a release permitted by clauses 25.16 and 25.17 (Substitution of a Mortgaged Ship);

shall not be made, or given, without the prior consent of all the Term Lenders (provided that in respect of an amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to paragraphs (a) to (f) and (o) above in relation to the Revolving Credit Facility shall not be made, or given, without the prior consent of all of the RCF Lenders as well). For the avoidance of doubt, at any other time when only the Revolving Credit Facility remains outstanding, an amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to the paragraphs above shall not be made, or given, without the prior consent of all the RCF Lenders.

41.4	An amendment or waiver which directly relates to the rights or obligations of a Hedging Provider (in its capacity as such) may not be effected without the consent of that Hedging Provider.

41.5	Changes to reference rates

(a)	Subject to clauses 41.6 to 41.7 (Other exceptions), if an RFR Replacement Event has occurred, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of the RFR; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the risk free reference rate on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in clause 41.5(i) or 41.5(b) within ten Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this clause 41.5:

RFR Replacement Event means:

(a)	the methodology, formula or other means of determining the RFR has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(b)

(i)

(A)	the administrator of the RFR or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the RFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the RFR;

(ii)	the administrator of the RFR publicly announces that it has ceased or will cease, to provide the RFR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the RFR;

(iii)	the supervisor of the administrator of the RFR publicly announces that the RFR has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of the RFR or its supervisor announces that the RFR may no longer be used;

(c)	the administrator of the RFR (or the administrator of an interest rate which is a constituent element of the RFR) determines that the RFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	the RFR is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Rate Contingency Period” in the Compounded Rate Terms; or

(d)	in the opinion of the Majority Lenders and the Obligors, the RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

(e)	in the opinion of the Majority Lenders and the Obligors, Term SOFR has been recommended for use by a Relevant Nominating Body, is available for each Interest Period and is appropriate for the purposes of calculating interest under this Agreement.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for the RFR by:

(i)	the administrator of the RFR (provided that the market or economic reality that such reference rate measures is the same as that measured by the RFR); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the RFR; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to the RFR.

Term SOFR means, with respect to any Loan for any Interest Period, the forward-looking term rate for a period comparable to such Interest Period based on SOFR that is published by an information service that publishes such rate from time to time as selected by the Majority Lenders in their reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Majority Lenders in their reasonable discretion in a manner substantially consistent with market practice.

Other exceptions

41.6	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, Security Agent or the Arrangers (as the case may be).

41.7	Notwithstanding clauses 41.1 to 41.4 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

Releases

41.8	Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents (including, without limitation, as referred to in clause 41.3(o) (All lender matters), the Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

Hedging

41.9	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 41 (Amendments and waivers) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with any Hedging Provider in connection with the Facilities.

41.10	Disenfranchisement of Borrower, Parent and their Affiliates

(a)	For so long as the Borrower, Parent or its Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)	in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(1)	any relevant percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

such Commitment shall be deemed to be zero and that Borrower, Parent or its Affiliate or the person with whom it has entered into that sub-participation, other agreement or arrangement shall be deemed not to be Lender for the purposes of paragraphs (A) and (B) above.

(b)	Each of the Borrower, Parent or their Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the other Lenders.

(c)	For the purposes of this clause 41.10, each Lender shall promptly notify the Agent in writing of any proposed or actual sub-participation or that such Lender intends to enter into, or has entered into, any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of any Commitment or amount outstanding under this Agreement and the identity of any sub-participant (a Notifiable Transaction). A Lender shall promptly notify the Agent if a Notifiable Transaction to which it is a party is terminated or ceases to be with the Borrower, Parent or its Affiliates.

42	Confidentiality

Confidential Information

42.1	Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 42.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

Disclosure of Confidential Information

42.2	Any Finance Party may disclose:

(a)	to any of its Affiliates, head offices, branch offices and representatives in any jurisdiction and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives and any party who provides or may potentially provide insurance or reinsurance in relation to the Facilities and any insurance broker or reinsurance broker in connection with such purposes and each of their professional advisers’ such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Representatives, and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraphs (b) (i) or (b) (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 31.56 (Relationship with the Lenders and Hedging Providers));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b) (i) or (ii) above;

(v)	to whom information is required or requested or where it is considered by a Finance Party to be in its interests (taking into account any applicable laws or regulations) to be disclosed by any court of competent jurisdiction, tribunal, quasi-government, administrative, supervisory body or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party;

(viii)	with the consent of the Borrower; or

(ix)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 29.19 (Security over Lenders’ rights).

(i)	in each case, such Confidential Information as that Finance Party shall consider appropriate;

(c)	to any service provider or any person appointed by that Finance Party (whether in Singapore or outside Singapore) or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, know-your-customer checks and ongoing monitoring, in compliance with applicable laws and regulations, including without limitation, laws and regulations to prevent money laundering and counter-terrorist financing, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given is bound under a duty of confidentiality with that Finance Party or has otherwise entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors;

(e)	to any direct or indirect provider of credit protection (including its professional advisers or brokers) such Confidential Information as may be required to be disclosed to enable such provider of credit protection to make its assessment in relation to the Finance Documents and/or the Obligors if the provider of credit protection to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(f)	such Confidential Information as that Finance Party shall acting reasonably consider appropriate to any person whom that Finance Party believes in good faith to be an authorised signatory of the Borrower, any Obligor or any member of the Group (as the case may be), or a person who is authorised to receive the Confidential Information on behalf of any Obligor; and

(g)	such Confidential Information as that Finance Party shall acting reasonably consider appropriate to any person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act (Chapter 19) of Singapore which sets out, inter alia, the persons to whom customer information may be disclosed.

Entire agreement

42.3	This clause 42 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

Inside information

42.4	Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

Notification of disclosure

42.5	Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 42.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 42 (Confidentiality).

Continuing obligations

42.6	The obligations in this clause 42 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

Publication

42.7	Each Finance Party agrees that it will not make any public announcement, comment or statement about their arrangement or participation in the Facilities without the prior written consent of the Borrower, save that following the first Utilisation Date, the Agent and/or any Lender may disclose the Borrower’s name, it’s commitments and roles hereunder and any other information already in the public domain without the Borrower’s consent.

42.8	Clause 42.2 above is not and shall not be deemed to constitute, an express or implied agreement by any Finance Party with any Obligor for a higher degree of confidentiality than that prescribed in Section 47 of, and the Third Schedule to, the Singapore Banking Act (Chapter 19).

Personal Data Protection Act

42.9	Without prejudice to any Data Protection Agreement (whether existing at the date of this Agreement or entered into from time to time) (as defined below), each Obligor represents and warrants that, to the extent required by applicable law and regulations (including, without limitation, the Personal Data Protection Act 2012 of Singapore (the PDPA)), prior to the disclosure of any Personal Data to a Finance Party, it has provided notice to and obtained the necessary consents from the relevant individuals whose Personal Data is being disclosed to a Finance Party to allow that Finance Party to collect, use and/or disclose their Personal Data for or in connection with the Purposes (as defined below). Each Obligor further represents and warrants that it will, should it become aware that any individual whose Personal Data was previously disclosed to a Finance Party has subsequently withdrawn such consent or whose Personal Data is no longer accurate, notify that Finance Party thereof and promptly provide to that Finance Party with the updated Personal Data.

For the purposes of this clause 42.9:

Data Protection Agreement means any document relating to the agreement and consent from an individual in relation to the use, collection and/or disclosure of his/ her Personal Data in connection with the purposes set out in that document entered or to be entered into between any Obligor and any Finance Party;

Personal Data shall have the meaning given to it in the PDPA;

Purposes shall refer to one or more of the following purposes:

(a)	collecting, using, disclosing, sharing, storing and processing (through authorised service providers, relevant third parties or otherwise) the individuals’ Personal Data for or in connection with the Transaction; and

(b)	administering and/or managing the Transaction and dealing in all matters relating to the Transaction including (i) the carrying out of due diligence or other screening activities (including background checks) in accordance with legal or regulatory obligations or internal risk management procedures (including but not limited to those designed to combat financial crime, “know-your customer”, anti-money laundering, counter-terrorist financing or anti-bribery), (ii) credit checks and assessments, (iii) prevention and investigation of crime, fraud, misconduct, any unlawful action or omission and (iv) complying with policies and procedures that may be required by law, applicable regulation, guidelines or notices and/or that may have been put in place by the Finance Parties applying to the Transaction; and

Transaction means the execution of the Agreement and the other Finance Documents and the performance of all transactions by the Finance Parties, including the exercise of all rights, remedies and powers of or by the Finance Parties, as contemplated under the Agreement and the other Finance Documents.

43	Confidentiality of Funding Rates

43.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by clauses 43.1(b) and (c).

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower pursuant to clause 8.7 (Notification of rates of interest); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this clause 43.1(c)(i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

43.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to clause 43.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 43.

43.3	No Event of Default

No Event of Default will occur under clause 28.8 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 43.

44	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

45	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party and each Obligor acknowledges and accepts that any liability of any Party (except Standard Chartered Bank (Singapore) Limited to the extent permitted by law) to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12 - Governing Law and Enforcement

46	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

47	Enforcement

Jurisdiction of Singapore courts

47.1	The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

47.2	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

47.3	Clauses 47.1 and 47.2 are for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Service of process

47.4	Without prejudice to any other mode of service allowed under any relevant law, the Parent:

(a)	irrevocably appoints the Borrower as its Singapore process agent as its agent for service of process in relation to any proceedings before the Singapore courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the Parent of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent for the Parent is unable for any reason to act as agent for service of process, the Parent must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrower

Name:	Hafnia Pte. Ltd.
Original Jurisdiction of formation	Singapore
Registration number (or equivalent, if any)	201510759D
Registered office	10 Pasir Panjang Road, #18-01, Mapletree Business City, Singapore 117438
Address for service of notices	10 Pasir Panjang Road, #18-01, Mapletree Business City, Singapore 117438

Parent

Name of Parent	Hafnia Limited
Original Jurisdiction of formation	Bermuda
Registration number (or equivalent, if any)	49023
Singapore process agent	The Borrower
Registered office	Washington Mall Phase 2, 4th Floor, Suite 400, 22 Church Street, HM1189, Hamilton, HM EX, Bermuda
Address for service of notices	c/o Hafnia Pte. Ltd., 10 Pasir Panjang Road, #18-01, Mapletree Business City, Singapore 117438

The Lenders and Arrangers

Name	BNP Paribas
Facility Office, address, fax number and attention details for notices

For Credit Matters:

Name: Matthew FORREST / Cheryl YEO / Eileen NG / Wai Yee KONG / Aaron LI

Address: 10 Collyer Quay, #34-01 Ocean Financial Centre, Singapore 049315

Telephone: +65 6210 1336 / +65 6210 1802 / +65 6210 1509 / +65 6210 1638

Telefax: +65 61210 1506

E-mail: matthew.forrest@asia.bnpparibas.com

cheryl.yeo@asia.bnpparibas.com

eileen.ng@asia.bnpparibas.com

waiyee.kong@asia.bnpparibas.com
aaron.li@asia.bnpparibas.com

For Operations/Administration:

Name: Client Management – Loan Services / Mei Ling LEE / Serene Y Tan

Address: 10 Collyer Quay, #33-01, Ocean Financial Centre, Singapore 049315

Telephone: +65 6461 2802

Telefax: +65 6210 4535

E-mail: clm_ops_loan_services_singapore@asia.bnpparibas.com

meiling.lee@asia.bnpparibas.com

serene.y.tan@asia.bnpparibas.com

eileen.ng@asia.bnpparibas.com

Tranche A Commitment ($)	$33,600,000
Tranche B Commitment ($)	$2,500,000
Term Loan Facility Commitment:	$36,100,000

Name	United Overseas Bank Limited
Facility Office, address, fax number and attention details for notices

Credit Matters:

Name:               United Overseas Bank Limited

                           Corporate Banking Singapore

Address:           1 Raffles Place, One Raffles Place, #23-61

                           Tower 2, Singapore 048616

Contact person: Chen Kaini / Esther Kwa

Telephone:         +65 6922 7338 / +65 6922 7371

Email:                Chen.Kaini@UOBGroup.com / Esther.KwaPG@UOBGroup.com

Operations/Administrations:

Name:               United Overseas Bank Limited

                          Corporate Banking Singapore

                           – Client Fulfilment Services

Address:            1 Raffles Place, One Raffles Place,

                           #25-61 Tower 2, Singapore 048616

Contact person:  Ms. Nor Azlinda Khalid / Ms Candice Tay

Telephone:         +65 6598 3088 / +65 6598 3095

Telefax:              +65 6538 4945

E-mail:               NorAzlinda.Khalid@UOBgroup.com /

                          Candice.TayST@UOBgroup.com /

                         UOBGWBClientService@UOBgroup.com

Payment Instructions

Currency : USD

Correspondent bank name / SWIFT / Sort Code

The BANK OF NEW YORK MELLON – NEW YORK / IRVTUS3N

Beneficiary name /SWIFT / Sort Code

UNITED OVERSEAS BANK LIMITED /UOVBSGSG

Beneficiary IBAN/Account Number 8033309539

Payment Reference:

Payment Details : Quote “Ref Hafnia Pte Ltd Loans/Interest payment -

Attn : Chen Kaini /Nor Azlinda” Unquote

Tranche A Commitment ($)	$33,600,000
Tranche B Commitment ($)	$2,500,000
Term Loan Facility Commitment:	$36,100,000

Name	SG Corporate Finance (Hong Kong) Limited
Facility Office, address, fax number and attention details for notices

Contact details:

Attention: Franck FODVO DONGUETSOP / Renee TSAO / OPER/FIN London

Email: franck.fodvo-donguetsop@sgcib.com;
renee.tsao@sgcib.com; lon-oper-fin-tda@sgcib.com

Address: SG House, 41 Tower Hill, London, EC3N 4SG, UK

Telephone No.: +44 20 7676 7450; +44 20 7676 6954

Fax No.: +44 0207 676 6661

Account details for payments:

Account holder: SG CORPORATE FINANCE (HONG KONG) LIMITED

Account name: SG CORPORATE FINANCE (HONG KONG) LIMITED

Account number: 19028269

Account-holding bank BIC: SOGEGB2LLON

IBAN: GB43SOGE23639119028269

Correspondent bank SWIFT: SOGEUS33

Tranche A Commitment ($)	$33,600,000
Tranche B Commitment ($)	$2,500,000
Term Loan Facility Commitment:	$36,100,000

Name	Nordea Bank Abp, filial i Norge
Facility Office, address, fax number and attention details for notices

Essendrops gate 7, 0368 Oslo, Norway

Fax: None

Attention: International Shipping & Offshore, Henrik Trulsen and Anna Cecilie Ribe

Email:             henrik.trulsen@nordea.com and anna.cecilie.ribe@nordea.com
For loan administration:

Essendrops gate 7

N-0368 Oslo, Norway

Fax No: None

Attention: Structured Loan Services

Email: Sls.Norway@nordea.com

Tranche A Term Loan Facility Commitment ($)	$33,600,000
Tranche B Commitment ($)	$2,500,000
Term Loan Facility Commitment:	$36,100,000
Revolving Credit Facility Commitment ($) (as at the Effective Date)	$35,000,000
Total:	$71,100,000

Name	Oversea-Chinese Banking Corporation Limited
Facility Office, address, fax number and attention details for notices

65 Chulia Street, #10-00 OCBC Centre, Singapore 049513

Contact – Credit Matters:

Name: Angeline Teo / Clara Lim / Lam Wai Kay / Jereyn Lim

Address: 65 Chulia Street, #10-00 OCBC Centre, Singapore 049513

Telephone: (+65) 6530 8708 / 6530 7310 / 6530 4988 / 6530 6674

Telefax: (+65) 6536 9327

E-mail: AngelineTeo@ocbc.com / ClaraLim@ocbc.com / waikaylam@ocbc.com / jereynlim@ocbc.com

Contact – Operations/Administrations:

Name: Kathy Ho / Ong Chui Lan / Loh Lay Hoon

Address: 65 Chulia Street, #10-00 OCBC Centre, Singapore 049513

Telephone: (+65) 6530 1595 / 6530 4202 / 6722 2391

Telefax: (+65) 6536 6449 / 6536 9327

E-mail: HoMLKathy@ocbc.com / OngChuiLan@ocbc.com / LohLH@ocbc.com

Payment Instructions:

US$

Pay to (Name of Bank): JPMorgan Chase Bank, New York

Swift Code: CHASUS33

Account No: 0011746047

Account Name: Oversea-Chinese Banking Corporation Limited, Singapore

Swift Code: OCBCSGSG

Chips UID: 010275

Reference: Being payment for…… - Hafnia Pte. Ltd.

Tranche A Commitment ($)	$33,600,000
Tranche B Commitment ($)	$2,500,000
Term Loan Facility Commitment:	$36,100,000

Name	Standard Chartered Bank (Singapore) Limited
Facility Office, address, fax number and attention details for notices

Marina Bay Financial Centre (Tower 1), 8 Marina Boulevard, Level 26, Singapore 018981

Fax – +65 2868 3421

Attention: Amy Chow / Lynette Chee (xiulinglynette.chee@sc.com) / LOANS PROCESSING UNIT / Mick Prasatsak and Michelle Chong of International Corporates

PAYMENT INSTRUCTIONS: US$

SCB’S USD AGENT: STANDARD CHARTERED BANK, NEW YORK

SWIFT CODE: SCBLUS33XXX

BENEFICIARY BANK: STANDARD CHARTERED BANK, SINGAPORE

SCB SINGAPORE’S ACCOUNT NO: 3582 088503 001

SCB SINGAPORE’S SWIFT CODE: SCBLSGSG

ATTN: LOANS PROCESSING UNIT / VIVIEN LOW AND MICHELLE CHONG OF CORPORATE AND INSTITUTIONAL BANKING

Tranche A Commitment ($)	$33,600,000
Tranche B Commitment ($)	$2,500,000
Term Loan Facility Commitment:	$36,100,000
Revolving Credit Facility Commitment ($) (as at the Effective Date)	$35,000,000
Total:	$71,100,000

The Hedging Providers

Name	BNP Paribas
Facility Office, address, fax number and attention details for notices

Name:                   Mark H LIM / Simon S NG

Address:               10 Collyer Quay, #34-01, Ocean Financial Centre,

     Singapore 049315

Telephone:            +65 6210 3329 / +852 2909 8882

Telefax:                 +65 6210 3382

E-mail:                  mark.h.lim@asia.bnpparibas.com; simon.s.ng@asia.bnpparibas.com

Name	United Overseas Bank Limited
Facility Office, address, fax number and attention details for notices

Name: Chen Kaini / Esther Kwa / Marc Wang / Vincent Lee

Address: 1 Raffles Place, One Raffles Place, #23-61 Tower 2, Singapore 048616

Telephone: +65 6922 7338 / +65 6922 7371 / +65 6709 8832

Email: Chen.Kaini@UOBGroup.com/Esther.KwaPG@UOBGroup.com / Marc.WangH@UOBgroup.com / Vincent.LeeLH@UOBgroup.com

Name	Societe Generale
Facility Office, address, fax number and attention details for notices

Name: Head of Risk Department (RISQ/DIR)

Address: Tour Societe Generale, RISQ, 189 rue d’Aubervilliers, 75886 Paris Cedex 18, France

With copy to:

Address: 52, Place de l’Elipse, Paris La Defence 7, France

E-mail: samuel.henry@sgcib.com / martin.verdier@sgcib.com /sebastien.bruneau@sgcib.com

Fax: +852 2523 4871

Name	Nordea Bank Abp
Facility Office, address, fax number and attention details for notices

Contact – Credit Matters:

Name:          Henrik Trulsen / Anna K. Simensen

Address:      Essendrops gate 7

0368 Oslo

Norway

E-mail:         henrik.trulsen@nordea.com
anna.kverneland@nordea.com

Contact – Operations/Administrations:

Name:          Structured Loan Operations

Address:      Essendrops gate 7

0368 Oslo

Norway

E-mail:         SLS.Norway@nordea.com

Name	Oversea-Chinese Banking Corporation Limited
Facility Office, address, fax number and attention details for notices	Name: Ho Mee Yan Address: 65 Chulia Street, #16-00 OCBC Centre, Singapore 049513 Telephone: (+65) 6349 1888 Telefax: (+65) 6535 3768 E-mail: homy@ocbc.com

Name	Standard Chartered Bank (Singapore) Limited
Facility Office, address, fax number and attention details for notices

Attention: Winnie Wong / Alexandra Lombard

Address: 8 Marina Boulevard, Marina Bay Financial Centre Tower 1, Level 18, Singapore 018981 / 8 Marina Boulevard, Marina Bay Financial Centre Tower 1, Level 20, Singapore 018981

Telephone: +65 65578125/ +65 65578220

Telefax: -

E-mail: Winnie-WS.Wong@sc.com / Alexandra.Lombard@sc.com

The Agent

Name	Nordea Bank Abp, filial i Norge
Facility Office, address, fax number	Address:	Essendrops gate 7, NO-0368 Oslo, Norway
and attention details for notices
	Fax: Attention: Email:	None Loan Agency Team agency.soosid@nordea.com

The Security Agent

Name	Nordea Bank Abp, filial i Norge
Facility Office, address, fax	Address:	Essendrops gate 7, NO-0368 Oslo, Norway
number and attention
details for notices	Fax:	None
	Attention:	Agency Team
	Email:	agency.soosid@nordea.com

Schedule 2

Ship information

Ship 1

Hull No.:	“Hafnia Despina” (formerly “BW Despina” and Daehan hull number H5021)
Builder:	Daehan Shipbuilding Co., Ltd.
Builder’s registered office:	498, Joseonso-gil, Hwawon-myeon, Haenam-gun, Jeollanam-do, Korea
Owner:	BW Aldrich Pte. Ltd.
Delivery Date:	22 January 2019
Last Availability Date (Ship Commitment):	8 October 2019
Date and description of Building Contract:

Shipbuilding contract dated 22 June 2017 between BW LR2 Pte. Ltd. (as original owner) and the Builder as novated to the Owner pursuant to a novation agreement dated 7 December 2018 between BW LR2 Pte. Ltd. (as original owner), the Owner (as new owner) and the Builder

Contract Price:	$44,200,000
Ship Commitment:	$33,600,000
Ship Scrubber Commitment:	$2,500,000
Flag state:	Singapore
Size:	115,000 DWT
Vessel Type:	LR2
Estimated FMV (as of end of September 2018):	$49,000,000
Approved Classification Society:	Lloyd’s Register

Ship 2

Hull No.:	“BW Galatea” and Daehan hull number H5022 (to be renamed “Hafnia Galatea”)
Builder:	Daehan Shipbuilding Co., Ltd.
Builder’s registered office:	498, Joseonso-gil, Hwawon-myeon, Haenam-gun, Jeollanam-do, Korea
Owner:	BW Aldrich Pte. Ltd.
Delivery Date:	4 March 2019
Last Availability Date (Ship Commitment):	6 December 2019
Date and description of Building Contract:

Shipbuilding contract dated 22 June 2017 between BW LR2 Pte. Ltd. (as original owner) and the Builder as novated to the Owner pursuant to a novation agreement dated 7 December 2018 between BW LR2 Pte. Ltd. (as original owner), the Owner (as new owner) and the Builder

Contract Price:	$44,200,000
Ship Commitment:	$33,600,000
Ship Scrubber Commitment:	$2,500,000
Flag state:	Singapore
Size:	115,000 DWT
Vessel Type:	LR2
Estimated FMV (as of end of September 2018):	$49,000,000
Approved Classification Society:	Lloyd’s Register

Ship 3

Hull No.:	“BW Larissa” and Daehan hull number H5023 (to be renamed “Hafnia Larissa”)
Builder:	Daehan Shipbuilding Co., Ltd.
Builder’s registered office:	498, Joseonso-gil, Hwawon-myeon, Haenam-gun, Jeollanam-do, Korea
Owner:	BW Aldrich Pte. Ltd.
Delivery Date:	8 April 2019
Last Availability Date (Ship Commitment):	5 February 2020
Date and description of Building Contract:

Shipbuilding contract dated 22 June 2017 between BW LR2 Pte. Ltd. (as original owner) and the Builder as novated to the Owner pursuant to a novation agreement dated 7 December 2018 between BW LR2 Pte. Ltd. (as original owner), the Owner (as new owner) and the Builder

Contract Price:	$44,200,000
Ship Commitment:	$33,600,000
Ship Scrubber Commitment:	$2,500,000
Flag state:	Singapore
Size:	115,000 DWT
Vessel Type:	LR2
Estimated FMV (as of end of September 2018):	$49,000,000
Approved Classification Society:	Lloyd’s Register

Ship 4

Hull No.:	“BW Neso” and Daehan hull number H5024 (to be renamed “Hafnia Neso”)
Builder:	Daehan Shipbuilding Co., Ltd.
Builder’s registered office:	498, Joseonso-gil, Hwawon-myeon, Haenam-gun, Jeollanam-do, Korea
Owner:	BW Aldrich Pte. Ltd.
Delivery Date:	31 July 2019
Last Availability Date (Ship Commitment):	6 April 2020
Date and description of Building Contract:

Shipbuilding contract dated 22 June 2017 between BW LR2 Pte. Ltd. (as original owner) and the Builder as novated to the Owner pursuant to a novation agreement dated 7 December 2018 between BW LR2 Pte. Ltd. (as original owner), the Owner (as new owner) and the Builder

Contract Price:	$44,200,000
Ship Commitment:	$33,600,000
Ship Scrubber Commitment:	$2,500,000
Flag state:	Singapore
Size:	115,000 DWT
Vessel Type:	LR2
Estimated FMV (as of end of September 2018):	$49,000,000
Approved Classification Society:	Lloyd’s Register

Ship 5

Hull No.:	“BW Thalassa” and Daehan hull number H5025 (to be renamed “Hafnia Thalassa”)
Builder:	Daehan Shipbuilding Co., Ltd.
Builder’s registered office:	498, Joseonso-gil, Hwawon-myeon, Haenam-gun, Jeollanam-do, Korea
Owner:	BW Aldrich Pte. Ltd.
Delivery Date:	30 September 2019
Last Availability Date (Ship Commitment):	6 June 2020
Date and description of Building Contract:

Shipbuilding contract dated 22 June 2017 between BW LR2 Pte. Ltd. (as original owner) and the Builder as novated to the Owner pursuant to a novation agreement dated 7 December 2018 between BW LR2 Pte. Ltd. (as original owner), the Owner (as new owner) and the Builder

Contract Price:	$44,200,000
Ship Commitment:	$33,600,000
Ship Scrubber Commitment:	$2,500,000
Flag state:	Singapore
Size:	115,000 DWT
Vessel Type:	LR2
Estimated FMV (as of end of September 2018):	$49,000,000
Approved Classification Society:	Lloyd’s Register

Ship 6

Hull No.:	“BW Triton” and Daehan hull number H5026 (to be renamed “Hafnia Triton”)
Builder:	Daehan Shipbuilding Co., Ltd.
Builder’s registered office:	498, Joseonso-gil, Hwawon-myeon, Haenam-gun, Jeollanam-do, Korea
Owner:	BW Aldrich Pte. Ltd.
Delivery Date:	4 October 2019
Last Availability Date (Ship Commitment):	8 August 2020
Date and description of Building Contract:

Shipbuilding contract dated 22 June 2017 between BW LR2 Pte. Ltd. (as original owner) and the Builder as novated to the Owner pursuant to a novation agreement dated 7 December 2018 between BW LR2 Pte. Ltd. (as original owner), the Owner (as new owner) and the Builder

Contract Price:	$44,200,000
Ship Commitment:	$33,600,000
Ship Scrubber Commitment:	$2,500,000
Flag state:	Singapore
Size:	115,000 DWT
Vessel Type:	LR2
Estimated FMV (as of end of September 2018):	$49,000,000
Approved Classification Society:	Lloyd’s Register

Schedule 3

Conditions precedent

In this Schedule 3, “copy” or “certified copy” or “certified extract” means, in respect of a document and a person, a certificate of a director or the company secretary of the relevant person or external legal counsel or notary public dated as of a date reasonably near the first Utilisation Date certifying and attaching as a true, complete and up-to-date copy, such document.

Part 1

Conditions precedent to any Utilisation

1	Obligors’ corporate documents

(a)	A copy of the Constitutional Documents of each Obligor.

(b)	A copy of a resolution of the board of directors (as the case may be) of each Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (Relevant Documents) and resolving that it execute the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)	A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

(f)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Obligor.

(g)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

The following legal opinions, each addressed to the Agent and capable of being relied upon by the Original Lenders:

(a)	A legal opinion of Norton Rose Fulbright (Asia) LLP on matters of English law, in the agreed form as approved by the Agent.

(b)	A legal opinion of the legal advisers to the Agent in each jurisdiction in which an Obligor is incorporated in the agreed form as approved by the Agent.

3	Other documents and evidence

(a)	Evidence that any process agent referred to in clause 47.4 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Obligor, has accepted its appointment.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clauses 11.5 to 11.8 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)	If relevant, an assurance from the Borrower that any withholding tax will be paid or that an application to the relevant tax authorities has or will be sent.

4	Building Contract

A copy, certified by an authorised signatory to be a true and complete copy, of the Building Contract.

5	Group Structure

A copy of the group structure chart for the Group (or if the Merger has not occurred, a copy of the intended group structure following the Merger and an overview of the steps involved in the Merger).

6	“Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

7	Hedging Master Agreements

If the Borrower enters into any hedging arrangements with a Hedging Provider on or prior to a Utilisation Date, evidence that the Hedging Master Agreements have been executed by the Borrower and each applicable Hedging Provider.

Part 2

Conditions precedent for each Ship Commitment

1	Corporate documents

If there is a delay of more than one (1) month between the provision of the conditions in Part 1 of this Schedule 3 and the conditions in Part 2 of this Schedule 3:

(a)	a certificate of an authorised signatory of the Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended; and

(b)	a certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed on or before the Delivery of the relevant Ship (or the relevant first Utilisation Date) certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security

(a)	The undated Mortgage and the Deed of Covenant in respect of the relevant Ship duly executed by the Owner.

(b)	The undated Shipowner Guarantee in respect of the relevant Ship duly executed by the Owner.

(c)	Any undated Manager’s Undertaking in respect of the relevant Ship required on the relevant Utilisation Date pursuant to the Finance Documents duly executed by the relevant manager.

(d)	If applicable, any undated Insurance Undertaking in respect of the relevant Ship required on the relevant Utilisation Date pursuant to the Finance Documents duly executed by the relevant person.

(e)	Duly executed undated notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

3	Legal opinions

The following legal opinions, each addressed to the Agent and capable of being relied upon by the Original Lenders:

(a)	An agreed form legal opinion of Norton Rose Fulbright (Asia) LLP on matters of English law, substantially in the form approved by the Agent in relation to Security Documents.

(b)	An agreed form legal opinion of the legal advisers to the Agent in each jurisdiction in which a relevant Obligor is incorporated and/or which is or is to be the Flag State of the relevant Ship, substantially in the form approved by the Agent.

4	Insurance

In relation to the relevant Ship’s Insurances:

(a)	an agreed form opinion from insurance consultants appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have or will be been placed in accordance with clause 24 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

5	Value of security

Valuations for the relevant Ship obtained (not more than forty five (45) days before the relevant Utilisation Date) and prepared on a basis in accordance with clause 25 (Minimum security value).

6	Delivery under Building Contract

Agreed forms of the builder’s certificate and any bill of sale conveying title to the relevant Ship to the Owner and the protocol of delivery and acceptance and commercial invoice required under the relevant Building Contract.

7	Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clauses 11.5 to 11.8 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

8	Environmental matters

Evidence of the relevant Ship’s certificate of financial responsibility issued pursuant to the United States law.

9	Management Agreement

Where a manager of the relevant Ship has been approved in accordance with clause 22.6 (Manager), a copy, certified by an authorised signatory to be a true and complete copy, of the agreement between the Owner and the manager relating to the appointment of the manager.

10	Other conditions

A copy of any other document, authorisation, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly within a reasonable period of time) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part 3

Conditions precedent on Delivery

1	Delivery and registration of Ships

Evidence that the relevant Ship:

(a)	is or will be on the applicable Delivery Date legally and beneficially owned by the Owner and registered at least provisionally in the name of the Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is on the applicable Delivery Date classed with the relevant Classification of the relevant Approved Classification Society free of all requirements and recommendations which are not overdue, such evidence being the classification certificate for the relevant Ship issued by the relevant Approved Classification Society; and

(c)	is insured in the manner required by the Finance Documents.

2	Mortgage registration

Evidence that the Mortgage in respect of the relevant Ship is or will be registered on the applicable Delivery Date against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

3	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)	the safety management certificate in respect of the relevant Ship issued in accordance with the ISM Code (or evidence that such certificate is to be issued shortly after the relevant Delivery Date);

(c)	the international ship security certificate in respect of the relevant Ship issued under the ISPS Code (or evidence that such certificate is to be issued shortly after the relevant Delivery Date); and

(d)	if so requested by the Agent with the Agent providing reasonable prior written notice prior to the relevant Utilisation Date, any other certificates issued under any applicable code required to be observed by the relevant Ship or in relation to its operation under any applicable law.

4	Delivery under Building Contract and to the Owner

(a)	Evidence that the full Contract Price of the relevant Ship (as adjusted in accordance with its Building Contract) will have been paid by the relevant Delivery Date and that the Builder will not have any lien or other right to detain the ship on its Delivery.

(b)	The original or a copy, certified by an authorised signatory to be a true and complete copy, of the builder’s certificate and any bill of sale conveying title to the relevant Ship to the Owner and the protocol of delivery and acceptance and commercial invoice required under the relevant Building Contract.

5	Security

(a)	The dated Mortgage and the Deed of Covenant in respect of the relevant Ship duly executed by the Owner.

(b)	The dated Shipowner Guarantee in respect of the relevant Ship duly executed by the Owner.

(c)	Any dated Manager’s Undertaking in respect of the relevant Ship required on the relevant Utilisation Date pursuant to the Finance Documents duly executed by the relevant manager.

(d)	If applicable, any dated Insurance Undertaking in respect of the relevant Ship required on the relevant Utilisation Date pursuant to the Finance Documents duly executed by the relevant person.

(e)	Duly executed dated notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

Part 4

Conditions precedent for each Ship Scrubber Commitment

Scrubber Contract

1.	A copy, certified by an authorised signatory to be a true and complete copy of the relevant Scrubber Contract.

Scrubber installation

2.	Copies certified by an authorised signatory of the following documents:

(a)	the relevant protocol of acceptance signed by the Owner and the Scrubber Contractor upon the satisfactory testing of the Scrubber by the Scrubber Contractor following completion of the relevant installation works; and

(b)	the relevant scrubber certificates (as may be referred to in the relevant Scrubber Contract) issued by the Approved Classification Society following to the testing carried out by the Scrubber Contractor upon completion of the works of preparing, installing and testing the relevant open loop, hybrid ready, scrubber system and also in compliance with the Approved Flag State’s regulatory authorities requirements as more particularly described in the relevant Scrubber Contract and in the relevant attachments and appendices thereto, to confirm that the aforementioned Scrubber complies with the International Maritime Organisation Marpol Annex VI regulation.

Value of security

3.	Valuations for the relevant Ship obtained (not more than forty five (45) days before the relevant Utilisation Date) and prepared on a basis in accordance with clause 25 (Minimum security value).

Part 5

Conditions subsequent for each Ship Commitment

1	Company registrations

Within thirty (30) days of each Delivery Date, evidence that all necessary company registrations in any Relevant Jurisdiction have been effected.

2	Legal opinions

Within five (5) Business Days of each Delivery Date, issuance of the following further legal opinions:

(a)	A legal opinion of Norton Rose Fulbright (Asia) LLP addressed to the Agent on matters of English law, substantially in the form approved by the Agent in relation to Security Documents.

(b)	A legal opinion of the legal advisers to the Agent in each jurisdiction in which a relevant Obligor is incorporated and/or which is or is to be the Flag State of the relevant Mortgaged Ship(s), addressed to the Agent substantially in the form approved by the Agent.

3	Certificates

Within five (5) Business Days of each Delivery Date, copies of:

(a)	the safety management certificate in respect of the relevant Ship issued in accordance with the ISM Code;

(b)	the international ship security certificate in respect of the relevant Ship issued under the ISPS Code; and

(c)	any other certificates that were to be provided to the Agent pursuant to paragraph 3(d) of Part 3 of this Schedule 3 and which were issued shortly after the relevant Delivery Date.

4	Insurances

Within ten (10) Business Days of each Delivery Date, copies of:

(a)	the issued opinion from insurance consultants appointed by the Agent on such Insurances; and

(b)	the issued letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

Schedule 4

Utilisation Request

From:	Hafnia Pte. Ltd.

To:	Nordea Bank Abp, filial i Norge

Dated:  []

Dear Sirs

$286,600,000 Facility Agreement dated 10 January 2019, as amended and restated (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow [the Ship [1][2][3][4][5][6] Advance]/[a Ship [1][2][3][4][5][6] Scrubber Advance]/[a Revolving Credit Facility Loan] on the following terms:

Proposed Utilisation Date:	[] (or, if that is not a Business Day, the next Business Day)
Amount:	$[]

3	We confirm that each condition specified in clause 4.8 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this [Tranche A Advance][Tranche B Advance][Revolving Credit Facility Loan] is as specified in clause 3 (Purpose) and its proceeds should be credited to [].

5	We confirm that we will use the proceeds of this [Tranche A Advance][Tranche B Advance] [Revolving Credit Facility Loan] for our benefit and under our full responsibility and exclusively for the purposes specified in the Agreement.

6	The [first] Interest Period for the said [Tranche A Advance][Tranche B Advance][Revolving Credit Facility Loan] shall end on a Quarter Date, being [state Quarter Date], in accordance with clause 9.5 (Selection of Interest Periods).

7	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

Hafnia Pte. Ltd.

Schedule 5

Form of Transfer Certificate

To:	Nordea Bank Abp, filial i Norge as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$286,600,000 Facility Agreement dated 10 January 2019 as amended by a letter dated 28 September 2020 and as further amended and restated by an amendment and restatement agreement dated [] 2022 (the “Agreement”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	[In the case of transfer by novation: The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation in accordance with Clause 29.17 (Procedure for transfer) all or part of the Existing Lender’s Commitment specified in the Schedule and/or all or part of the Existing Lender’s Loan(s) specified in the Schedule, in each case together with related rights and obligations.]

[In the case of transfer by assignment: We refer to clauses 29.12 to 29.16 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.]

3	The proposed Transfer Date is [].

4	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 37.2 (Addresses) are set out in the Schedule.

5	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clauses 29.9 to 29.11 (Limitation of responsibility of Existing Lenders).

6	For the purposes of clause 12.26 (Lender Status Confirmation) of the Agreement, the New Lender confirms that it [is not a Qualifying Lender][is a Qualifying Lender (other than a Treaty Lender)][is a Treaty Lender].

7	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

9	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender’s interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender] [New Lender]

By:	By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 6

Form of Compliance Certificate

Form of Compliance Certificate – Part A

To:	Nordea Bank Abp, filial i Norge as Agent

From:	[Hafnia Limited] as Parent

Dated:	[]

Dear Sirs

$286,600,000 Facility Agreement dated 10 January 2019 as amended by a letter dated 28 September 2020 and as further amended and restated by an amendment and restatement agreement dated [] 2022 (the “Agreement”)

1	I/We refer to the Agreement. This is a Compliance Certificate as referred to in clause 19.7 (Provision and contents of Compliance Certificate) of the Agreement. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that, based on the calculations set out in the appendix attached to this certificate:

(a)	Adjusted Equity Ratio

On a consolidated basis the Adjusted Equity was []% (being not less than 25% of the sum of the Liabilities and Adjusted Equity on the last day of the most recently elapsed fiscal half year).

(b)	Minimum Adjusted Equity

On a consolidated basis the Adjusted Equity was $[] on the last day of the most recently-elapsed fiscal half year (being not less than $350,000,000).

(c)	Minimum Liquidity

On a consolidated basis, Minimum Liquidity was $[] on the last day of the most recently elapsed fiscal half year (being equal to or greater than [$40,000,000][$60,000,000]).

3	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

4	We attach the financial statements and accounts required to be provided pursuant to clause 19 (Information undertakings) of the Agreement.

Signed by:

……………………………………………………

[Authorised Signatory] [Chief Financial Officer]

[HAFNIA LIMITED]

Form of Compliance Certificate – Part B

To:	Nordea Bank Abp, filial i Norge as Agent

From:	[Hafnia Limited] as Parent

Dated:  []

Dear Sirs

$286,600,000 Facility Agreement dated 10 January 2019 as amended by a letter dated 28 September 2020 and as further amended and restated by an amendment and restatement agreement dated [] 2022 (the “Agreement”)

1	I/We refer to the Agreement. This is a Compliance Certificate as referred to in clause 25.2 (Valuation frequency) and clause 25.12 (Security shortfall) of the Agreement. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

3	Pursuant to clause 25.12 (Security shortfall) of the Agreement, we attach the calculations confirming that the Security Value is higher than the Minimum Value.

4	We attach valuations of each Mortgaged Ship as required to be provided pursuant to clause 25.2 (Valuation frequency) of the Agreement.

Signed by:

……………………………………………………

[Authorised Signatory] [Chief Financial Officer]

[HAFNIA LIMITED]

Schedule 7

Compounded Rate Terms

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Break Costs:	None specified.

Business Day Conventions (clauses 9.9 and 9.10(Non- Business Days)):	(a)	If any period is expressed to accrue by reference to a month or any number of months then, in respect of the last month of that period:

(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available excluding the days with the highest (and, if there is more than one highest spread, only one of those highest spreads) and lowest spreads (or, if there is more than one lowest spread, only one of those lowest spreads) to the Central Bank Rate.

For this purpose, “Central Bank Rate Spread” means in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) of:

(a) the RFR for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Credit Adjustment Spread:	(a) In relation to Tranche A and Tranche B, 0.23%. (b) In relation to the Revolving Credit Facility, 0.14%

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

(a)	the RFR for that RFR Banking Day; or

(b)	if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)	the Central Bank Rate for that RFR Banking Day; and

(ii)	the applicable Central Bank Rate Adjustment,

(c)	if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)	the most recent Central Bank Rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and

(ii)	the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a)	the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and

(b)	the applicable Credit Adjustment Spread.

Relevant Market:	The market for overnight cash borrowing in US dollars collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than:

(a)	a Saturday or Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Rate Contingency Period:	30 days.

Reporting Times

Deadline for Lenders to report market disruption in accordance with clause 10.2 (Market disruption)	Close of business in Oslo on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with clause 10.3 (Cost of funds)	Close of business on the date falling 2 Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of the Interest Period for the relevant Loan).

Schedule 8

Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

UCCDRi-1 means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day; “dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to five decimal places) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

Schedule 9

Cumulative Compounded RFR Rate

The “Cumulative Compounded RFR Rate” for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 8 (Daily Non-Cumulative Compounded RFR Rate) calculated as set out below:

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

Schedule 2

Effective Date Notice

To:	Hafnia Pte. Ltd.
From:	Nordea Bank Abp, filial I Norge (as Agent)
Dated:	[] 2022

Dear Sirs

Facility agreement dated 10 January 2019, as amended and restated by the amendment and restatement agreement dated [] 2022 (the Agreement)

1.	We refer to the Agreement, to which you and we are party. Words and expressions defined in the Agreement shall have the same meanings when used herein.

2.	We hereby confirm that the conditions precedent set out in clause 6 of the Agreement have been satisfied or waived.

3.	We hereby confirm that the Effective Date is the date of this Notice as shown above.

Yours faithfully

……………………………..…………………

For and on behalf of

Nordea Bank Abp, filial I Norge

(as agent for the Finance Parties)

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SIGNATURES

THE BORROWER

HAFNIA PTE. LTD.

By:	Petrus Wouter Van Echtelt Director

THE PARENT

HAFNIA LIMITED

By:	Petrus Wouter Van Echtelt

THE ARRANGERS

THE ARRANGERS

BNP PARIBAS

By:
	Fabien Billaud Vice President	Jessica KANG Head of Real Estate, South East Asia Investment Banking Asia-Pacific

UNITED OVERSEAS BANK LIMITED

By:
Kong Seh Sin Managing Director Corporate Banking Singapore

SG CORPORATE FINANCE (HONG KONG) LIMITED

By:

NORDEA BANK ABP, FILIAL I NORGE

By:	Zara Ann Loh Attorney-in-Fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	Lisa Fung Head Wholesale Corporate Marketing OCBC Bank

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STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:

THE FACILITY CO-ORDINATOR

NORDEA BANK ABP, FILIAL I NORGE

By:	Zara Ann Loh Attorney-in-Fact

THE AGENT

NORDEA BANK ABP, FILIAL I NORGE

By:	Zara Ann Loh Attorney-in-Fact

THE SECURITY AGENT

NORDEA BANK ABP, FILIAL I NORGE

By:	Zara Ann Loh Attorney-in-Fact

THE LENDERS

BNP PARIBAS

By:
	Fabien Billaud Vice President	Jessica KANG Head of Real Estate, South East Asia Investment Banking Asia-Pacific

UNITED OVERSEAS BANK LIMITED

By:
Kong Seh Sin Managing Director Corporate Banking Singapore

SG CORPORATE FINANCE (HONG KONG) LIMITED

By:

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NORDEA BANK ABP, FILIAL I NORGE

By:	Zara Ann Loh Attorney-in-Fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	Lisa Fung Head Wholesale Corporate Marketing OCBC Bank

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:

THE HEDGING PROVIDERS

BNP PARIBAS

By:
	Wan Man Yan Authorised Signatory	Yip Kei Yan Grace Authorised Signatory

UNITED OVERSEAS BANK LIMITED

By:
Kong Seh Sin Managing Director Corporate Banking Singapore

SOCIETE GENERALE

By:
Antoine Jacquemin Deputy Head of Corporate Sales
Western Europe

NORDEA BANK ABP

By:	Zara Ann Loh Attorney-in-Fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	Lisa Fung Head Wholesale Corporate Marketing OCBC Bank

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:

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